 As filed with the Securities and Exchange Commission on February 2, 1999

                                                          Registration 333-68559

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                            AMENDMENT NO. 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                           ONYX SOFTWARE CORPORATION
             (Exact name of registrant as specified in its charter)

      Washington                     7372                  91-1629814
   (State or other            (Primary Standard         (I.R.S. Employer
   jurisdiction of                Industrial         Identification Number)
   incorporation or          Classification Code
    organization)                  Number)
                            310 - 120th Avenue N.E.
                           Bellevue, Washington 98005
                                 (425) 451-8060
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                                 Brent R. Frei
          President, Chief Executive Officer and Chairman of the Board
                           ONYX Software Corporation
                            310 - 120th Avenue N.E.
                           Bellevue, Washington 98005
                                 (425) 451-8060
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:

           Gregory Gorder                        Mark A. Bertelsen
           Alan C. Smith                          Jose F. Macias
        Geoffrey R. Entress                        S. Dawn Smith
          Perkins Coie llp               Wilson Sonsini Goodrich & Rosati
   1201 Third Avenue, 40th Floor             Professional Corporation
   Seattle, Washington 98101-3099               650 Page Mill Road
           (206) 583-8888                Palo Alto, California 94304-1050
                                                  (650) 493-9300

                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                ---------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We + +cannot sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy + +these securities, in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED FEBRUARY 2, 1999

                                3,100,000 Shares


                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for the common stock. The initial public offering price is expected to be between $9.00 and $11.00 per share. The common stock has been approved for listing on the Nasdaq National Market under the symbol "ONXS," subject to official notice of issuance.

  We have granted the underwriters a 30-day option to purchase a maximum of 465,000 additional shares to cover over-allotments of shares.

    Investing in the common stock involves certain risks. See "Risk Factors"
                              starting on page 5.

                                                          Underwriting
                                                 Price to Discounts and Proceeds
                                                  Public   Commissions  to ONYX
                                                 -------- ------------- --------
Per Share.......................................    $          $           $
Total...........................................   $          $           $

  Delivery of the shares of common stock will be made on or about     , 1999,
against payment in immediately available funds.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                   SG Cowen

                                                             Piper Jaffray Inc.


                          Prospectus dated      , 1999

                             [ARTWORK APPEARS HERE]


  [THE COMPANY'S LOGO AND A GRAPHIC REPRESENTING THE ONYX ENTERPRISE RELATIONSHIP MANAGEMENT SOLUTION ACCOMPANIED BY THE FOLLOWING TEXT:

  "ONYX Software builds enterprise relationship management solutions for organizations competing in today's business environment. Specifically the ONYX solution:

  . Integrates functional departments of an enterprise around common relationships

  . Deploys rapidly throughout the entire enterprise

  . Yields lower total cost of ownership

  . Employs latest generation technologies including the Windows NT and Microsoft BackOffice platforms and Internet Technologies."]

  [PICTURES OF A SCREEN FROM ONYX CUSTOMER CENTER ACCOMPANIED BY THE FOLLOWING
TEXT:

  "Solutions for Progressive Organizations."

  "ONYX enables communication and collaboration across the organization through a consistent, easy-to-use interface that is accessible through the Internet, corporate intranets and extranets."]

  [GRAPHIC REPRESENTING THE IMPORTANCE OF BUSINESS INFORMATION ACCOMPANIED BY THE FOLLOWING TEXT:

  "GAIN PERSPECTIVE--AND UNDERSTANDING Having a single repository of marketing, sales and service information allows the ONYX solution to provide a real-time view of an organization's performance."]

  [GRAPHICS DEPICTING THE CUSTOMIZABILITY OF SOFTWARE VERSUS SPEED OF IMPLEMENTATION ACCOMPANIED BY THE FOLLOWING TEXT:

  "THE RIGHT TECHNOLOGY MIX Enterprise relationship management technologies can vary significantly. The ONYX enterprise relationship management solution provides out-of-the-box functionality that lowers acquisition, implementation, consulting and education costs, while allowing customers to tailor the application to their business methodologies using pre-configured templates."

  "WORKING SMARTER--FASTER We have designed the ONYX enterprise relationship management solution to be rapidly deployable throughout the enterprise, thereby helping to provide a higher return on investment. On average, customers have completed initial deployments of ONYX applications in eight to ten weeks."]

                                 ------------

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Prospectus Summary....................................................   3
Risk Factors..........................................................   5
Use of Proceeds.......................................................  13
Dividend Policy.......................................................  13
Capitalization........................................................  14
Dilution..............................................................  15
Selected Consolidated Financial Data..................................  16
Management's Discussion and Analysis of Financial Condition
 and Results of Operations............................................  17
Business..............................................................  30
Management............................................................  44
Certain Transactions..................................................  52
Principal Shareholders................................................  54
Description of Capital Stock..........................................  57
Shares Eligible for Future Sale.......................................  60
Underwriting..........................................................  62
Notice to Canadian Residents..........................................  63
Legal Matters.........................................................  64
Experts...............................................................  64
Additional Information................................................  65
Index to Consolidated Financial Statements............................ F-1

                                 ------------

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.








  Until          , 1999 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights information that we present more fully in the rest of this prospectus. The summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully. Except where we state otherwise, we present information in this prospectus assuming (1) the conversion of all outstanding shares of redeemable convertible preferred stock into an aggregate of 3,533,925 shares of common stock upon the closing of this offering and (2) no exercise of the underwriters' over-allotment option.

                           ONYX Software Corporation

  ONYX is a leading provider of enterprise relationship management software solutions. Enterprise relationship management software automates the key functions that enable enterprises to more effectively acquire, manage and retain customers, partners and other relationships. The ONYX solution is based on the Microsoft Windows NT and Microsoft BackOffice platforms. It features a common data model which creates a single repository of marketing, sales and service information that is accessible to multiple audiences via the Internet. We designed our solution from inception to be integrated, easy to use and widely accessible through a variety of interfaces, including the Internet and corporate intranets and extranets. The ONYX solution is rapidly deployable, scalable, flexible and reliable, resulting in a low total cost of ownership and rapid return on investment.

  We believe that in today's challenging and rapidly developing business environment there is a market opportunity for an enterprise relationship management system that employs recent technology developments, including Internet capabilities, to enable enterprises to more effectively acquire, manage and retain customers, partners and other relationships. This solution would provide a high return on investment by improving the effectiveness of sales, marketing and support activities while maintaining a low total cost of ownership.

  Our integrated product family allows enterprises to automate the customer lifecycle across the entire enterprise, instead of automating only individual departments. We target mid- to large-sized organizations and divisions of Fortune 500 companies, marketing and selling our software and services through a direct sales force, as well as through distributors. We have direct sales offices in the United States, the United Kingdom, Singapore and Australia and distributors in Latin America, Asia and Europe. We have licensed our products to over 350 customers in a variety of industries, including financial services, high technology, health care, manufacturing and telecommunications. Our customers include American Express Financial Advisors, Brooklyn Union Gas Company, Cincinnati Bell Telephone, Datastream Systems Inc., GIGA Information Group, NTL Internet and Sierra Health Services, Inc.

  Our principal executive offices are located at 310 - 120th Avenue N.E., Bellevue, Washington 98005 and our telephone number is (425) 451-8060. We were incorporated in Washington in 1994.

                                  The Offering

Common stock offered................  3,100,000 shares
Common stock to be outstanding after
 this offering......................  16,486,482 shares
Use of proceeds.....................  For repayment of short-term indebtedness, capital equipment purchases, working
                                       capital and other general corporate
                                       purposes
Proposed Nasdaq National Market
 symbol.............................  ONXS

  Common stock to be outstanding after this offering is based on shares outstanding on December 31, 1998. It excludes

  .   3,218,330 shares of common stock issuable upon exercise of options outstanding, of which 511,283 shares are exercisable, under our Amended and Restated 1994 Combined Incentive and Nonqualified Stock Option Plan at a weighted average exercise price of $1.68 per share,

  .   16,200 shares of common stock issuable upon exercise of options outstanding, of which none are exercisable, under our 1998 Stock Incentive Compensation Plan at an exercise price of $9.00 per share,

  .   1,646,246 shares available for issuance under our 1998 option plan, and

  .   500,000 shares available for issuance under our 1998 Employee Stock
     Purchase Plan.

                             Summary Financial Data
                     (In thousands, except per share data)

                            Period From         Year Ended        Nine Months Ended
                         February 23, 1994     December 31,         September 30,
                          (Inception) to   ---------------------  ------------------
                         December 31, 1994  1995   1996   1997      1997      1998
                         ----------------- ------ ------ -------  --------  --------
Consolidated Statement
 of Operations Data:
  Total revenues........       $166        $2,198 $9,645 $19,437  $ 12,277  $ 24,004
  Income (loss) from
   operations...........        (35)          801  2,065  (3,746)   (2,572)   (5,615)
  Net income (loss).....        (15)          523  1,394  (2,544)   (1,735)   (5,713)
  Pro forma basic and
   diluted net loss per
   share................                                 $ (0.23)           $  (0.49)
  Shares used in
   computation of pro
   forma net loss per
   share................                                  11,262              11,739

  The following table summarizes

  .   actual consolidated balance sheet data,

  .   pro forma consolidated balance sheet data, giving effect to conversion of all 3,433,925 outstanding shares of redeemable convertible preferred stock into 3,533,925 shares of common stock, and

  .   pro forma consolidated balance sheet data as adjusted to give effect to the sale by ONYX of 3,100,000 shares of common stock offered through this prospectus at an assumed initial public offering price of $10.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

  See "Use of Proceeds" and "Capitalization."

                                                       September 30, 1998
                                                  ------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma as Adjusted
                                                  -------  --------- -----------
Consolidated Balance Sheet Data:
  Cash and cash equivalents...................... $   177  $    177   $ 28,257
  Working capital................................   1,629     1,629     29,709
  Total assets...................................  17,252    17,252     45,332
  Redeemable convertible preferred stock.........  12,981       --         --
  Shareholders' equity (deficit).................  (6,419)    6,562     34,642

                                  RISK FACTORS


Our future operating results are uncertain and likely to fluctuate.

  Our operating results have varied widely in the past, and we expect that they will continue to fluctuate in the future. In addition, our operating results may not follow any past trends. It is particularly difficult to predict the timing or amount of our license revenues because

  . our sales cycles are lengthy and variable, typically ranging between two to six months from our initial contact with a potential customer to the signing of a license agreement, although occasionally sales require substantially more time;

  . the amount of unfulfilled orders for our products at the beginning of a quarter is small because our products are typically shipped shortly after orders are received; and

  . we recognize a substantial portion of our license revenues in the last month of a quarter, and often in the last weeks or days of a quarter.

  Nevertheless, we base our decisions regarding our operating expenses on anticipated revenue trends. Because many of our expenses are relatively fixed, a delay in recognizing revenue from a limited number of license transactions could cause our operating results to vary significantly from quarter to quarter and could result in operating losses. To the extent these expenses are not followed by increased revenues, our operating results will suffer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Seasonality affects our revenues.

  We continue to experience significant seasonality with respect to software license revenues. In recent years, we have recognized more license revenues in our fourth quarter than in each of the first three quarters of a fiscal year and have experienced lower license revenues in our first quarter than in the preceding fourth quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

Our results fluctuate from quarter to quarter.

  In the past, the software industry has experienced significant downturns, particularly when general economic conditions decline and spending on management information systems decreases. Our business, financial condition and operating results may fluctuate substantially from quarter to quarter as a consequence of general economic conditions in the software industry. In addition, the fiscal or quarterly budget cycles of our customers can cause our revenues to fluctuate from quarter to quarter. As a result of all of these factors, we believe that period-to-period comparisons of our operating results are not meaningful, and you should not rely on such comparisons to predict our future performance. Fluctuations in our operating results, particularly compared to the expectations of market analysts or investors, could cause volatility in the price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have a limited operating history.

  We commenced operations in February 1994 and commercially released version
1.0 of ONYX Customer Center in December 1994. Accordingly, we have a limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. Our limited operating history makes it difficult to forecast our future operating results. The new and evolving nature of the enterprise relationship management market increases these risks and uncertainties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


We have incurred losses.

  We incurred net losses in each quarter from ONYX's inception through the third quarter of 1994 and from the first quarter of 1997 to the third quarter of 1998. As of December 31, 1998, we had an accumulated deficit of $7.6 million. We expect to continue to devote substantial resources to our product development and sales and customer support. As a result, we will need to generate significant quarterly revenues to achieve and maintain profitability. Our business strategies may not be successful, and we may not be profitable in any future period. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our market is highly competitive.

  The market for enterprise relationship management software is intensely competitive, fragmented and rapidly changing. We face competition in the enterprise relationship management software market primarily from

  .  front-office software applications vendors;

  .  large enterprise software vendors; and

  . our potential customers' internal information technology departments, which may seek to develop proprietary enterprise relationship management systems.

  In addition, as we develop new products, particularly applications focused on particular industries, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that may enable them to rapidly increase their market share. See "Business--Competition."

We depend on the performance and continued adoption of the Windows NT/Microsoft BackOffice platforms.

  We have designed our products to operate exclusively on the Windows NT and Microsoft BackOffice platforms. As a result, we market our products exclusively to customers who have developed their enterprise computing systems around these platforms. Our future financial performance will depend on continued growth in the number of enterprises that successfully adopt the Windows NT and Microsoft BackOffice computing platforms. The market for enterprise operating systems is highly competitive. The Windows NT and Microsoft BackOffice computing platforms face increasing competition, particularly from open source platforms, such as Unix and Linux. We believe that the Linux platform in particular is currently growing at a faster annual percentage growth rate than the Windows NT and Microsoft Back Office Platforms. Acceptance of the Windows NT and Microsoft BackOffice platforms may not continue to increase in the future. The adoption of new operating systems and computing platforms, and the market for software applications that run on those platforms, has in the past been significantly affected by the timing of new product releases, competitive operating systems and enhancements to computing platforms. If the Windows NT/Microsoft BackOffice market fails to grow or grows more slowly than we currently expect, our business, financial condition and operating results could be materially adversely affected. Recently, Microsoft delayed the release of Windows 2000 (formerly known as Windows NT 5.0). Although we do not believe that this delay has materially adversely affected our business, financial condition or operating results, future delays in the release of new or enhanced products could have such an effect. Also, the performance of our products depends, to some extent, on the technical capabilities of the Windows NT and Microsoft BackOffice platforms. If the Windows NT and Microsoft BackOffice platforms do not meet the technical demands of our products, the performance or scalability of the ONYX solution could be limited and, as a result, our business, financial condition and operating results could be materially adversely affected. See "Business--Industry Background" and "--Products and Services."

The market for enterprise relationship management solutions is new and highly uncertain.

  The market for enterprise relationship management products is still emerging, and continued growth in demand for and acceptance of enterprise relationship management products remains uncertain. Even if the market for enterprise relationship management software grows, businesses may purchase our competitors' products or develop their own. We believe that many of our potential customers are not fully aware of the benefits of enterprise relationship management solutions and that these solutions may never achieve market acceptance. We have spent, and will continue to spend, considerable resources educating potential customers about our products and enterprise relationship management software solutions in general. However, even with these educational efforts, market acceptance of our products may not increase. If the market for our products does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results would be materially adversely affected. See "Business--Sales and Marketing."

We rely on sales of only one product family.

  ONYX Customer Center product license revenues accounted for approximately 55% of our total revenues, or 87% of total license revenues, during the first nine months of fiscal 1998. We expect product license revenues from the ONYX Customer Center product family to continue to account for a substantial majority of our future revenues. As a result, factors adversely affecting the pricing of or demand for the ONYX Customer Center product family, such as competition or technological change, could materially adversely affect our business, financial condition and operating results. Our future financial performance will substantially depend on successfully deploying current versions of the ONYX Customer Center product family and developing, introducing and establishing customer acceptance of new and enhanced versions of the ONYX Customer Center product family. See "Business--Products and Services."

We may be unable to expand our sales and support infrastructure.

  To date, we have sold our products primarily through our direct sales force and have supported our customers with our consulting and customer support staff. Our future revenue growth will depend in large part on recruiting and training additional direct sales, consulting and customer support personnel and expanding our indirect distribution channels. We have experienced and continue to experience difficulty in recruiting qualified sales and support personnel and in establishing third-party relationships. We may not be able to successfully expand our direct sales force or other distribution channels and any such expansion may not result in increased revenues. If we are unable to hire highly trained consulting and customer support personnel, we may be unable to meet customer demands. Our business, financial condition and operating results will be materially adversely affected if we fail to expand our direct sales force or other distribution channels or our technical and customer support staff. See "Business--Sales and Marketing."

We depend on certain key employees.

  Our future performance will also largely depend on the efforts and abilities of our key technical, customer support, sales and managerial personnel and on our ability to retain them. We have in the past experienced difficulty in hiring qualified technical, customer support, sales and managerial personnel. Our success will depend on our ability to attract and retain such personnel in the future. In addition, the loss of any of our executive officers could materially adversely affect our business, financial condition and operating results. See "Management."

Our market is subject to rapid technological change.

  The software market in which we compete is characterized by rapid technological change. Existing products become obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. For example, we may need to modify our products when third parties change software that we integrate into our products. As a result, the life cycles of our products are difficult to estimate. To be successful, we must continue to enhance our current product line and develop new products that successfully respond to such developments. We have delayed enhancements or new product release dates several times in the past and may not be able to introduce enhancements or new products successfully or in a timely manner in the future. Our business, financial condition and operating results would be materially adversely affected if we delay release of our products and product enhancements or if these products and product enhancements fail to achieve market acceptance when released. In addition, customers may defer or forego purchases of our products if we, our competitors or major hardware, systems or software vendors introduce or announce new products or product enhancements. Such events could materially adversely affect our business, financial condition and operating results. See "Business--Products and Services."

We face risks from expansion of our international operations.

  We intend to substantially expand our international operations and enter new international markets. This expansion will require significant management attention and financial resources to successfully translate and localize our software products to various languages and to develop direct and indirect international sales and support channels. We may not be able to maintain or increase international market demand for the ONYX Customer Center product family. We, or our distributors or resellers, may not be able to sustain or increase international revenues from licenses or from consulting and customer support. Our foreign subsidiaries operate primarily in local currencies, and their results are translated into U.S. dollars. We do not currently engage in currency hedging activities, but we may do so in the future. Increases in the value of the U.S. dollar relative to foreign currencies could materially adversely affect our operating results. See "Business--Sales and Marketing."

We rely heavily on key partners and systems integrators.

  We rely heavily on our relationships with a number of organizations that are important to worldwide sales and marketing of our products. If we fail to maintain our existing relationships, or to establish new relationships, or if our partners do not perform to our expectations, our business, financial condition and operating results could be materially adversely affected.

  We also rely on a number of systems consulting and integration firms to implement our software, provide customer support services and endorse our products during the competitive evaluation stage of the sales cycle. Although we seek to maintain relationships with these service providers, many of them have similar, and often more established, relationships with our competitors. These third parties, many of which have significantly greater resources than we have, may in the future market software products that compete with ours or reduce or discontinue their relationships with us or their support of our products. In addition, our business, financial condition and operating results could be materially adversely affected if

  . we are unable to develop and retain effective, long-term relationships with our systems integrators;

  . we are unable to adequately train a sufficient number of systems integrators;

  . our systems integrators do not have or do not devote the resources necessary to facilitate implementation of our products; or

  .  our systems integrators endorse a product or technology other than ours.

See "Business--Products and Services."

Our sales cycle is long.

  We believe that an enterprise's decision to purchase an enterprise relationship management system is discretionary, involves a significant commitment of its resources and is influenced by its budget cycles. To successfully sell our products, we generally must educate our potential customers regarding the use and benefit of our products, which can require significant time and resources. Consequently, the period between initial contact and the purchase of our products is often long and subject to delays associated with the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures. Our sales cycles are lengthy and variable, typically ranging between two to six months from our initial contact with a potential customer to the signing of a license agreement, although occasionally sales require substantially more time. Sales delays could cause our operating results to vary widely. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We depend on service revenues.

   Support and service revenues represented 24% of our total revenues for 1995, 30% for 1996, 32% for 1997 and 37% for the nine months ended September 30, 1998. We anticipate that service revenues will continue to represent a significant percentage of total revenues.

  . Because service revenues have lower gross margins than license revenues, a continued increase in the percentage of total revenues represented by service revenues or an unexpected decrease in license revenues could have a detrimental impact on overall gross margins and our operating results.

  . We subcontract certain consulting, customer support and training services to third-party service providers. Third-party contract revenues generally carry lower gross margins than our service business overall; as a result, our service revenues and related margins may vary from period to period, depending on the mix of these third-party contract revenues.

  . Service revenues depend in part on ongoing renewals of support contracts by our customers, some of which may not renew their support contracts.

  . In addition, consulting revenues as a percentage of total revenues could decline if customers select third-party service providers to install and service our products more frequently than they have in the past.

  If service revenues are lower than anticipated, our business, financial condition and operating results could be materially adversely affected. Our ability to increase service revenues will depend in large part on our ability to increase the scale of our services organization, including our ability to successfully recruit and train a sufficient number of qualified services personnel. We may not be able to do so. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We rely on software licensed to us by third parties.

  We incorporate into our products certain software that is licensed to us by third-party software developers, currently Sybase, Inc. and Greyware Automation Products, although we believe there are other sources for this licensed software. Because our products incorporate software developed and maintained by third parties, we depend on such third parties' abilities to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The third-party software currently offered in conjunction with our products may become obsolete or incompatible with future versions of our products. See "Business--Products and Services."

We may be unable to adequately protect our proprietary rights.

  Our success depends in part on our ability to protect our proprietary rights. To protect our proprietary rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into. We may not become aware of, or have adequate remedies in the event of, such breach.

We may be unable to adequately protect our trademarks.

  We pursue the registration of certain of our trademarks and service marks in the United States and in certain other countries, but we have not secured registration of all our marks. A significant portion of our marks include the word "Onyx." ONYX Computers Incorporated has filed a lawsuit against us alleging trademark infringement of the mark "ONYX" in Canada. We are negotiating to settle the litigation. However, our negotiations may not be successful. A negative outcome could materially adversely affect our financial condition and operating results. Other companies use "Onyx" in their marks alone or in combination with other words, and we cannot prevent all third-party uses of the word "Onyx." We license certain trademark rights to third parties. Such licensees may not abide by compliance and quality control guidelines with respect to such trademark rights and may take actions that would adversely affect our trademarks. See "Business-- Legal Proceedings."

Our products may suffer from defects or errors.

  Software products as complex as ours frequently contain errors or defects, especially when first introduced or when new versions are released. We have had to delay commercial release of certain versions of our products until software problems were corrected, and in some cases have provided product enhancements to correct errors in released products. Our new products or releases may not be free from errors after commercial shipments have begun. Any errors that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation or increased service and warranty costs, all of which could materially adversely affect our business, financial condition and operating results.

The integration of EnCyc and any future acquisitions may be difficult and disruptive.

  In September 1998, we acquired EnCyc, Inc, a privately held marketing encyclopedia software company. We are currently in the process of integrating the EnCyc business with our business. This integration is subject to risks commonly encountered in making acquisitions, including, among others, risk of loss of key personnel, difficulties associated with assimilating technologies, products, personnel and operations, potential disruption of our ongoing business, and the ability of our sales force, consultants and development staff to adapt to the new product line. We may not successfully overcome these risks or any other problems encountered in connection with the acquisition of EnCyc. As part of our business strategy, we expect to consider acquiring other companies. We may not be able to successfully integrate any technologies, products, personnel or operations of companies that we may acquire in the future. If we fail to do so, our business, financial condition and operating results could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Certain existing shareholders own a large percentage of our voting stock.

  Following the closing of this offering, our officers, directors and affiliated entities together will beneficially own approximately 62% of the outstanding shares of our common stock (61% if the underwriters' over-allotment option is exercised in full). As a result, these shareholders will be able to control all matters requiring shareholder approval and, thereby, our management and affairs. Matters that typically require shareholder approval include:

  .  election of directors;

  .  merger or consolidation; and

  .  sale of all or substantially all our assets.

  This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock. See "Principal Shareholders."

Our articles of incorporation and bylaws and Washington law contain provisions that could discourage a takeover.

  Certain provisions of our articles of incorporation and our bylaws and Washington law could make it more difficult for a third party to obtain control of ONYX. See "Description of Capital Stock."

Future sales of our common stock may depress our stock price.

  After this offering, we will have outstanding 16,486,482 shares of common stock. Sales of a substantial number of shares of common stock in the public market following this offering could materially adversely affect the market price of our common stock. All the shares sold in this offering will be freely tradable. The remaining shares of common stock outstanding after this offering will be available for sale in the public market as follows:

                                                                    Number
     Date of Availability for Sale                                of Shares
     -----------------------------                                ---------
           , 1999 (90 days after the date of this prospectus)         53,690
           , 1999 (180 days after the date of this prospectus)    13,090,564
     At various times thereafter upon the expiration of one-year
     holding periods                                                 242,228
                                                                  ----------
                                                                  13,386,482
                                                                  ==========

See "Shares Eligible for Future Sale" and "Underwriting."

We face Year 2000 risks.

  Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries, including technology, transportation, utilities, finance and telecommunications, will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Year 2000 compliance efforts may involve significant time and expense, and uncorrected problems could materially adversely affect our business, financial condition and operating results. Although we believe the current versions of our software products are Year 2000 compliant, we may face claims based on Year 2000 issues arising from the integration of multiple products within an overall system. We may also experience reduced sales of our products as potential customers reduce their budgets for enterprise relationship management software due to increased expenditures on their own Year 2000 compliance efforts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

We face risks related to the European monetary conversion.

  We are aware of the issues associated with the forthcoming changes in Europe aimed at forming a European economic and monetary union. One of the changes resulting from this union required member countries to irrevocably fix their respective currencies to a new currency, the Euro, on January 1, 1999, at which date the Euro became a functional legal currency of these countries. During the next three years, business in member countries will be conducted in both the existing national currency, such as the French Franc or the Deutsche Mark, and the Euro. As a result, companies operating in or conducting business in member countries will need to ensure that their financial and other software systems are capable of processing transactions and properly handling these currencies, including the Euro.

  We are still assessing the impact the conversion to the Euro will have on both our internal systems and the products we sell. We will take appropriate corrective actions based on the results of such assessment. We have not yet determined the cost related to addressing this issue. This issue and its related costs could materially adversely affect our business, financial condition and operating results.

Changes in accounting standards could affect the calculation of our future operating results.

  We recognize revenues from software license agreements upon delivery of our software products if

  .  persuasive evidence of an arrangement exists;

  .  collection is probable;

  .  the fee is fixed or determinable; and

  . vendor-specific objective evidence exists to allocate the total fee to all elements of the arrangement.

  We recognize customer support (maintenance) revenues ratably over the contract term--typically one year--and recognize revenues for consulting and training services as such services are performed.

  Statement of Position 97-2, "Software Revenue Recognition," was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4. We adopted Statement of Position 97-2 effective January 1, 1998. Based on our interpretation of Statement of Position 97-2 and Statement of Position 98-4, we believe our current revenue recognition policies and practices are consistent with Statement of Position 97-2 and Statement of Position 98-4. The American Institute of Certified Public Accountants has also issued Statement of Position 98-9 which is effective for us for transactions entered into beginning January 1, 2000. However, full implementation guidelines for this standard have not yet been issued. Once available, such implementation guidelines could lead to unanticipated changes in our current revenue accounting practices, which changes could materially adversely affect our business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Additionally, the accounting standard setters, including the Securities and Exchange Commission and the Financial Accounting Standards Board are reviewing the accounting standards related to business combinations and stock-based compensation. Any changes to either of these standards or any other accounting standards could materially adversely affect our business, financial condition and operating results.

You should not unduly rely on forward-looking statements.

  This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believes," "expects," "future" and "intends," and similar expressions, to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

  We expect to receive approximately $28.1 million in net proceeds from the sale of the 3,100,000 shares of common stock in this offering, assuming an initial public offering price of $10.00 per share (approximately $32.4 million if the underwriters' over-allotment option is exercised in full).

  We intend to use the net proceeds of this offering primarily for additional working capital, repayment of short-term indebtedness, capital equipment purchases and other general corporate purposes, including increased domestic and international sales and marketing expenditures, increased research and development expenditures, and capital expenditures made in the ordinary course of our business. Specifically, we plan to use a portion of the net proceeds to repay the outstanding balance on our working capital revolving line of credit with Silicon Valley Bank. As of December 31, 1998, we had borrowed $3.9 million under this facility. The working capital revolving line of credit bears interest at Silicon Valley Bank's prime rate, which was 7.75% as of December 31, 1998. In addition, we plan to use approximately $2.3 million of the net proceeds for capital equipment purchases associated with our planned relocation of our principal administrative, sales, marketing, support and research and development facilities in July 1999. We plan to use the remainder of the net proceeds for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific oral or written plans, agreements or commitments to do so, and are not currently negotiating any such acquisition or joint venture. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the progress of our product development efforts. As a result, we will retain broad discretion in allocating the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our current credit facility prohibit us from paying dividends without our lender's consent.

                                 CAPITALIZATION

  The following table sets forth (1) our actual capitalization as of September 30, 1998, (2) pro forma capitalization after giving effect to the conversion of all 3,433,925 outstanding shares of redeemable convertible preferred stock into 3,533,925 shares of common stock, and (3) the pro forma capitalization as adjusted to give effect to the sale of 3,100,000 shares of common stock at an assumed initial public offering price of $10.00 per share (less estimated underwriting discounts and commissions and estimated expenses we expect to pay in connection with this offering). You should read this table in conjunction with our Consolidated Financial Statements and the Notes thereto included elsewhere in this prospectus.

                                       September 30, 1998
                         -----------------------------------------------------
                                                                Pro Forma
                            Actual           Pro Forma         as Adjusted
                         ---------------  ----------------  ------------------
                         (In thousands, except share and per share data)
Long-term obligations,
 net of current
 portion................ $           692   $           692    $           692
Redeemable convertible
 preferred stock, $0.01
 par value per share;
 10,000,000 shares
 authorized: 3,433,925
 shares issued and
 outstanding, actual; no
 shares issued and
 outstanding, pro forma
 and pro forma as
 adjusted...............          12,981               --                 --
Shareholders' equity
 (deficit):
  Preferred stock, $0.01
   par value per share;
   10,000,000 shares
   authorized; none pro
   forma or pro forma as
   adjusted.............             --                --                 --
  Common stock, $0.01
   par value per share;
   40,000,000 shares
   authorized; 9,823,709
   shares issued and
   outstanding, actual;
   13,357,634 shares
   issued and
   outstanding, pro
   forma; 16,457,634
   shares issued and
   outstanding, pro
   forma as
   adjusted(1)..........           2,205            15,186             43,266
  Notes receivable from
   officers for common
   stock................            (212)             (212)              (212)
  Deferred stock-based
   compensation.........          (2,072)           (2,072)            (2,072)
  Accumulated other
   comprehensive
   income...............              15                15                 15
  Accumulated deficit...          (6,355)           (6,355)            (6,355)
                         ---------------   ---------------    ---------------
    Total shareholders'
     equity (deficit)...          (6,419)            6,562             34,642
                         ---------------   ---------------    ---------------
    Total
     capitalization..... $         7,254   $         7,254    $        35,334
                         ===============   ===============    ===============

--------
(1) Excludes (1) 3,352,127 shares of common stock issuable upon exercise of options outstanding (of which 380,683 shares are exercisable) under our 1994 option plan at a weighted average exercise price of $1.52 per share,
     (2) 1,557,497 shares available for future issuance under our 1994 option plan and our 1998 option plan adopted in October 1998, and (3) 500,000 shares available for issuance under our employee stock purchase plan, which was approved by our board of directors and by our shareholders in December 1998.

                                    DILUTION

  If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

  The pro forma net tangible book value of ONYX at September 30, 1998, after giving effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock into 3,533,925 shares of common stock upon the closing of this offering was $2,974,000, or $0.22 per share of common stock. After giving effect to the sale of the 3,100,000 shares of common stock at an assumed initial public offering price of $10.00 per share (less estimated underwriting discounts and commissions and estimated expenses we expect to pay in connection with this offering), the pro forma as adjusted net tangible book value of ONYX at September 30, 1998 would be $31,054,000, or $1.89 per share. This represents an immediate increase in the as adjusted pro forma net tangible book value of $1.67 per share to existing shareholders and an immediate dilution of $8.11 per share to new investors, or approximately 81.1% of the assumed offering price of $10.00 per share.

  The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $10.00
   Pro forma net tangible book value per share at September 30,
    1998......................................................... $0.22
   Increase per share attributable to new investors..............  1.67
                                                                  -----
   Pro forma as adjusted net tangible book value per share after
    this offering................................................         1.89
                                                                        ------
   Dilution per share to new investors...........................       $ 8.11
                                                                        ======

  The following table shows on a pro forma as adjusted basis at September 30, 1998, after giving effect to the automatic conversion of all outstanding shares of preferred stock into an aggregate of 3,533,925 shares of common stock upon the closing of this offering, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing shareholders and by new investors purchasing common stock in this offering:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
   Existing shareholders....... 13,357,634   81.2% $12,507,000   28.7%  $ 0.94
   New investors...............  3,100,000   18.8   31,000,000   71.3    10.00
                                ----------  -----  -----------  -----
     Total..................... 16,457,634  100.0% $43,507,000  100.0%
                                ==========  =====  ===========  =====

  The above computations do not reflect the issuance of 28,848 shares of common stock upon exercise of stock options between September 30, 1998 and December 31, 1998. At December 31, 1998, we had outstanding options to purchase shares of common stock as follows:

                                                                        Weighted
                                                                        Average
                                                              Number of Exercise
                                                               Options   Price
                                                              --------- --------
       1994 option plan...................................... 3,218,330  $1.68
       1998 option plan......................................    16,200  $9.00
                                                              ---------
       Total................................................. 3,234,530  $1.72
                                                              =========

Additionally, there were 1,646,246 options available for future grant under our 1998 option plan and 500,000 shares available for issuance under our 1998 Employee Stock Purchase Plan. To the extent the option holders exercise these outstanding options, or any options we grant in the future, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data and other operating information are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, except that the statement of operations data for the nine months ended September 30, 1997 is unaudited. When you read this selected consolidated financial data, it is important that you also read the historical consolidated financial statements and related notes included in this prospectus, as well as the section of this prospectus related to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

                            Period From         Year Ended         Nine Months Ended
                          February 23,1994     December 31,          September 30,
                           (Inception) to  ---------------------  -------------------
                          December 31,1994  1995   1996   1997       1997      1998
                          ---------------- ------ ------ -------  ----------- -------
                                                                  (unaudited)
                                    (In thousands, except per share data)
Consolidated Statement
of Operations Data:
 Revenues:
 License................       $ 115       $1,665 $6,797 $13,191   $  8,408   $15,153
 Service................          51          533  2,848   6,246      3,869     8,851
                               -----       ------ ------ -------   --------   -------
  Total revenues........         166        2,198  9,645  19,437     12,277    24,004
 Cost of revenues:
 License................           2           10     52     250         90       607
 Service................          52          300  2,062   5,022      3,060     5,925
                               -----       ------ ------ -------   --------   -------
  Total cost of
   revenues.............          54          310  2,114   5,272      3,150     6,532
                               -----       ------ ------ -------   --------   -------
 Gross margin...........         112        1,888  7,531  14,165      9,127    17,472
 Operating expenses:
 Sales and marketing....          35          583  3,187  11,026      7,278    13,693
 Research and
  development...........          86          255  1,170   4,729      2,931     6,731
 General and
  administrative........          26          249  1,109   2,156      1,490     2,663
                               -----       ------ ------ -------   --------   -------
  Total operating
   expenses.............         147        1,087  5,466  17,911     11,699    23,087
                               -----       ------ ------ -------   --------   -------
 Income (loss) from
  operations............         (35)         801  2,065  (3,746)    (2,572)   (5,615)
 Interest income, net...           2           10    118     314        231        95
                               -----       ------ ------ -------   --------   -------
 Income (loss) before
  income taxes..........         (33)         811  2,183  (3,432)    (2,341)   (5,520)
 Income tax provision
  (benefit).............         (18)         288    789    (888)      (606)      193
                               -----       ------ ------ -------   --------   -------
 Net income (loss)......       $ (15)      $  523 $1,394 $(2,544)  $ (1,735)  $(5,713)
                               =====       ====== ====== =======   ========   =======
 Pro forma basic and
  diluted net loss per
  share(1)..............                                 $ (0.23)             $ (0.49)
 Shares used in
  computation of pro
  forma basic and
  diluted loss per
  share(1)..............                                  11,262               11,739

                                December 31,          September 30, 1998
                         --------------------------  ---------------------
                         1994  1995   1996   1997    Actual   Pro Forma(2)
                         ---- ------ ------ -------  -------  ------------
                                         (In thousands)
Consolidated Balance
 Sheet Data:
 Cash and cash
  equivalents........... $ 90 $  377 $1,356 $ 3,512  $   177  $       177
 Working capital........  136    391  4,288   9,307    1,629        1,629
 Total assets...........  221  1,200  8,004  15,952   17,252       17,252
 Long-term obligations,
  net of current
  portion...............  --     --     356     155      692          692
 Redeemable convertible
  preferred stock.......  --     --   3,202  12,070   12,981          --
 Shareholders' equity
  (deficit).............  185    708  1,878  (1,552)  (6,419)       6,562

--------
(1) See Notes 1 and 8 of Notes to Consolidated Financial Statements for an explanation of the method used to calculate pro forma basic and diluted income (loss) per share.
(2) Adjusted to reflect the conversion of 3,433,925 outstanding shares of redeemable convertible preferred stock into 3,533,925 shares of common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This section of this prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. We use words such as "anticipate," "believes," "expects," "future" and "intends," and similar expressions, to identify forward-looking statements. You should not unduly rely on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. For a description of these risks, see "Risk Factors."

Overview of ONYX's Financial Performance

 ONYX's History of Operations

  ONYX is a leading provider of enterprise relationship management software solutions. Enterprise relationship management software solutions automate the key functions that enable enterprises to more effectively acquire, manage and retain customers, partners and other relationships. ONYX was founded in February 1994. We commercially released version 1.0 of our flagship product, ONYX Customer Center, in December 1994. In our first year of operation, we focused primarily on research and development activities. From early 1995 through mid-1996, we began to recruit personnel, purchase operating assets, market our products, build a direct sales force and expand our service business. Our revenues totaled $2.2 million in 1995 and $9.6 million in 1996. Of these total revenues, ONYX Customer Center product license revenues represented 76% in 1995 and 65% in 1996. We generated net income of $523,000 in 1995 and $1.4 million in 1996.

  In mid-1996, we substantially expanded our operations to capitalize on our opportunity within the rapidly emerging enterprise relationship management market. We decided, at the potential expense of profitability, to accelerate our investments in research and development, marketing, domestic and international sales channels, professional services and our general and administrative infrastructure. Since June 30, 1996, we have

  . added more than 200 employees;

  . opened 13 domestic field sales offices;

  . entered the European and Pacific markets by opening direct sales offices in the United Kingdom, Australia and Singapore;

  . released localized versions of ONYX Customer Center in German and Spanish;

  . established distributor relationships with 11 international resellers;

  . released three major upgrades to our flagship product;

  . released four Internet-based products; and

  . acquired a leading marketing encyclopedia software developer, EnCyc, Inc.

  We believe these investments have been critical to our growth. Our revenues were $19.4 million in 1997, representing an increase of 102% from 1996. ONYX Customer Center product license revenues accounted for approximately 61% of our total revenues in 1997. During the first nine months of fiscal 1998, our revenues were $24.0 million, representing an increase of 96% compared to the same period of 1997. ONYX Customer Center product license revenues represented 55% of our total revenues during the first nine months of fiscal 1998, compared to 61% of total revenues in the same period of 1997. Nevertheless, these investments have also significantly increased our operating expenses, contributing to the net losses that we incurred in each fiscal quarter since the first quarter of 1997. As of December 31, 1998, we had an accumulated deficit of $7.6 million. We anticipate that our operating expenses will increase substantially in dollar amount for the foreseeable future as we expand our product development, sales and marketing and professional services staff. However, due to the significant investments made to date and management's focus on returning to profitability, we expect the rate at which our expenses grow to decline relative to our revenue growth. As a result, we expect to be operating cash flow positive within the next two years.

 ONYX's Source of Revenues and Revenue Recognition Policy

  We generate revenues from sales of software licenses and services. We receive software license revenues from licensing our products directly to end-users and indirectly through resellers. To a lesser extent, we receive software license revenues from third-party products that we distribute. We receive service revenues from sales of post-contract support, consulting and training services that we perform for customers that license our products either directly from us or indirectly through resellers.

  We recognize revenues from software license agreements upon delivery of our software products if

  .  there is persuasive evidence of an arrangement;

  .  collection is probable;

  .  the fee is fixed or determinable; and

  . there is sufficient vendor-specific objective evidence to support allocating the total fee to all elements of multiple-element arrangements.

  Multiple-element arrangements could consist of software products, upgrades, enhancements, customer support services or consulting services. If an acceptance period is required, we recognize revenues upon the earlier of customer acceptance or the expiration of the acceptance period. We enter into reseller arrangements that typically provide for sublicense fees payable to us based on a percentage of our list price. We recognize sublicense fees as they are reported by the reseller when it relicenses our products to end-users.

  We recognize revenues from customer support services ratably over the term of the contract, typically one year. We derive consulting revenues primarily from implementation services performed on a time-and-materials basis under separate service arrangements related to the installation of our software products. We recognize revenues from consulting and training services as these services are performed. If a transaction includes both license and service elements, we recognize license fee revenue on shipment of the software, provided services do not include significant customization or modification of the base product, and the payment terms for licenses are not subject to acceptance criteria. In cases where license fee payments are contingent on the acceptance of services, we defer recognition of revenues from both the license and the service elements until the acceptance criteria are met.

  We believe that our current revenue recognition policies and practices are materially consistent with the revenue recognition rules released by the American Institute of Certified Public Accountants in October 1997 and in early 1998. However, full implementation guidelines for these rules have not yet been issued.

 ONYX's Recent Acquisition of EnCyc

  In September 1998, we acquired EnCyc, a marketing encyclopedia software developer founded in August 1995. In exchange for all of EnCyc's outstanding shares, we issued 233,333 shares of our common stock, paid $500,000 to EnCyc shareholders and liquidated $250,000 of EnCyc's existing long-term debt. In addition, we issued options to EnCyc employees to purchase up to 75,000 shares of our common stock at an exercise price of $5.00 per share. For accounting purposes, these options have been treated as part of the purchase price, resulting in a total purchase price of $2.4 million, including direct costs of the acquisition. In determining the purchase price, we estimated the fair value of our common stock and stock options issued in the transaction. We accounted for the acquisition under the purchase method of accounting. We have included EnCyc's results of operations and the fair value of the assets acquired and liabilities assumed in our Consolidated Financial Statements beginning on the acquisition date. We recorded capitalized technology and other intangible assets of $2.3 million, which will be amortized on a straight-line basis over the five-year period following the acquisition. This period represents the expected life of the intangible assets that we acquired. Other net assets acquired aggregated $103,000 and consisted primarily of accounts receivable.

ONYX's Results of Operations

  We believe that period-to-period comparisons of our operating results are not meaningful. You should not rely on them to predict our future performance. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by early stage companies, particularly companies in new and rapidly evolving markets. However, we may not be able to successfully address such risks and difficulties. In addition, although we have experienced significant revenue growth recently, such revenue growth may not continue, and we may not achieve or maintain profitability in the future. Our future operating results will depend on many factors, including

  .  demand for our products and services;

  .  product and price competition;

  .  variability in the mix of our license and service revenues;

  .  variability in the mix of our direct versus indirect license revenues;

  . variability in the mix of services that we perform versus those performed by third-party service providers;

  . success in expanding our direct sales force, indirect distribution channels and consulting organization;

  . our ability to develop and market new and enhanced products on a timely basis;

  . timing of our new product introductions and product enhancements or those of our competitors;

  . continued purchases by our existing customers, including additional license and maintenance revenues;

  .  international sales and strategic acquisitions; and

  .  the loss of any key employees and timing of our new hires.

  The following table presents certain financial data as a percentage of total revenues:

                                      Year Ended         Nine Months Ended
                                     December 31,          September 30,
                                   -------------------   -------------------
                                   1995   1996   1997      1997       1998
                                   -----  -----  -----   --------   --------
Consolidated Statement of Opera-
 tions Data:
 Revenues:
  License.........................  75.8%  70.5%  67.9%      68.5%      63.1%
  Service.........................  24.2   29.5   32.1       31.5       36.9
                                   -----  -----  -----   --------   --------
   Total revenues................. 100.0  100.0  100.0      100.0      100.0
                                   -----  -----  -----   --------   --------
 Cost of revenues:
  License.........................   0.5    0.5    1.3        0.7        2.5
  Service.........................  13.6   21.4   25.8       24.9       24.7
                                   -----  -----  -----   --------   --------
   Total cost of revenues.........  14.1   21.9   27.1       25.6       27.2
                                   -----  -----  -----   --------   --------
 Gross margin.....................  85.9   78.1   72.9       74.4       72.8
 Operating expenses:
  Sales and marketing.............  26.5   33.0   56.7       59.3       57.0
  Research and development........  11.6   12.1   24.3       23.9       28.1
  General and administrative......  11.4   11.5   11.2       12.1       11.1
                                   -----  -----  -----   --------   --------
   Total operating expenses.......  49.5   56.6   92.2       95.3       96.2
                                   -----  -----  -----   --------   --------
 Income (loss) from operations....  36.4   21.5  (19.3)     (20.9)     (23.4)
 Interest income, net.............   0.5    1.2    1.6        1.9        0.4
                                   -----  -----  -----   --------   --------
 Income (loss) before income
  taxes...........................  36.9   22.7  (17.7)     (19.0)     (23.0)
 Income tax provision (benefit)...  13.1    8.2   (4.6)      (4.9)       0.8
                                   -----  -----  -----   --------   --------
 Net income (loss)................  23.8%  14.5% (13.1)%    (14.1)%    (23.8)%
                                   =====  =====  =====   ========   ========

Nine Months Ended September 30, 1997 and 1998

Revenues

  Total revenues, which consist of software license and service revenues, increased 96%, from $12.3 million for the nine months ended September 30, 1997 to $24.0 million for the nine months ended September 30, 1998. No single customer accounted for more than 10% of our revenues for the nine months ended September 30, 1997 or 1998.

  Our license revenues increased 80%, from $8.4 million for the nine months ended September 30, 1997 to $15.2 million for the nine months ended September 30, 1998. Of the increase, $3.9 million was due to increased sales to new customers and $2.9 million was due to increased follow-on sales to existing customers.

  Our service revenues increased 129%, from $3.9 million for the nine months ended September 30, 1997 to $8.9 million for the nine months ended September 30, 1998. Of the increase, $2.7 million was due to increases in consulting and training services and $2.3 million was due to increases in maintenance and support revenues as our installed base continued to grow. Service revenues represented 32% of our total revenues for the nine months ended September 30, 1997 and 37% for the nine months ended September 30, 1998. We expect the proportion of service revenues to total revenues to fluctuate in the future, depending in part on our customers' direct use of third-party consulting and implementation service providers and the ongoing renewals of customer support contracts.

  Revenues outside of North America totaled $699,000 for the nine months ended September 30, 1997 and $4.2 million for the nine months ended September 30, 1998. Revenues from indirect sales channels totaled $73,000 for the nine months ended September 30, 1997 and $1.2 million for the nine months ended
September 30, 1998. The increase in both our international and indirect revenues resulted primarily from the increased volume of business generated by our international resellers, the majority of which were added in mid-1997.

  We do not believe that we can sustain the historical percentage growth rates of license and service revenues as our revenue base increases.

Cost of Revenues

 Cost of license revenues

  Cost of license revenues consists of license fees for third-party software, product media, product duplication and manuals. Cost of license revenues increased 574%, from $90,000 for the nine months ended September 30, 1997 to $607,000 for the nine months ended September 30, 1998. Cost of license revenues as a percentage of related license revenues was 1% for the nine months ended September 30, 1997 and 4% for the nine months ended September 30, 1998. The increase in dollar amount in cost of license revenues resulted primarily from an increase in third-party products we resold. The increase in cost of license revenues as a percentage of related license revenues resulted primarily from the increase in third-party products we sold, which contribute significantly lower margins.

 Cost of service revenues

  Cost of service revenues consists of personnel and third-party service provider costs related to consulting services, customer support and training. Cost of service revenues increased 94%, from $3.1 million for the nine months ended September 30, 1997 to $5.9 million for the nine months ended September 30, 1998. The increase in dollar amount resulted primarily from hiring and training consulting, support and training personnel to support our growing customer base. Cost of service revenues as a percentage of related service revenues was 79% for the nine months ended September 30, 1997 and 67% for the nine months ended September 30, 1998. The cost of services as a percentage of service revenues may vary between periods primarily for two reasons: (1) the mix of services we provide (consulting, customer support, training), which have different cost structures, and (2) the resources we use to deliver these services (internal versus third parties). The decrease in cost of service revenues as a percentage of the related service revenues resulted from a lower percentage use of third-party service providers, which contribute significantly lower margins than internal resources, and increased customer support revenues, which contribute higher margins than the other services.

Costs and Expenses

 Sales and marketing

  Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, travel and promotional expenses and facility and communication costs for direct sales offices. Sales and marketing expenses increased 88%, from $7.3 million for the nine months ended September 30, 1997 to $13.7 million for the nine months ended September 30, 1998. The increase in dollar amount was attributable to the expansion of our worldwide sales and marketing organization, including $3.1 million in increased salaries and benefits for the addition of field sales and marketing personnel, $1.1 million for higher sales commissions and bonuses associated with increased revenues, $800,000 in additional facility and communication costs associated with opening and expanding field sales offices domestically and internationally, and $600,000 for increased travel activities. The remaining $800,000 increase is the result of increased lead referral fees and promotional activities. Sales and marketing expenses represented 59% of our total revenues for the nine months ended September 30, 1997 and 57% for the nine months ended September 30, 1998. The decrease in sales and marketing expenses as a percentage of total revenues reflects the more rapid growth in our revenues compared to the growth of sales and marketing expenses due to maturing direct and indirect sales channels, as well as increased service revenues as a percentage of total revenues. We believe that we need to significantly increase our sales and marketing efforts to expand our market position and further increase acceptance of our products. Accordingly, we anticipate that sales and marketing expenses will increase in future periods.

 Research and development

  Research and development expenses consist primarily of salaries, benefits and equipment for software developers, quality assurance personnel, program managers and technical writers and payments to outside contractors. Research and development expenses increased 130%, from $2.9 million for the nine months ended September 30, 1997 to $6.7 million for the nine months ended September 30, 1998. Of the increase, $2.0 million was due to an increase in the number of development personnel and $1.8 million was due to an increase in the use of outside contractors to support our product development and testing activities. Research and development costs represented 24% of our total revenues for the nine months ended September 30, 1997 and 28% for the nine months ended September 30, 1998. The increase in research and development expenses as a percentage of total revenues primarily reflects the more rapid investment in our research and development activities compared to the growth of our revenues in this period. We believe that we need to significantly increase our research and development investment to expand our market position and continue to expand our product line. Accordingly, we anticipate that research and development expenses will increase in future periods.

 General and administrative

  General and administrative expenses consist primarily of salaries, benefits and related costs for our executive, finance, administrative and information services personnel and professional services fees. General and administrative expenses increased 79%, from $1.5 million for the nine months ended September 30, 1997 to $2.7 million for the nine months ended September 30, 1998. The increase in dollar amount resulted primarily from the addition of finance, executive and administrative personnel to support the growth of our business.

General and administrative costs represented 12% of our total revenues for the nine months ended September 30, 1997 and 11% for the nine months ended September 30, 1998. We believe our general and administrative expenses will continue to increase as we expand our administrative staff, domestically and internationally, and incur expenses associated with becoming a public company, including, but not limited to, annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and professional services fees.

 Deferred compensation

  We recorded deferred compensation of approximately $2.2 million for the nine months ended September 30, 1998, representing the difference between the exercise prices of options granted to acquire 1,148,660 shares of common stock during the nine months ended September 30, 1998 and the deemed fair value for financial reporting purposes of our common stock on the grant dates. We amortized deferred compensation expense of $296,000 during the nine months ended September 30, 1998. Total deferred compensation at September 30, 1998 of $2.1 million will be amortized over the vesting periods of the options. Amortization of the deferred stock-based compensation balance of $2.1 million at September 30, 1998 will approximate $288,000 for the quarter ended December 31, 1998, and $882,000, $489,000, $270,000 and $143,000 for the fiscal years ending December 31, 1999, 2000, 2001 and 2002, respectively.

 Interest income, net

  Interest income, net consists of earnings on our cash and cash equivalent and short-term investment balances offset by interest expense associated with debt obligations. Interest income, net was $231,000 for the nine months ended September 30, 1997 and $95,000 for the nine months ended September 30, 1998. The decrease in interest income, net resulted from a reduction in interest income as a result of declining cash and cash equivalents and short-term investment balances.

 Income taxes

  As a result of our net operating loss in 1997 and prior years' profitability, we realized a tax benefit of $606,000 for the nine months ended September 30, 1997. We recorded an income tax provision of $193,000 for the nine months ended September 30, 1998 in connection with our foreign operations. We made no provision or benefit for federal or state income taxes for the nine months ended September 30, 1998 due to the operating losses incurred in the period. As of September 30, 1998, we had net operating loss carryforwards for tax reporting purposes of approximately $6.1 million, which begin to expire in 2017. In addition, as of September 30, 1998, we had tax credit carryforwards of approximately $453,000, which begin to expire in 2017. The Internal Revenue Code limits the use in any future period of net operating loss and credit carryforwards upon the occurrence of certain events, including a significant change in ownership interests. We had net deferred tax assets, including net operating loss carryforwards and tax credits, totaling approximately $2.7 million as of September 30, 1998. We have recorded a valuation allowance for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset balance. See Note 9 of Notes to Consolidated Financial Statements.

Years Ended December 31, 1995, 1996 and 1997

Revenues

  Total revenues increased 339%, from $2.2 million in 1995 to $9.6 million in 1996, and 102% to $19.4 million in 1997. During 1995, one customer accounted for 15% of total revenues. No single customer accounted for more than 10% of our revenues in 1996 or 1997.

  Our license revenues increased 308%, from $1.7 million in 1995 to $6.8 million in 1996, and 94% to $13.2 million in 1997. The increase in license revenues from 1995 to 1996 resulted primarily from a $3.6 million increase in sales to new customers and a $1.5 million increase in follow-on sales to existing customers. The increase in license revenues from 1996 to 1997 resulted primarily from a $4.3 million increase in sales to new customers, and a $2.1 million increase in follow-on sales to existing customers. The increase in sales to new and existing customers during these periods was attributable in part to the introduction of products complementary to our core product, including the initial release of ONYX Web Wizards at the end of the fourth quarter of 1995 and the initial release of ONYX Customer Center-Unplugged at the end of the third quarter of 1996.

  Our service revenues increased 434%, from $533,000 in 1995 to $2.8 million in 1996, and 119% to $6.2 million in 1997. The increase in service revenues from 1995 to 1996 resulted primarily from a $1.8 million increase in consulting and training services and a $500,000 increase in maintenance and support revenues. The increase in service revenues from 1996 to 1997 resulted primarily from a $1.9 million increase in consulting and training services and a $1.5 million increase in maintenance and support revenues. The increase in service revenues is driven largely by the increase in our software application sales and the overall growth of our installed base of customers during these periods. Of our total revenues, service revenues represented 24% in 1995, 30% in 1996 and 32% in 1997.

  Revenues outside of North America totaled $1,000 in 1995, $348,000 in 1996 and $1.2 million in 1997. The increases in international revenues from 1995 to 1997 resulted from our investment in direct and indirect sales channels, primarily in Europe, Australia and Singapore, over the period. During these periods, revenues from indirect sales channels were insignificant.

Cost of Revenues

 Cost of license revenues

  Cost of license revenues increased 420%, from $10,000 in 1995 to $52,000 in 1996, and 381% to $250,000 in 1997. Cost of license revenues as a percentage of related license revenues were 1% in 1995 and 1996 and 2% in 1997. The increases in dollar amount of cost of license revenues from 1995 to 1997 resulted primarily from an increase in the volume of shipments of our software applications and product royalties for third-party technology shipped with our Web Wizards and ONYX Customer Center-Unplugged products.

 Cost of service revenues

  Cost of service revenues increased 587%, from $300,000 in 1995 to $2.1 million in 1996, and 144% to $5.0 million in 1997. The increase in dollar amount from 1995 to 1996 was the result of $1.2 million of additional costs associated with hiring and training consulting, support and training personnel to support our growing customer base and an additional $600,000 of costs associated with increased use of third-party service providers. The increase in dollar amount from 1996 to 1997 was the result of $2.1 million of additional costs associated with hiring and training consulting, support and training personnel to support our growing customer base and an additional $800,000 of costs associated with increased use of third-party service providers. Cost of service revenues as a percentage of related service revenues were 56% in 1995, 72% in 1996 and 80% in 1997. The increase in cost of service revenues as a percentage of related service revenues from 1995 to 1997 reflected primarily a higher concentration of third-party service providers, which results in significantly lower margins.

Costs and Expenses

 Sales and marketing

  Sales and marketing expenses increased 447%, from $583,000 in 1995 to $3.2 million in 1996, and 246% to $11.0 million in 1997. The increase in dollar amount from 1995 to 1996 was primarily due to a $1.9 million increase in personnel-related costs, including compensation, travel and overhead costs, associated with the expansion of our North American sales and marketing organization, together with a $500,000 increase in marketing and promotional activities, and $200,000 of other expenses. The increase in dollar amount from 1996 to 1997 was attributable to the expansion of our worldwide sales and marketing organization, including $3.3 million in increased salaries and benefits for the addition of field sales and marketing personnel, $1.1 million for higher sales commissions and bonuses associated with increased revenues, $1.1 million in increased facility and communication costs associated with opening and expanding field sales offices domestically and internationally, and $800,000 in increased marketing and promotional activities. The remaining $1.5 million increase is the result of increased travel, recruiting fees, and other sales and marketing administrative costs. Sales and marketing expenses represented 27% of our total revenues in 1995, 33% in 1996 and 57% in 1997. The increases in sales and marketing expenses as a percentage of total revenues from 1995 to 1997 reflected primarily the more rapid investment in our sales and marketing infrastructure compared to the growth of our revenues in this period.

 Research and development

  Research and development expenses increased 359%, from $255,000 in 1995 to $1.2 million in 1996, and 304% to $4.7 million in 1997. The increase in dollar amount from 1995 to 1996 was primarily due to an increase in the number of development personnel. The increase in dollar amount from 1996 to 1997 was due to $1.8 million in additional costs associated with an increase in the use of outside contractors to support our product development and testing activities combined with $1.7 million in additional costs associated with an increase in the number of development personnel. Research and development costs represented 12% of our total revenues in 1995, 12% in 1996 and 24% in 1997. The increases in research and development expenses as a percentage of total revenues from 1995 to 1997 reflected primarily the more rapid investment in our research and development activities compared to the growth of our revenues in this period.

 General and administrative

  General and administrative expenses increased 345%, from $249,000 in 1995 to $1.1 million in 1996, and 94% to $2.2 million in 1997. The increases from 1995 to 1997 resulted primarily from the addition of finance, executive and administrative personnel to support the growth of our business during these periods. General and administrative costs represented 11% of our total revenues in 1995, 1996 and 1997.

 Deferred compensation

  We recorded deferred compensation of approximately $215,000 in 1997, representing the difference between the exercise prices of options granted to acquire 358,450 shares of common stock during 1997 and the deemed fair value for financial reporting purposes of our common stock on the grant date. The deferred compensation will be amortized to operating expense over the vesting periods of the options.

 Interest income, net

  Interest income, net was $10,000 in 1995, $118,000 in 1996 and $314,000 in
1997. The increases from 1995 to 1997 resulted primarily from increases in interest income resulting from higher average cash and cash equivalent and short-term investment balances over the period.

 Income taxes

  Our provision for federal, state and foreign income taxes was $288,000 for 1995 and $789,000 for 1996, yielding an effective rate of 36% in 1995 and 1996. As a result of our net operating loss in 1997 and prior years' profitability, we realized a tax benefit of $888,000 in 1997. See Note 9 of Notes to Consolidated Financial Statements.

Quarterly Results of Operations

  The following table presents our unaudited quarterly results of operations for 1997 and the nine months ended September 30, 1998. You should read the following table in conjunction with our Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited Consolidated Financial Statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                       Three Months Ended
                         ------------------------------------------------------------------------------------
                         March 31,  June 30,  September 30, December 31,  March 31,  June 30,   September 30,
                           1997       1997        1997          1997        1998       1998         1998
                         ---------  --------  ------------- ------------  ---------  ---------  -------------
                                                         (In thousands)
Consolidated Statement of
 Operations Data:
 Revenues:
 License...............  $   2,160  $  3,096   $     3,152  $     4,783   $   4,116  $   5,076   $     5,961
 Service...............      1,029     1,173         1,667        2,377       2,839      2,929         3,083
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
  Total revenues.......      3,189     4,269         4,819        7,160       6,955      8,005         9,044
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
 Cost of revenues:
 License...............         24        24            42          160          93        240           274
 Service...............        700     1,049         1,311        1,962       1,972      1,918         2,035
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
  Total cost of
   revenues............        724     1,073         1,353        2,122       2,065      2,158         2,309
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
 Gross margin..........      2,465     3,196         3,466        5,038       4,890      5,847         6,735
 Operating expenses:
 Sales and marketing...      1,614     2,573         3,091        3,748       3,821      4,381         5,491
 Research and
  development..........        659       790         1,482        1,798       2,070      2,387         2,274
 General and
  administrative.......        381       515           593          667         781        869         1,013
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
  Total operating
   expenses............      2,654     3,878         5,166        6,213       6,672      7,637         8,778
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
 Loss from operations..       (189)     (682)       (1,700)      (1,175)     (1,782)    (1,790)       (2,043)
 Interest income, net..         33       103            94           84          40         22            33
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
 Loss before income
  taxes................       (156)     (579)       (1,606)      (1,091)     (1,742)    (1,768)       (2,010)
 Income tax provision
  (benefit)............        (40)     (150)         (416)        (282)         62         62            69
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
 Net loss..............  $    (116) $   (429)  $    (1,190) $      (809)  $  (1,804) $  (1,830)  $    (2,079)
                         =========  ========   ===========  ===========   =========  =========   ===========

  The following table sets forth unaudited quarterly results of operations as a percentage of revenues for 1997 and 1998.

                                                        Three Months Ended
                          --------------------------------------------------------------------------------
                          March 31, June 30,  September 30, December 31, March 31, June 30,  September 30,
                            1997      1997        1997          1997       1998      1998        1998
                          --------- --------  ------------- ------------ --------- --------  -------------
Consolidated Statement of
 Operations Data:
 Revenues:
 License................     67.7 %   72.5 %       65.4 %       66.8 %      59.2 %   63.4 %       65.9 %
 Service................     32.3     27.5         34.6         33.2        40.8     36.6         34.1
                            -----    -----        -----        -----       -----    -----        -----
  Total revenues........    100.0    100.0        100.0        100.0       100.0    100.0        100.0
                            -----    -----        -----        -----       -----    -----        -----
 Cost of revenues:
 License................      0.8      0.6          0.9          2.2         1.4      3.0          3.0
 Service................     22.0     24.6         27.2         27.4        28.3     24.0         22.5
                            -----    -----        -----        -----       -----    -----        -----
  Total cost of
   revenues.............     22.8     25.2         28.1         29.6        29.7     27.0         25.5
                            -----    -----        -----        -----       -----    -----        -----
 Gross margin...........     77.2     74.8         71.9         70.4        70.3     73.0         74.5
 Operating expenses:
 Sales and marketing....     50.6     60.3         64.1         52.4        54.9     54.7         60.7
 Research and
  development...........     20.6     18.5         30.8         25.1        29.8     29.8         25.2
 General and
  administrative........     11.9     12.0         12.3          9.3        11.2     10.9         11.2
                            -----    -----        -----        -----       -----    -----        -----
  Total operating
   expenses.............     83.1     90.8        107.2         86.8        95.9     95.4         97.1
                            -----    -----        -----        -----       -----    -----        -----
 Loss from operations...     (5.9)   (16.0)       (35.3)       (16.4)      (25.6)   (22.4)       (22.6)
 Interest income, net...      1.0      2.4          2.0          1.2         0.6      0.3          0.4
                            -----    -----        -----        -----       -----    -----        -----
 Loss before income
  taxes.................     (4.9)   (13.6)       (33.3)       (15.2)      (25.0)   (22.1)       (22.2)
 Income tax provision
  (benefit).............     (1.3)    (3.6)        (8.6)        (3.9)        0.9      0.8          0.8
                            -----    -----        -----        -----       -----    -----        -----
 Net loss...............     (3.6)%  (10.0)%      (24.7)%      (11.3)%     (25.9)%  (22.9)%      (23.0)%
                            =====    =====        =====        =====       =====    =====        =====

  The trends discussed in the annual comparisons of operating results from 1995 through 1997, and from the nine months ended September 30, 1997 to the nine months ended September 30, 1998, generally apply to the comparison of results of operations for the seven quarters in the 21-month period ended September 30, 1998, adjusted for the seasonality we have experienced as referred to below. Cost of service revenues remained relatively flat in dollar amount during the first three quarters of 1998 due to the declining use of third-party service providers offset by the hiring of our own service personnel. Research and development expenses declined in the three months ended September 30, 1998 due to reduced use of independent contractors and other outside services used to develop our products. The significant increase in sales and marketing expenses during the three months ended September 30, 1998 resulted primarily from increased lead referral fees made under our agreement with certain international partners. Our quarterly operating results have varied widely in the past, and we expect that they will continue to fluctuate in the future as a result of a number of factors, many of which are outside our control.

  ONYX has experienced, and expects to continue to experience, significant seasonality with respect to software license revenues. In recent years, there has been a greater demand for our products in our fourth quarter than in each of the first three quarters of our fiscal year. For example, in 1997, 37% of total revenues were recognized in the fourth quarter, including 36% of license revenues and 38% of service revenues. We also have experienced lower revenues in our first quarter than in the preceding fourth quarter. For example, license revenues in the first quarter of 1998 decreased 14% from the fourth quarter of 1997. We believe that these fluctuations are caused by customer buying patterns (often influenced by year-end budgetary pressures) and the efforts of our direct sales force to meet or exceed year-end sales quotas. We expect that seasonal trends will continue for the foreseeable future.

Recent Operating Results

  The following table presents certain unaudited consolidated financial data for the three months ended December 31, 1998. We believe this unaudited information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information for the period presented. These results may not be indicative of our future performance.

                                                          Three Months Ended
                                                          December 31, 1998
                                                        ----------------------
                                                            (in thousands,
                                                        except per share data)
     Total revenues....................................        $11,106
     Loss from operations..............................        $(1,085)
     Net loss..........................................        $(1,266)
     Pro forma basic and diluted net loss per share....        $ (0.10)
     Shares used in computation of pro forma basic and
      diluted net loss per share.......................         12,063

Liquidity and Capital Resources

  Since our inception, we have primarily financed our operations through private placements of our common and preferred stock. Through September 30, 1998, gross proceeds from private placements of common and preferred stock totaled $11.3 million. To a lesser extent, we have financed our operations through equipment financing and traditional financing arrangements.

  As of September 30, 1998, we had cash and cash equivalents of $177,000, a decrease of $3.3 million from cash and cash equivalents held as of December 31, 1997. In October 1998, we received a federal income tax refund of $963,000. Our working capital at September 30, 1998 was $1.6 million, compared to $9.3 million at December 31, 1997.

  We have an $8.0 million working capital revolving line of credit with Silicon Valley Bank that is secured by our accounts receivable and bears interest at the bank's prime rate or LIBOR plus 2.0%, which was 7.75% as of December 31, 1998. This facility allows us to borrow up to the lesser of 80% of our eligible accounts receivable or $8.0 million. The facility expires in June 2000. The agreement under which the line of credit was established contains certain covenants, including a provision requiring us to maintain specified financial ratios. As of September 30, 1998, there were no borrowings outstanding under this credit facility. As of December 31, 1998, we had cash and cash equivalents of $1.9 million and had borrowed $3.9 million under the working capital facility. We also have a $3.0 million term loan facility with Silicon Valley Bank for the purpose of financing new capital equipment purchases. This facility operates as a revolver through August 1999, bearing interest at a rate equal to the bank's prime rate plus 0.25%, which equaled 8% as of December 31, 1998, after which time any balances must be paid over a 36-month term. This facility also requires us to maintain certain financial covenants, including a requirement that we maintain certain financial ratios. As of September 30, 1998, there were no borrowings outstanding under this credit facility. As of December 31, 1998, we had borrowed $63,000 under this line of credit. We were in compliance with all financial covenants of the credit facility at December 31, 1998.

  Our operating activities resulted in net cash inflows of $584,000 in 1995 and $323,000 in 1996, and net cash outflows of $5.0 million in 1997 and $3.4 million for the nine months ended September 30, 1998. The sources of cash in 1995 and 1996 were primarily income from operations, increases in accounts payable and accrued liabilities and increases in deferred revenues, partially offset by increases in accounts receivable, and other current assets. The operating cash outflows in 1997 and the nine months ended September 30, 1998 resulted from significant investments in sales, marketing and product development, which led to operating losses. The cash outflows from operating losses, increases in accounts receivable, prepaid expenses and other current assets were partially offset by increases in accounts payable and accrued liabilities and deferred revenues. As a percentage of total current assets, accounts receivable has increased from 47% in 1996, to 52% in 1997, and to 80% as of September 30, 1998. This trend is the result of increasing accounts receivable driven by significant growth in both recognized and deferred revenues, coupled with a decrease in cash and other current assets. Cash decreased due to operating losses, which used the majority of the cash generated by our operations in earlier periods, as well as the cash infusion provided in two preferred equity financing transactions. We do not believe this trend will continue in the long term as we strive to return to profitability and become operating cash flow positive. Further, we are working to improve our receivable turnover rates. In the near term, however, we do not believe this trend will have a negative impact on our operations.

  Investing activities used cash of $302,000 in 1995, $2.2 million in 1996 and $354,000 in 1997, primarily for the purchase of capital equipment and short-term securities. Investing activities provided cash of $642,000 for the nine months ended September 30, 1998, due primarily to proceeds from the maturity of securities offset by cash used to acquire EnCyc and the purchase of capital equipment.

  Financing activities provided cash of $5,000 in 1995, $2.8 million in 1996 and $7.5 million in 1997, primarily through the issuance of preferred stock and proceeds from the exercise of stock options, partially offset by payments on capital equipment lease obligations. Financing activities used cash of $560,000 in the nine months ended September 30, 1998, primarily for payments on long-term obligations.

  We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future as we

  .  enter new markets for our products and services;

  .  increase research and development spending;

  .  increase sales and marketing activities;

  .  develop new distribution channels;

  .  improve our operational and financial systems; and

  .  broaden our professional service capabilities.

  Such operating expenses will consume a material amount of our cash resources, including a portion of the net proceeds of this offering. We believe that the net proceeds of this offering, together with our existing cash and cash equivalents, tax refund and available bank borrowings, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. We may not be able to obtain adequate or favorable financing at that time. Any financing we obtain may dilute your ownership interest in ONYX.

Year 2000 Compliance

  Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries (including technology, transportation, utilities, finance and telecommunications) will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the century change. We recognize the need to ensure our operations will not be adversely affected by Year 2000 software failures.

  We have completed our initial assessment of the potential overall impact of the impending century change on our business, financial condition and operating results. Based on our current assessment, we believe the current versions of our software products are Year 2000 compliant--that is, they are capable of adequately distinguishing 21st century dates from 20th century dates. However, our products are generally integrated into enterprise systems involving sophisticated hardware and complex software products that we cannot adequately evaluate for Year 2000 compliance. We may face claims based on Year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system. Although we have not been a party to any litigation or arbitration proceeding involving our products or services related to Year 2000 compliance issues, we may in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, regardless of the merits of such disputes, and any liability we have for Year 2000-related damages, including consequential damages, could materially adversely affect our business, financial condition and operating results. In addition, we believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those we offer. To the extent Year 2000 issues cause a significant delay in, or cancellation of, decisions to purchase our products or services, our business, financial condition and operating results would be materially adversely affected.

  We have reviewed our internal management information and other critical business systems to identify any Year 2000 problems. We also have communicated with the external vendors that supply us with material software and information systems and with our significant suppliers to determine their Year 2000 readiness. In the course of these investigations, we have not encountered any material Year 2000 problems with these third-party products.

  We will be relocating our principal offices in July 1999 to a new office location currently under construction. Before the relocation, we will complete our evaluation of whether the infrastructure and building systems associated with our new facility, such as security and sprinkler systems, and all information technology systems, such as telephony and computer network systems, are Year 2000 compliant.

  To date, we have not incurred any material costs directly associated with our Year 2000 compliance efforts, except for compensation expense associated with our salaried employees who have devoted some of their time to our Year 2000 assessment and remediation efforts. As discussed above, we do not expect the total cost of Year 2000 problems to be material to our business, financial condition and operating results. However, during the months prior to the century change, we will continue to evaluate new versions of our software products, new software and information systems provided to us by third parties and any new infrastructure systems that we acquire to determine whether they are Year 2000 compliant. Despite our current assessment, we may not identify and correct all significant Year 2000 problems on a timely basis. Year 2000 compliance efforts may involve significant time and expense and unremediated problems could materially adversely affect our business, financial condition and operating results. We currently have no contingency plans to address the risks associated with unremediated Year 2000 problems.

                                    BUSINESS

ONYX Software Corporation

  ONYX is a leading provider of enterprise relationship management software solutions. Enterprise relationship management software automates the key functions that enable enterprises to more effectively acquire, manage and retain customers, partners and other relationships. The ONYX solution is based on the Microsoft Windows NT and Microsoft BackOffice platforms. It features a common data model that creates a single repository of marketing, sales and service information that is accessible to multiple audiences via the Internet. We designed our solution from inception to be integrated, easy to use and widely accessible through a variety of interfaces, including the Internet and corporate intranets and extranets. The ONYX solution is rapidly deployable, scaleable, flexible and reliable, resulting in a low total cost of ownership and rapid return on investment.

  Our integrated product family allows enterprises to automate the customer lifecycle across the entire enterprise, instead of automating only individual departments. We target mid- to large-sized organizations and divisions of Fortune 500 companies, marketing and selling our software and services through a direct sales force, as well as through distributors. The ONYX solution can be easily implemented and flexibly configured to address an enterprise's specific business needs. We believe that our solution provides broad functionality that enables our customers to compete more effectively in today's intensely competitive and dynamic business environment.

Industry Background

  In recent years, many enterprises have sought to use technology to improve interactions with their customers. Many of these enterprises have implemented customer interaction software systems to automate separate departments, such as sales, marketing and customer service and support. For example, sales force automation software, a class of customer interaction software, automates an enterprise's sales process. Sales force automation software has improved the way sales departments manage customer contacts and sales opportunities. International Data Corporation estimates that the aggregate customer relationship management market was $955 million in 1997 and will grow to $6.7 billion by 2002.

  As the competitive and operational pressures in today's business environment have increased, many enterprises have adopted customer interaction software applications to help address these challenges. Traditionally, organizations utilizing UNIX- and mainframe-based customer interaction software applications to manage enterprise relationships have been hindered by long development cycles and significant costs of ownership. Recently, improvements in the affordability and flexibility of client-server technologies have enabled enterprises of all sizes to adopt advanced technologies that were previously available only to large enterprises with significant information technology resources. These technology developments include:

  . improvements in the scalability and performance of powerful, low-cost "Wintel" servers and PCs, which are replacing traditional UNIX client-server systems;

  . adoption of the Internet and corporate intranets and extranets as channels of internal and external corporate interaction; and

  . use of object-oriented programming languages, which have significantly improved the functionality and accessibility of enterprise software applications.

  These technology developments have also significantly contributed to the rapid penetration of the Windows NT and Microsoft BackOffice platforms within corporate enterprises. International Data Corporation projects that the installed base of Windows NT-based servers will increase from 1.6 million in 1997 to 5.9 million in 2002.

              [GRAPH REPRESENTING PROJECTED WORLDWIDE MICROSOFT
                     WINDOWS NT INSTALLED BASE, 1997-2002
                SOURCE: INTERNATIONAL DATA CORP. APPEARS HERE]

  As these technology developments have made advanced software applications more widely available, organizations have begun to adopt a new approach to managing their enterprise relationships, called enterprise relationship management. This relationship-centric approach automates the customer lifecycle by creating a single repository of marketing, sales and service information that is accessible to multiple audiences via the Internet. In an attempt to provide a comparable solution, traditional customer interaction software application vendors have bundled departmental applications into product suites to provide more comprehensive relationship management capabilities. These solutions, however, remain limited in their ability to distribute and share information. In addition, many of these applications require significant customization and ongoing support.

  We believe that in today's challenging and dynamic business environment there is a market opportunity for an enterprise relationship management system that employs recent technological developments, including Internet capabilities, to enable enterprises to more effectively acquire, manage and retain customers, partners and other relationships. This solution would provide a high return on investment by improving the effectiveness of sales, marketing and support activities while maintaining a low total cost of ownership.

Advantages of the ONYX Solution

  We provide an integrated enterprise relationship management solution for the Windows NT and Microsoft BackOffice platforms that is easy to use and widely accessible through a variety of interfaces, including the Internet. We designed the ONYX solution specifically to be rapidly deployable, scaleable, flexible and reliable, resulting in a low total cost of ownership and rapid return on investment. Our integrated product family allows enterprises to automate the customer lifecycle across the entire enterprise, instead of automating only individual departments, by creating a single repository of marketing, sales and service information. We target mid- to large-sized organizations and divisions of Fortune 500 companies. The ONYX solution can be easily implemented and flexibly configured to address an enterprise's specific business needs. We believe that our solution provides broad functionality that enables our customers to compete more effectively in today's intensely competitive and dynamic business environment.

  Our solution provides the following key advantages:

Offers an Integrated   The ONYX solution integrates functional departments of
Approach to            an enterprise around common relationships. This
Enterprise             integrated solution provides an enterprise with a
Relationship           relationship-centric approach to automating all its
Management             business-critical relationships, instead of automating
                       individual functional departments. We use a distributed, common data model which, unlike traditional customer interaction software such as sales force automation software or other point solutions, creates a single repository of marketing, service and sales information that is accessible throughout the enterprise. Each employee can access a unified view of an enterprise's interactions with a customer, thereby improving the enterprise's ability to satisfy the customer's needs.

Facilitates Extended   Our solution has been designed to extend front-office
Interaction Via the    information across the enterprise and to those
Internet               individuals who have relationships with the enterprise,
                       including customers, vendors and partners, through the use of the Internet, as well as corporate intranets and extranets.

Enables Rapid          We have designed the ONYX solution to be rapidly
Deployment             deployable throughout the enterprise, thereby enabling
                       customers to generate a higher return on investment. On average, customers have completed initial deployments of ONYX applications in eight to ten weeks.

Easy to Use            The ONYX solution enables communication and
                       collaboration across the organization through a consistent, easy-to-use "dashboard" interface. This common interface enables access to relationship information from both client-server and Web-based applications.

Yields Lower Total     We have specifically designed our solution to be a
Cost of Ownership      flexible application that is well suited for rapidly
                       growing enterprises demanding highly functional solutions without the high cost of ownership associated with traditional client/server implementations. The
                       ONYX solution provides out-of-the-box functionality that lowers acquisition, implementation, consulting and education costs, while allowing customers to tailor the application to their business methodologies using preconfigured templates.

Provides Scalability
                       We designed the ONYX solution to support the growth of our customers as they add new users and process an increased volume of transactions. Studies sponsored by ONYX and run on our product in Microsoft scalability labs showed our product's ability to scale to 5,000 concurrent users in a simulated production environment. However, because it is difficult to simulate the actual processing load that is placed on a system in a real-world implementation, we currently recommend 3,000 concurrent users to our customers.

Designed for the       We designed our products to operate exclusively on the
Windows NT and         Windows NT and Microsoft BackOffice platforms. We
Microsoft BackOffice   believe that we are the market leader in providing
Platforms              enterprise relationship management systems for these
                       platforms.

Strategy

  Our strategy for establishing a market leadership position in the enterprise relationship management market includes the following key elements:

Exploit Growing        We designed the ONYX solution to be quickly and
Demand for Rapidly     efficiently adopted, installed and deployed in mid- to
Deployable, Low-       large-sized enterprises, including divisions of Fortune
Cost Solutions         500 companies. The length and high cost of deployment
                       of traditional high-end customized enterprise relationship management products are unacceptable to growing numbers of enterprises. Competitive pressures encourage enterprises of all sizes to adopt information technology solutions that can be deployed quickly, offer extensive capabilities that meet business-critical needs and provide interfaces that minimize user training and facilitate incremental upgrade, extension and scalability paths. We plan to continue to design our products to maintain low total cost of ownership.

Use Internet           We are developing new products and enhancing our
Technology             current products to provide greater Internet
                       connectivity and deploy Web-based technologies. The
                       Internet enables enterprise relationship management information to be available to sales and service professionals, prospects, partners and customers.

Build on Market        For the foreseeable future, we plan to focus
Leadership Position    exclusively on the Windows NT platform and build on our
in Windows NT          market leadership position in Windows NT-based
                       enterprise relationship management solutions. The
                       Windows NT platform is rapidly gaining share in the enterprise computing market. A recent International
                       Data Corporation study stated that Windows NT-based solutions are the most popular corporate choice for new customer relationship management solutions. We believe our products have a competitive advantage in leveraging the Windows NT platform, because they were conceived, designed and implemented to optimize Microsoft technology.

Expand                 We plan to expand our global operations by investing in
Internationally        our sales channels in major international markets and
                       building new localized products. Our products are currently available in Spanish and German and are installed and operational in 22 countries worldwide.

Maintain Industry-     We plan to maintain industry-leading customer
Leading Customer       satisfaction through high-quality products, superior
Satisfaction           implementation and responsive customer service and
                       support. A recent study by CustomerSat.com, sponsored by us and some of our competitors, concluded that we exceeded the average customer satisfaction index achieved by our competition on all analyzed customer satisfaction attributes. We strive to maintain this position because we believe it is a critical differentiator and gives us a significant competitive advantage.

Expand Strategic       We are actively adding both channel and technology
Partnerships           partners. We believe that expanding our channel
                       partnerships will provide us with increasing access to various geographic markets and potential customers. In addition, we are forming strategic relationships that enhance the integration with our partners' technology to expand our product functionality.

Products and Services

  The ONYX solution enables an enterprise to manage its relationships, primarily its customers, partners and employees. Users of the ONYX solution, including employees in sales, marketing, service and support, as well as customers and partners, can access the system through a variety of software interfaces and hardware devices.

 Products

  ONYX's products provide four primary types of functionality, which automate the key processes involved in managing enterprise relationships, including sales, marketing and customer service and support.

  Opportunity and Process Management is the foundation of our product line. This functionality enables users to automate their relationship management processes across the entire enterprise. These processes include prospect management, forecasting, task management, campaign management, campaign tracking, lead assignment and management, work notes, key word search, customer and prospect segmentation tools, literature fulfillment, bug tracking, product and pricing configuration, reporting, administrative controls, contact management, surveys, calendar functions and activity tracking. Our products also provide connectivity to email, fax and telephony software applications.

  Vertical Solutions offer industry-specific methodologies and functionality tailored to the business processes of enterprises in particular industries. ONYX offers preconfigured templates tailored for the financial services, health-care and high-technology industries.

  Distributed Interface Technologies enable ONYX Customer Center users, including customers, partners, members, vendors and employees, to communicate with the ONYX Customer Center application through a variety of distributed interfaces, including the Internet and corporate intranets and extranets. ONYX offers several forms of interface functionality that facilitate the interaction between the user and the application for sales, service and distribution relationships.

  Knowledge Management functionality enables users to easily search for and share customer, market, competitive, technology, product and other information located on corporate networks to improve the efficiency and effectiveness of sales, marketing and support activities. This functionality also enables enterprises to exchange information among customers, partners and remote employees via the Web.

  Integration functionality facilitates the linkage of the ONYX solution to other business information and legacy systems, such as accounting and telephony. ONYX also provides software development kits that enable the development of integration interfaces between ONYX products and other business applications.

               [GRAPH REPRESENTING ONYX ENTERPRISE RELATIONSHIP
                       MANAGEMENT SOLUTION APPEARS HERE]

  The ONYX enterprise relationship management solution includes the following products:

          Product                     Description                       Benefit
 ------------------------   ------------------------------- -------------------------------

 Opportunity and Process Management Products

 ONYX Customer Center       . Provides an integrated and    . Improves productivity,
                              comprehensive system for        increases collaboration and
                              managing sales, marketing and   facilitates development of
                              customer service and support    strong relationships with key
                              relationships                   external people

                            . Enables employees to interact . Improves management
                              with each other, customers      visibility of the dynamic
                              and partners                    changes in the business

                            . Automates the processes of
                              sales, marketing, service and
                              support

 ONYX Customer Center-      . Provides the core             . Improves productivity of
  Unplugged                   functionality of ONYX           field users by providing
                              Customer Center for remote or   access to current
                              mobile users                    relationship information

                            . Provides synchronization
                              capabilities for remote or
                              mobile users to update
                              customer data

 Trilogy SC Config          . Enables users to dynamically  . Improves product
  (resold product)            configure and manage the        configuration and pricing
                              pricing of their product or     accuracy in the sales cycle
                              system

 Vertical Solutions
  Products

 ONYX Industry Solutions    . Provides preconfigured ONYX   . Brings industry-specific
                              Customer Center templates       methodologies to an
                              tailored for a particular       implementation, allowing
                              industry                        customers to deploy the
                                                              solution effectively and
                                                              efficiently

  --ONYX Asset Management
  --ONYX Managed Care
  --ONYX High Tech

 Distributed Interface Products

 ONYX Web Wizards for       . Captures, qualifies and       . Prepopulates the database
  Sales                       distributes prospect            automatically and distributes
                              information via the Web         sales leads to the
                                                              appropriate users according
                                                              to enterprise-required
                                                              business rules

                                                            . Qualifies customers in the
                                                              sales cycle

 ONYX Web Wizards for       . Enables support professionals . Improves and simplifies
  Service                     to answer support questions     interactions with customers
                              and interact with customers     to increase customer
                              via the Web                     satisfaction

 ONYX Channel Connect       . Distributes sales leads to    . Extends the capabilities of
                              channel and distribution        sales organizations by
                              partners via the Web            enhancing communication with
                                                              partners while capturing
                                                              valuable customer information
                                                              from partners

 Knowledge Management Products

 ONYX Insight               . Allows employees, partners    . Empowers employees to find
                              and customers to search         and reuse information faster
                              secure portions of an           and more efficiently
                              enterprise's intranet from
                              their browser via the Web

                                                            . Facilitates convenient access
                                                              to information for customers
                                                              and partners without
                                                              intervention from the
                                                              enterprise

 ONYX EnCyc Marketing       . Provides users with access to . Builds presentations, quotes
  Encyclopedia                a repository of critical        and proposals easily and
                              sales and marketing             automatically
                              information

                            . Sends information to          . Customizes information
                              prospects, customers and        directly to a client's or
                              other users                     prospect's needs

 Integration Functionality Products

 ONYX RapidLink for Great   . Integrates the Sales Order    . Enables ONYX Customer Center
  Plains                      Processing module of Great      users to more efficiently
                              Plains Dynamics C/S+ version    link to accounting and
                              4.0 with ONYX Customer Center   financial information

 ONYX Computer Telephony    . Provides customers and        . Enables users to access
  Integration Software        independent software vendors    computer telephony
  Development Kit             with the ability to create      functionality through ONYX
                              bi-directional integration      Customer Center
                              between telephony
                              applications and ONYX
                              Customer Center

                                                            . Enables ONYX Customer Center
                                                              to be interfaced with a
                                                              variety of telephony
                                                              applications

  We price our core application, ONYX Customer Center, as well as ONYX Customer Center-Unplugged and ONYX Channel Connect, on a per user basis plus an additional database server fee that varies depending on the number of users licensed to use the database server. We sell ONYX EnCyc both as part of the ONYX Customer Center product family and as a stand-alone product at a base price plus an additional fee based on the number of users. We resell Trilogy SC Config on a per user basis. All the other products in the ONYX Customer Center product family provide functionality that enhances and extends the capabilities of ONYX Customer Center. With the exception of ONYX EnCyc, we sell these products as add-ons to ONYX Customer Center, based on a per server price.

  We currently incorporate third-party software from Sybase Incorporated and Greyware Automation Products into our ONYX Customer Center-Unplugged and ONYX Web Wizards products. This software is licensed to us pursuant to original equipment manufacturer agreements that provide for payment of a fee for each copy of software we sublicense. Our agreement with Sybase has an automatically renewable one-year term. Under this agreement, we prepaid $148,000 to Sybase, which allows us to relicense 4,000 copies of its software. Our agreement with Greyware has an indefinite term. Under this agreement, we pay a per copy royalty, which ranges from $95-$150 depending on the cumulative number of software copies we relicense. We also recently entered into an agreement with Trilogy Software that gives us the right to incorporate Trilogy software into our core product, ONYX Customer Center. We currently intend to incorporate Trilogy software into a future version of our product, but we have not yet determined a schedule for this incorporation. Under the Trilogy agreement, we will pay Trilogy $1.25 million in eight quarterly installments of $156,000. These payments end in April 2000. In addition to the installment payments, if we incorporate Trilogy software into our product, we will pay Trilogy per user royalty payments, the amount of which varies depending on the particular Trilogy product we incorporate into ONYX Customer Center.

 Professional Services

  In addition to the products described above, ONYX also provides consulting, support and training services as follows:

 Consulting            We offer our customers high-quality consulting,
                       including business process reengineering, change management, systems integration, configuration, installation and project management. We work closely with our customers to identify their unique business needs and we tailor our solution to these needs in an efficient, cost-effective manner. We provide ongoing business consulting to help our customers optimize the use of our system over time.

 Customer Support      We have implemented a comprehensive customer support
                       program to assist customers to use our products and to identify, analyze and solve any problems that may result from such use. The support program includes email support, on-line support via the Web and telephone support from our three worldwide support centers. In addition, we offer a premium support program that allows our customers to contact our support centers around the world seven days a week, 24 hours a day.

 Training We offer a number of educational classes in conjunction with our products, including end-user training and in-depth technical training regarding the implementation and administration of our solution.

  We price our consulting and training services based on the time spent and resources used. We price our basic support program based on a percentage of the software license fee plus additional amounts for premium support services. We price training services on a per-class basis.

  We have established a number of strong relationships for both the implementation of our solution and the training of our customer base. For example, we have relationships internationally with KPMG Peat Marwick

LLP in Singapore and Arthur Andersen LLP in Australia. Domestically, we have relationships with regional and local systems integrators such as Norstan Consulting, TechnologyWorks, Inc., Breakaway Solutions Inc., Eggrock Partners, LLC and Aquarius Technology Corporation. We frequently participate in joint sales and marketing efforts with our systems integrators.

  We use an industry-leading third-party training organization, Tech Resource Group, Inc., to broaden our customer training offerings. Tech Resource Group offers a wide range of training courses in the configuration, administration and use of our products. Such training is available either at the customer's place of business or at the facilities maintained by Tech Resource Group.

 ONYX Technology

  ONYX's products are based on a 32-bit client/server architecture and use industry-standard, low cost modular components. This combination of robust technology and flexible design enables us to offer an attractive combination of reliability, performance, scalability, integration and low total cost of ownership. Following are the key technologies that enable ONYX to provide a robust enterprise relationship management solution:

  Optimized for Windows NT and SQL Server. ONYX software is optimized for Windows NT and SQL Server in both local area network and wide area network environments in the following ways:

  .  uses precompiled stored procedures;

  .  uses Microsoft vendor-specific extensions to the ANSI 92 SQL standard;

  .  uses Microsoft vendor-specific object interface (COM); and

  . optimizes data model architecture for the SQL Server query engine and data storage engine.

  n-tiered Architecture. ONYX software consists of a relationship-centric, integrated data model surrounded by a set of configurable business objects. This architecture utilizes multiple tiers to deliver a balance between configurability, performance and administration. The logical tiers are: user services (presentation layer), business services (business rules) and data services (data access and data store). All tiers can be customized, and customizations can be preserved during system upgrades.

  Configuration. To adapt to rapidly changing business needs, the ONYX solution provides the following technologies:

  . Enterprise Configurable Procedures. The ONYX architecture allows customization of standard business rules and procedures through accessible and configurable software programming code. These enterprise configurable procedures are implemented as SQL-stored procedures and are written in Transact-SQL, a vendor-specific implementation of ANSI 92 SQL. This enables more robust customization than traditional configuration methods that are based on a graphical user interface and enables these customized business rules to be preserved during system upgrades. Using Transact-SQL as the scripting language also enables the same business rules to be used online and offline.

  . External Data Connectivity. External data connectivity enables integration with other business applications and legacy systems, as well as customization of the core product. Standard external data connectivity is a data-driven architecture coupled with a graphical administration tool that allows administrators to integrate data residing outside the ONYX Customer Center solution with the ONYX enterprise client. Standard external data connectivity is particularly focused on integration with Windows NT/Microsoft BackOffice-based solutions. Common object model external data connectivity utilizes industry-standard interfaces to enable broader integration, specifically with any ODBC-compliant database and custom forms.

  . Software Development Kits. To increase the breadth and depth of solutions available for the ONYX enterprise relationship management solution, we have developed products that include integration platforms consisting of common object model presentation objects and business objects allowing bi-directional integration between ONYX products and other business applications.

  Real-time synchronization architecture. Real-time synchronization architecture ensures that, upon completion of synchronization between the mobile client and enterprise database, the mobile user's data snapshot is a replica of the enterprise database. In addition, our architecture provides robust error detection and recovery by automatically restarting the data synchronization process at the point of failure should a connectivity link fail. Our synchronization system also provides robust, configurable data conflict resolution algorithms and enables synchronization to be performed without user intervention or attention.

  Integrated data model. The ONYX solution includes a relationship-centric, integrated data model--every task, form, campaign, opportunity management form, forecasting tool and any other feature can be interrelated at any time within the application. This fundamental part of the architecture allows any relationship information to be shared with any other part of the organization and ensures that every user within an organization has access to the same data. This data model also provides flexibility to make additions and changes to the application as the needs of the enterprise change over time.

  Multiple interface support. Due to the architectural design enabling integration in front of the business rules, the ONYX software platform supports multiple interfaces, including Windows desktop applications, Web applications and personal digital assistants.

  Standards-based tools and components. Our products employ an n-tiered client/server architecture built on the Windows NT, Microsoft BackOffice, Microsoft Office and Microsoft Windows 95 and Windows 98 operating systems. ONYX utilizes advanced object-oriented development tools and technologies in the development of its products, including Microsoft Visual C++, Microsoft Visual Basic, Microsoft OLE2/COM/ActiveX, Sybase SQL Anywhere, PLATINUM ERwin relational database modeling tool, Rational Rose object modeling tool and Rational SQA Manager test automation tool.

Customers and Markets

  We target mid- to large-sized businesses and divisions of Fortune 500 companies. We believe that these enterprises have a strong need to move quickly and develop collaborative teams, and that they are deploying new technologies as a competitive advantage. For this reason, we target these enterprises as prospective customers. We have licensed our products to over 350 such customers through December 31, 1998. The following is a representative list of our current customers who have purchased more than $200,000 in software licenses from January 1, 1997 to December 31, 1998.

  High Technology                   Health Care
  Active Voice Corporation          AEA International Pte Ltd.
  Advent Software, Inc.             Momentum Employee Benefits
  BindView Development              Penn State Geisinger Health Plan
  Clarus Corporation                Sierra Health Services, Inc.
  Data Dimensions Inc.              Neighborhood Health Plan
  Datastream Systems Inc.
  Hummingbird Communications Ltd.   Manufacturing
  JetForm Corporation               Data Broadcasting Corporation
  Lam Research Corp.                Direct Focus, Inc.
  Orcom Solutions, Inc.             MicroTouch Systems, Inc.
  PC DOCS/Fulcrum                   Optiva Corporation
  Restrac, Inc.
                                    Telecommunications
  Financial Services                Cincinnati Bell Telephone
  Aames Funding Corporation         e.spire Communications, Inc.
  American Express Financial        NTL Group Ltd. (Business Telecoms and
   Advisors                          Internet divisions)
  American Express Retirement       Singapore Cable Vision, Ltd.
   Services
  ASB Bank Ltd.                     Other
  Dreyfus Service Corporation       AMR
  Evergreen Investment Services,    Brooklyn Union Gas Company
   Inc.                             Coastal Video Communications Corporation
  First American Trust Company      GIGA Information Group
  Piper Jaffray Inc.                Reed Exhibition Companies
                                    Trail Blazers, Inc.
                                    Weider Publications, Inc.

                         Selected Customer Applications


      Customer                              Application
 American Express   American Express Financial Advisors is one of the leading
 Financial Advisors financial services companies in the United States and has approximately $188.8 billion under management. Three
                    divisions of American Express Financial Advisors use the
                    ONYX solution. One division, Retirement Services, uses the
                    ONYX solution in Sales, Marketing, and Client Services,
                    which has allowed them to be more customer focused and has improved their ability to manage client information from
                    the initial point of contact. It also allows for improved
                    visibility into the other business relationships that other
                    Amex divisions have with their clients, including card,
                    travel and other services.

 NTL Internet       NTL Internet, a U.K.-based Internet service provider,
                    purchased ONYX Customer Center to manage its inbound sales and support queries. The system was installed and
                    operational in four weeks, including integration with
                    existing billing systems and customization to address NTL
                    Internet's particular requirements, together with complete end-user training. NTL Internet's call center handles up to
                    6,000 calls per day, seven days per week, from customers
                    regarding new sales inquiries, connection requests and
                    operational queries. In 1998, NTL Internet was awarded the
                    UK Call Centre of the Year award by UK Computing Magazine.
                    In addition to supporting large and varied call volumes,
                    ONYX Customer Center is also directly integrated with NTL
                    Internet's sales and marketing Web site, where NTL Internet receives over 500 sales leads daily. NTL Internet utilizes
                    ONYX Web Wizards for Sales to automatically populate its
                    customer database with this lead information and uses ONYX
                    Web Wizards for Sales to then distribute this lead
                    information to the appropriate follow-up personnel. Using
                    the ONYX enterprise relationship management solution, NTL
                    Internet has converted a significant number of these Web-
                    based leads into sales.

 Sierra Health      Sierra Health Services, Inc., a diversified health care
 Services, Inc.     services company, selected ONYX as its enterprise
                    relationship management solution provider for managing
                    marketing, sales and service activities for direct
                    relationships with individual Medicare customers,
                    commercial accounts and brokers. In the Medicare segment,
                    Sierra utilizes the ONYX solution to manage its direct
                    marketing, sales and service activities. The ONYX solution enables Sierra to generate lists of Medicare prospects
                    based on a variety of segmentation criteria, which can then be used to automatically send direct marketing materials to
                    Medicare prospects. Telesales representatives use the ONYX solution to schedule prospect appointments. This integrated process enables Sierra to carefully track rates of
                    conversion from competitive plans and measure the
                    effectiveness of each marketing campaign. Sierra also
                    utilizes the ONYX solution to manage its commercial account relationships. A majority of Sierra's commercial accounts
                    are acquired from brokers who sell its plans directly to
                    employer groups. Sales opportunity tracking, forecasting
                    and quote/contract generation is managed with the ONYX
                    solution, enabling Sierra to better forecast revenues and
                    identify top producing brokers with which to align itself.
                    With the ONYX solution, Sierra is able to quickly provide
                    its brokers and prospective group members with updated
                    benefit/plan information, thereby allowing Sierra to
                    improve quote generation times, reduce the contracting
                    cycle and improve overall customer response and
                    satisfaction.

Sales and Marketing

  We market and sell our software and services through a direct sales force, as well as through distributors. We have direct sales offices in the United States, the United Kingdom, Singapore and Australia and distributors in Latin America, Asia and Europe. As of December 31, 1998, we employed 114 people in sales and marketing. We support our field sales force with telemarketing representatives and sales engineers. The direct sales effort is complemented by indirect channel partners in many of our international markets.

  Our marketing programs are focused on creating awareness, preference and lead generation for the ONYX enterprise relationship management solution. These programs are targeted at key executives such as chief executive officers and chief information officers, as well as vice presidents of sales, service and marketing.

  To support our international direct and indirect sales channels, we have sponsored a series of joint seminars with key customers and partners, such as Microsoft. Our marketing personnel engage in a variety of marketing activities, including managing and maintaining the ONYX Web site, making direct mailings, placing advertisements, conducting public relations programs and establishing and maintaining relationships with recognized industry analysts.

  We also have initiated a branding and marketing communications strategy to solidify our position as a leading provider of enterprise relationship management software. This effort includes new messaging, target positioning, a new "look and feel" and an increased effort to broaden market awareness of ONYX. We have also initiated marketing strategies targeted at industry-specific vertical markets, including high technology, financial services, health care, telecommunications and manufacturing.

  Our sales process consists of several phases: lead generation, initial contact, lead qualification, needs assessment, enterprise overview, product demonstration, proposal generation and contract negotiation. In a number of instances, we believe that our relationships with strategic partners, including systems integrators, has substantially shortened our sales cycle. Partners have generated and qualified sales leads, made initial customer contacts and assessed needs prior to our introduction. Additionally, systems integration partners have assisted us in the creation of customized presentations and demonstrations, which we believe enhance our competitive position. While the sales cycle varies substantially from customer to customer, the initial sales cycle typically ranges from two to six months, although in the past certain sales cycles have lasted substantially longer.

  We have distribution partners located in Europe, Asia, Latin America and the South Pacific who market, promote and sell our software products. Our distributors also typically provide both the implementation and customer support services to our end-users, drawing on our expertise as necessary to assist them in these efforts. We collaborate with our distributors in a variety of areas, including seminars, trade shows and conferences. Our distributors also create market- and language-specific collateral and product demonstrations and assist in the localization of our products and related documentation.

  We typically enter into buy-sell contracts with our distribution partners, pursuant to which they purchase our products with a right to relicense them to end-users, provided the relicense terms are materially consistent with those used by ONYX. The distribution partners typically have no right to return the product, regardless of their ability to relicense the product to an end-user. In addition, our revenue from the sale of our product to a distribution partner is independent of the distribution partner's ability to collect payment from an end-user. We typically do not grant exclusive sales territories to our distribution partners, but may do so in the future if a proposed distribution transaction merits such an arrangement.

Research and Development

  As of December 31, 1998, we employed 65 people in our research and development organization. This team is responsible for the design, development and release of ONYX products. The group is organized into four disciplines: development, quality assurance, documentation and program management. Members from each of these disciplines, along with a product manager from our marketing department, form separate product teams that work closely with sales, marketing, professional services, customers and prospects to better understand market needs and requirements. When required, we also utilize third-party development firms to expand the capacity and technical expertise of our internal research and development team. Additionally, we sometimes license third-party technology that is incorporated into our products. We believe this approach significantly shortens our time to market without compromising our competitive position or product quality. Therefore, we expect to continue to draw on third-party resources in the foreseeable future.

  We have a well-defined software development methodology that we believe allows us to deliver products that satisfy real business needs for the global market and meet commercial quality expectations. This methodology is based on the following key components:

  . specification and review of business requirements, functional requirements, prototypes, technical designs, test plans and documentation plans;

  .  iterative, scheduled quality assurance of code and documentation;

  .  frequent stabilization of product;

  .  test automation definition, instrumentation and execution;

  . test functions, components, systems, integration, performance, stress and international and Year 2000 compliance;

  . full product regression testing before beta or general availability releases;

  . trial deployments in an internal production environment prior to release;

  .  external beta releases; and

  .  general availability release.

  We emphasize quality assurance throughout the software development life cycle. We believe that strong emphasis placed on analysis and design early in the project life cycle reduces the number and costs of defects that may be found in later stages. Our development methodology focuses on delivery of product to a global market, enabling localization into multiple languages from a single code base.

Intellectual Property and Other Proprietary Rights

  To protect our proprietary rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products, and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into, and we may not become aware of, or have adequate remedies in the event of, such breach.

  "ONYX," "ONYX Web Wizards" and "Total Customer Management" are registered trademarks of ONYX Software Corporation. We have applied for federal registration of the marks "Customer Center," "Customer Center-Unplugged," "RapidLink" and "ChannelConnect." All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

  We pursue the registration of certain of our trademarks and service marks in the United States and in certain other countries, but we have not secured registration of all our marks. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in other jurisdictions. A significant portion of our marks include the word "Onyx." ONYX Computers Incorporated has filed a lawsuit against us alleging trademark infringement of the mark ONYX in Canada. This claim, even if not meritorious, could require the expenditure of significant financial and managerial resources. A negative outcome could materially adversely affect our business, financial condition and operating results. Other companies use

"Onyx" in their marks alone or in combination with other words, and we cannot prevent all third-party uses of the word "Onyx." We license certain trademark rights to third parties. Such licensees may not abide by compliance and quality control guidelines with respect to such trademark rights and may take actions that would materially adversely affect our business, financial condition and operating results.

Competition

  The market for enterprise relationship management software is intensely competitive, fragmented and rapidly changing. To our knowledge, we are the only provider of enterprise relationship management software solutions that focuses exclusively on the Windows NT platform. We believe that we compete effectively as a result of our integrated, relationship-centric, rapidly deployable, Internet-enabled solution that is optimized for the Windows NT platform, coupled with our commitment to providing high-quality solutions that yield a rapid return on investment and a low total cost of ownership.

  We face competition in the enterprise relationship management software market primarily from

  . customer interaction software applications vendors, such as Clarify, Inc., Pivotal Corp., SalesLogix Corporation, Siebel Systems, Inc., and The Vantive Corporation,

  . large enterprise software vendors, such as Baan Company N.V., J. D. Edwards & Co., Oracle Corporation, PeopleSoft Corporation and SAP AG, and

  . our potential customers' information technology departments, which may seek to develop proprietary enterprise relationship management systems.

  Many of our competitors have already established supplier relationships with divisions of our current or potential customers. These competitors may be able to leverage their existing relationships to discourage these customers from purchasing additional ONYX products or persuade them to replace our products with their products. Many of our competitors have longer operating histories, significantly greater resources and name recognition and a larger installed base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements.

  We expect that competition will increase as other established and emerging companies enter the enterprise relationship management market, as new products and technologies are introduced and as new competitors enter the market. Increased competition may result in price reductions, lower gross margins and loss of our market share, any of which could materially adversely affect our business, financial condition and operating results.

Employees

  As of December 31, 1998, we had a total of 271 employees, excluding independent contractors and other temporary employees, including 65 people in research and development, 114 people in sales and marketing, 61 people in consulting, customer support and training and 31 people in general and administrative services. Our future performance depends in significant part on the continued service of our key technical, sales and senior management personnel. The loss of the services of one or more of our key employees could have a material adverse effect on our business, financial condition and operating results. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense. We cannot provide any assurance that we can retain our key technical, sales and managerial personnel in the future. None of our employees is represented by a labor union, and we consider our employee relations to be good.

Facilities

  Our principal administrative, sales, marketing, support and research and development facilities are located in approximately 38,500 square feet of space in Bellevue, Washington. Our principal lease, covering 33,000 square feet of this office space, expires on June 30, 1999. The remaining leases expire between June 1999 and January 2002. In July 1999, we plan to relocate our principal administrative, sales, marketing, support and research and development facilities to a new location in Bellevue, Washington with approximately 90,000 square feet, pursuant to a lease that expires in 2006. We currently lease other domestic sales and support offices in California, Colorado, Georgia, Illinois, Maryland, Massachusetts, Minnesota, New Jersey, Oregon and Texas. We maintain international offices in Australia, Singapore and the United Kingdom.

Legal Proceedings

  In the computer software market there is frequent and substantial intellectual property litigation, which is often complex and expensive, and involves a significant diversion of resources and uncertainty of outcome. We have been subject to claims and expect to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of trademarks and other intellectual property rights of third parties. On September 25, 1998, ONYX Computers Incorporated filed a lawsuit against us in the Federal Court of Canada--Trial Division in Toronto. ONYX Computers Incorporated alleges trademark infringement of the mark "ONYX" in Canada and seeks

  . a permanent injunction preventing us from using the mark "ONYX," the trade name "ONYX Software Corporation" or any other similar marks or trade names in Canada;

  . an order requiring us to deliver or destroy all materials in our possession or under our control bearing the mark "ONYX"; and

  .  other damages, interest and court costs.

This claim, even if not meritorious, could require the expenditure of significant financial and managerial resources. A negative outcome could materially adversely affect our business, financial condition and operating results. Other than the trademark infringement matter described above, as of the date of this prospectus, we are not a party to any litigation that, if adversely determined, would have a material adverse effect on our business, financial condition and operating results.

                                   MANAGEMENT

Executive Officers and Directors

  The executive officers and directors of ONYX as of January 15, 1999 are as follows:

   Name                     Age                             Position
   ----                     --- ----------------------------------------------------------------
   Brent R. Frei...........  32 President, Chief Executive Officer and Chairman of the Board
   Sarwat H. Ramadan.......  55 Vice President, Chief Financial Officer, Secretary and Treasurer
   Keith D. Brown..........  40 Vice President of Marketing
   Eben W. Frankenberg.....  32 Vice President of Sales
   Howard K. Hawk..........  35 Vice President of International Operations
   Michael D. Racine.......  41 Vice President of Professional Services
   Mary A. Reeder..........  40 Vice President of Product Development
   H. Raymond Bingham......  53 Director
   William B. Elmore(1)....  45 Director
   Jay C. Hoag(2)..........  40 Director
   Paul G. Koontz(1)(2)....  38 Director
   Daniel R. Santell.......  40 Director
   Todd A. Stevenson.......  30 Director

--------
(1)  Member of the compensation committee.
(2)  Member of the audit committee.

  Brent R. Frei, a cofounder of ONYX, has been a director of ONYX since its inception in 1994, served as Secretary and Treasurer from September 1995 to October 1998, and has served as President since September 1995 and Chief Executive Officer and Chairman of the Board since October 1998. From 1991 to February 1994, Mr. Frei was a Programmer Analyst with Microsoft's Information Technology Group, in which position he was involved with creating international customer information systems. From 1989 to 1990, he was a mechanical engineer with Motorola Corporation. Mr. Frei received his B.S. in engineering from the Thayer School of Engineering at Dartmouth College.

  Sarwat H. Ramadan has been Chief Financial Officer of ONYX since June 1998 and Vice President, Secretary and Treasurer since October 1998. From 1993 to June 1998, Mr. Ramadan was the Chief Financial Officer, Secretary and Treasurer of Integrated Measurement Systems, Inc., an engineering test stations and software company. From 1987 to 1993, Mr. Ramadan was Chief Accounting Officer and Finance Director of Mentor Graphics Corporation, an electronic design automation software company. Mr. Ramadan held various executive positions from 1985 to 1987 with CAD/CAM Resources, Inc. and from 1979 to 1985 with Computervision Corporation. Mr. Ramadan received his B.S. from Ain Shams University, his M.B.A. from the University of New Haven and his C.S.S. from Harvard University.

  Keith D. Brown has been Vice President of Marketing of ONYX since October 1997. From 1987 to October 1997, Mr. Brown held several positions, including Strategic Alliances Manager, Product Marketing Manager and Worldwide Marketing Manager, in Hewlett-Packard Corporation's LaserJet Printer Solutions Group. Mr. Brown received his B.S. in electrical engineering from the DeVry Institute of Technology and his M.B.A. from the University of Montana.

  Eben W. Frankenberg joined ONYX in January 1995 and has been Vice President of Sales since August 1995. From 1990 to December 1994, Mr. Frankenberg was a petroleum geophysicist for Amoco Production Company, a developer of crude oil and natural gas, and Amoco Netherlands Petroleum Co., a producer of petroleum. Mr. Frankenberg received his B.A. from Dartmouth College and his M.S. from Stanford University.

  Howard K. Hawk has been Vice President of International Operations of ONYX since August 1996. From 1989 to August 1996, Mr. Hawk was Director of International Information Technology of Microsoft. From

1985 to 1987, he was a Senior Consultant with Andersen Consulting LLP. Mr. Hawk received his B.S. in business administration with a concentration in information systems from the University of Washington.

  Michael D. Racine has been Vice President of Professional Services of ONYX since July 1994. From 1991 to July 1994, Mr. Racine held various positions with Microsoft's Information Technology Group, including Project Manager in the development and deployment of a revenue consolidation and reporting system. From 1987 to 1991, he was a Senior Consultant with Andersen Consulting LLP. Mr. Racine received his B.A. from Utah State University and his M.B.A. from the University of Oregon.

  Mary A. Reeder has been Vice President of Product Development of ONYX since June 1996. From 1989 to May 1996, Ms. Reeder worked for Microsoft, where she was involved in product development, process management and emerging technology. From 1987 to 1989, she was an independent consultant, developing custom software. From 1985 to 1987, she was a Senior Programmer Analyst of Data I/O Corporation, a manufacturer of engineering programming systems. Ms. Reeder received her B.S. in computer science and her B.F.A. in graphic design from the University of Washington.

  H. Raymond Bingham became a director of ONYX in January 1999. Since 1993, Mr. Bingham has been Chief Financial Officer and Executive Vice President of Cadence Design Systems, Inc. From 1988 to 1993, Mr. Bingham was Executive Vice President and Chief Financial Officer of Red Lion Hotels and Inns. From 1984 to 1988, he was Managing Director of Agrico Overseas Investment Company, a subsidiary of The Williams Companies, Inc. Mr. Bingham serves on the boards of directors of Integrated Measurement Systems, Inc., Legato Systems, Inc. and Sunstone Hotel Investors, Inc. Mr. Bingham received his B.S. in economics from Weber State College and his M.B.A. from the Harvard Business School.

  William B. Elmore has been a director of ONYX since March 1996. Since 1995, Mr. Elmore has been a member of Foundation Capital Management, L.L.C., the general partner of Foundation Capital, L.P., a venture capital firm focused on early-stage information technology companies. From 1987 to 1995, he was a general partner of Inman & Bowman, a venture capital firm. Mr. Elmore serves on the boards of directors of Wind River Systems, Inc. and Pilot Network Services, Inc., as well as several privately held companies. Mr. Elmore received his B.S. and M.S. in electrical engineering from Purdue University and his M.B.A. from Stanford University.

  Jay C. Hoag has been a director of ONYX since October 1998. Since June 1995, Mr. Hoag has been a managing member of Technology Crossover Management II, L.L.C. From 1982 to 1994, he was with Chancellor Capital Management, Inc. Mr. Hoag serves on the boards of directors of several privately held companies. Mr. Hoag received his B.A. in economics and political science from Northwestern University and his M.B.A. from the University of Michigan.

  Paul G. Koontz has been a director of ONYX since April 1997. Since 1996, Mr. Koontz has been a member of Foundation Capital Management, L.L.C., the general partner of Foundation Capital, L.P. From 1995 to 1996, he was with Sutter Hill Ventures and, in 1994, he was the initial Vice President of Marketing of Netscape Communications Corporation. From 1987 to 1994, Mr. Koontz was with Silicon Graphics, Inc., where he held a number of positions, including Director of Marketing. From 1983 to 1987, he held various marketing and management positions with Hewlett-Packard Corporation in the United States and Europe.
Mr. Koontz serves on the boards of directors of several privately held companies. Mr. Koontz received his B.S. in mechanical engineering from Princeton University and his Masters in engineering management from Stanford University.

  Daniel R. Santell has been a director of ONYX since November 1994. Since 1996, Mr. Santell has been the Vice President of Worldwide Services for InterWorld Corporation. From 1995 to 1996, he was Director of the North American Client Services Division for SSA Corporation, from 1992 to 1996, he was Vice President of Product Development at Platinum Software and from 1983 to 1992, he was a Manager at Andersen Consulting LLP. Mr. Santell received his B.S.E. from Purdue University and his M.B.A. from the University of Washington.

  Todd A. Stevenson, a cofounder of ONYX, has been a director of ONYX since its inception in 1994 and served as Chairman of the Board until October 1998. Mr. Stevenson has been a manager of the Developer Support Service Group since July 1998. He previously served as Chief Technology Officer from June 1996 to July 1998 and Vice President of Development from ONYX's inception to June 1996. From 1993 to 1994, Mr. Stevenson was a programmer involved in creating international customer information systems at Microsoft and from 1991 to 1993, he was a support analyst for Microsoft Pty (Australia) developer products. Mr. Stevenson received his B.S. in computer science from Oregon State University.

Committees of the Board of Directors

  The compensation committee of our board of directors currently consists of Messrs. Elmore and Koontz. The compensation committee

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans; and

  .  makes recommendations to the board of directors regarding such matters.

  The audit committee consists of Messrs. Hoag and Koontz. The audit committee

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other services provided by our independent auditors; and

  .  reviews and evaluates our audit and control functions.

Director Compensation

  All nonemployee directors of the Company will be paid

  .  $1,000 for each board of directors meeting attended in person,

  .  $500 for each board meeting attended telephonically,

  .  $500 for each committee meeting attended in person, and

  .  $250 for each committee meeting attended telephonically.

We also reimburse them for reasonable expenses they incur in attending meetings of the board of directors and its committees. In November 1994, we granted Mr. Santell, an ONYX director, a nonqualified stock option to purchase 50,000 shares of common stock at an exercise price of $0.12 per share. In January 1999, we granted Mr. Bingham, an ONYX director, a nonqualified stock option to purchase 50,000 shares of common stock at an exercise price of $9.00 per share, plus an annual grant over the next five years, commencing in 2000, of an additional 5,000 shares at an exercise price equal to the fair market value on the date of grant. We currently intend to make comparable option grants to future nonemployee directors. Directors of ONYX are eligible to participate in our 1998 option plan.

Director and Officer Indemnification and Liability

  Our articles of incorporation limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director shall be personally liable to ONYX or its shareholders for monetary damages resulting from his or her conduct as a director of ONYX, except liability for

  . acts or omissions involving intentional misconduct or knowing violations of law,

  .  unlawful distributions, or

  . transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

  Our articles of incorporation also provide that we shall indemnify any individual made a party to a proceeding because that individual is or was a director of ONYX and shall advance or reimburse reasonable expenses incurred by such individual in advance of the final disposition of the proceeding to the full extent permitted by applicable law. Any repeal of or modification to our articles of incorporation may not adversely affect any right of a director of ONYX who is or was a director at the time of such repeal or modification. To the extent the provisions of our articles of incorporation provide for indemnification of directors for liabilities arising under the Securities Act of 1933, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

  Our bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and agents to the full extent permitted by law. In addition, we have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that arise because of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Finally, we intend to purchase and maintain a liability insurance policy, pursuant to which our directors and officers may be indemnified against liability they may incur for serving in their capacities as directors and officers of ONYX.

  We believe that the limitation of liability provision in our articles of incorporation, the indemnification provisions in our bylaws, the indemnification agreements and the liability insurance policy will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of ONYX.

Compensation Committee Interlocks and Insider Participation

  Our board of director's compensation committee currently consists of Messrs. Elmore and Koontz. No member of our board of directors or of its compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or its compensation committee.

  Messrs. Elmore and Koontz are Members of Foundation Capital Management, L.L.C., which is the General Partner of Foundation Capital, L.P. and a Member of Foundation Capital Entrepreneurs Fund, L.L.C. In addition, Foundation Capital Management, L.L.C. holds a 7.86% interest in TCV II Strategic Partners, L.P., another holder of ONYX Series B Preferred Stock.

  The entities affiliated with Foundation Capital Management, L.L.C. are parties to an Amended and Restated Investors' Rights Agreement dated as of March 31, 1997. Pursuant to the terms of the Investors' Rights Agreement, the holders of the Series B Preferred Stock have a right of first offer to purchase in the initial public offering their pro rata share of an aggregate number of shares equal to the greater of (1) the number of shares having an aggregate offering price of $3,000,000 and (2) 10% of the shares offered in the initial public offering; provided, however, that the purchase amount shall not exceed the number of shares having an aggregate offering price of $4,000,000. Each holder of Series B Preferred Stock is also entitled to purchase its pro rata share of any shares not purchased by the other holders of Series B Preferred Stock. The Investors' Rights Agreement also grants certain registration rights that obligate ONYX, under certain circumstances, to effect a registration under the Securities Act of shares of common stock. See "Description of Capital Stock--Registration Rights."

  The entities affiliated with Foundation Capital Management, L.L.C. have expressed a current intent to exercise their right to purchase shares in this offering, including any shares subject to the right of first offer but not purchased by the other holders of the Series B Preferred Stock. Despite their expressions of intent, the entities affiliated with Foundation Capital Management, L.L.C. are under no obligation to purchase any shares in this offering until the earlier to occur of

  . delivery to them of the prospectus filed with the Securities and Exchange Commission with respect to this offering and

  . two hours after the later to occur of (1) effectiveness of the Registration Statement of which this prospectus forms a part and (2) determination of the initial public offering price.

  Prior to that time, the entities affiliated with Foundation Capital Management, L.L.C. can elect not to purchase shares in this offering for any reason, including as a result of access to information about ONYX or this offering not known to ONYX or other potential investors. Accordingly, ONYX can make no assurance that the entities affiliated with Foundation Capital Management, L.L.C. will purchase shares in this offering and, if any of them do not purchase such shares, the pricing or consummation of this offering could be adversely affected.

  In April 1998, entities affiliated with Foundation Capital Management, L.L.C. entered into a transaction with Leon and Barbara Stevenson, the parents of Todd Stevenson, who is a cofounder and director of ONYX, pursuant to which Mr. and Mrs. Stevenson

  .  executed promissory notes to borrow $425,000 from such entities,

  .  pledged 283,331 shares of common stock to secure such indebtedness, and

  . granted to the entities affiliated with Foundation Capital Management, L.L.C. call options to purchase 100,000 shares of common stock of ONYX at a per share purchase price of $4.25.

  The promissory notes are interest free and no payments are due until April 30, 2003. In connection with these transactions, we agreed to hold in escrow the shares of ONYX common stock subject to the Stevensons' call options and pledges. The call options have been exercised, subject to the closing of this offering. The exercise price for the call options will be paid by cancellation of the promissory notes.

  In connection with this offering, our board of directors and shareholders approved amendments to our articles of incorporation that, among other things, increase by an aggregate of 25,000 the number of shares of common stock issuable on conversion of the Series B Preferred Stock held by the entities affiliated with Foundation Capital Management, L.L.C. and eliminate the minimum per share price threshold for automatic conversion of our preferred stock upon completion of this offering.

  We have entered into separate indemnification agreements with each of Messrs. Elmore and Koontz.

Executive Compensation

  The following table sets forth information concerning the compensation received for services rendered to ONYX in all capacities during the year ended December 31, 1998 by ONYX's Chief Executive Officer and the other executive officer of ONYX who earned compensation in excess of $100,000.

                           Summary Compensation Table

                                          Annual Compensation
                                        -----------------------
                                                                 Other Annual      All Other
Name and Principal Position             Year Salary($) Bonus($) Compensation($) Compensation($)
--------------------------------------  ---- --------- -------- --------------- ---------------
Brent R. Frei, Chief Executive Officer
 and President........................  1998 $ 85,000  $ 1,500     $   -0-         $   -0-
                                        1997   75,334    1,500         -0-             -0-
Keith D. Brown, Vice President of
 Marketing(1).........................  1998  114,083    1,250         -0-             -0-

--------
(1) Mr. Brown joined ONYX in October 1997. The compensation he earned in fiscal 1997 did not exceed $100,000.

                       Option Grants in Last Fiscal Year

  We did not grant Mr. Frei any stock options during fiscal 1998. The following table sets forth certain information regarding stock options we granted Mr. Brown during fiscal 1998.

                                        Individual Grants
                         -------------------------------------------------
                                                                               Potential
                                                                           Realizable Value
                                                                           at Assumed Annual
                                                                            Rates of Stock
                         Number of     Percent of                                Price
                         Securities  Total Options                         Appreciation for
                         Underlying    Granted to                           Option Term(2)
                          Options     Employees in   Exercise   Expiration -----------------
          Name           Granted(#)  Fiscal Year(1) Price($/Sh)    Date     5%($)    10%($)
          ----           ----------  -------------- ----------- ---------- -------- --------
Keith D. Brown..........   40,000(3)      2.7%         $2.50      6/1/08   $551,558 $937,497

--------
(1) Based on a total of 1,456,660 option shares granted to employees during fiscal 1998.

(2) The assumed rates of appreciation are prescribed by the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast or predict future stock prices.

(3) One-fourth of Mr. Brown's options vest and become exercisable 18 months after the date of grant and an additional one-eighth of his options vest and become exercisable at the end of each six-month period thereafter.

                       Fiscal 1998 Year-End Option Values

  Mr. Brown did not exercise any options during fiscal 1998. The following table sets forth certain information regarding unexercised stock options held by Mr. Brown as of December 31, 1998. Mr. Frei does not currently hold options to purchase capital stock of ONYX.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at          In-the-Money Options at
                                Fiscal Year-End(#)      Fiscal Year-End ($)(1)
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
Keith D. Brown..............     --         120,000        $ 0      $1,044,000

--------
(1) Calculated on the basis of an assumed initial public offering price of $10.00 per share.

Employment Agreement With Mr. Brown

  Pursuant to an employment agreement, dated September 14, 1997, we agreed to provide Mr. Brown with an annual salary of $110,000; participation in ONYX's bonus program, insurance and other employee benefits; options to purchase 80,000 shares of common stock, which vest over a period of four and one-half years; and a relocation allowance to cover relocation expenses to the Seattle area.

  In addition, if ONYX is purchased within 18 months of Mr. Brown's hire date, resulting in the elimination of his role as Vice President of Marketing through no fault of Mr. Brown, and another comparable position is not offered, Mr. Brown is entitled to receive a payment equal to six months' base salary. In this event, we would also accelerate the vesting of 25% of his initial 80,000 share option grant.

Employee Benefit Plans

 1998 Stock Incentive Compensation Plan

  Our board of directors and shareholders have adopted our 1998 option plan. The purpose of our 1998 option plan is to enhance long-term shareholder value by offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors of ONYX and its subsidiaries to participate in ONYX's growth and success, and to encourage them to remain in the service of ONYX and its subsidiaries and to own ONYX stock. Our 1998 option plan provides for awards of stock options and restricted stock. Our board has reserved a total of 1,500,000 shares of common stock, plus

  . any shares reserved but not granted under our 1994 option plan or returned to the 1994 option plan upon termination of options or repurchase of shares by ONYX and

  . an automatic annual increase, to be added on the first day of our fiscal year beginning in 2000, equal to the lesser of (1) 1,675,763 shares and
     (2) 5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in ONYX's Annual Report for the preceding year.

As of December 31, 1998, options to purchase 16,200 shares of common stock were outstanding under our 1998 option plan with exercise prices of $9.00 per share, options to purchase 1,646,246 shares were available for future grant and no options had been exercised.

  Stock Option Grants. The compensation committee of our board of directors serves as the plan administrator of our 1998 option plan. The plan administrator has the authority to select individuals to receive options under our 1998 option plan and to specify the terms and conditions of each option granted (incentive or nonqualified), the exercise price (which, for incentive stock options, must be at least equal to the fair market value of the common stock on the date of grant), the vesting provisions and the option term. For purposes of our 1998 option plan, fair market value means the average of the high and low per share sales price as reported on the Nasdaq National Market on the date of grant. Unless otherwise provided by the plan administrator, and to the extent required for incentive stock options by the Internal Revenue Code, an option granted under our 1998 option plan will expire ten years from the date of grant or, if earlier, three months after the optionee's termination of service (other than termination for cause) or one year after the optionee's death or disability.

  Stock Awards. The plan administrator is authorized under our 1998 option plan to issue shares of common stock to eligible participants with terms, conditions and restrictions established by the plan administrator in its sole discretion. Restrictions may be based on continuous service with ONYX or its subsidiaries or the achievement of performance goals. Holders of restricted stock are shareholders of ONYX and have, subject to certain restrictions, all the rights of shareholders with respect to such shares.

  Adjustments. The plan administrator will make proportional adjustments to the aggregate number of shares issuable under our 1998 option plan and to outstanding awards in the event of stock splits or other capital adjustments.

  Corporate Transactions. In the event of certain corporate transactions, such as a merger or sale of ONYX, each outstanding option and restricted stock award will automatically accelerate and become 100% vested immediately before the corporate transaction, unless the option or restricted stock award is, in connection with the corporate transaction, assumed by ONYX's successor corporation or parent thereof. Any option or restricted stock award granted to an "executive officer," as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, that is assumed or replaced in the corporate transaction will automatically accelerate in the event the executive officer terminates his or her employment for certain specified good reasons, or the successor corporation terminates the executive officer's employment or services without cause within two years following the corporate transaction.

 1998 Employee Stock Purchase Plan

  Our board of directors and shareholders have adopted our employee stock purchase plan. We will implement the stock purchase plan upon the effectiveness of this offering. We intend for this plan to qualify under Section 423 of the Internal Revenue Code. This plan permits eligible employees of ONYX and its subsidiaries to purchase common stock through payroll deductions of up to 10% of their compensation. Under this plan, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of ONYX's or a subsidiary's common stock may not participate in this plan. We authorized the issuance under this plan of a total of 500,000 shares of common stock, plus an automatic annual increase, to be added on the first day of our fiscal year beginning in 2000, equal to the lesser of (1) 200,000 shares and (2) 1.2% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in ONYX's Annual Report for the preceding year, or a lesser amount determined by our board of directors. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under this plan.

  We will implement the stock purchase plan with six-month offering periods. The first offering period will commence on the effectiveness of this offering. Subsequent offering periods will begin on each January 1 and July 1. The price of the common stock purchased under this plan will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the common stock and 85% of the fair market value on June 30, 1999. This plan terminates ten years after the date of adoption by our board of directors, but the board may terminate it at any earlier time. We have not yet issued any shares of common stock under this plan.

  In the event of a merger, consolidation or acquisition by another corporation of all or substantially all of our assets, each outstanding option to purchase shares under the stock purchase plan shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed merger or sale. Similarly, in the event of a proposed liquidation or dissolution of ONYX, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

 1994 Combined Incentive and Nonqualified Stock Option Plan

  In April 1994, our board of directors and shareholders adopted our 1994 option plan and reserved an aggregate of 5,000,000 shares of common stock for grants of stock options under the plan. Our 1994 option plan provides for the grant of options for common stock to employees, directors, consultants or independent contractors of ONYX or its subsidiaries. As of December 31, 1998, options to purchase 3,218,330 shares of common stock were outstanding under our 1994 option plan with exercise prices ranging from $0.10 to $9.00 per share and options for 1,619,224 shares had been exercised. Simultaneous with the adoption of the 1998 option plan, our board of directors suspended our 1994 option plan and determined that no further grants shall be made pursuant to it. Any future cancellations of options from our 1994 option plan will become available for future grant under our 1998 option plan.

  Our 1994 option plan is administered by our board of directors. Options granted under our 1994 option plan must be exercised within three months of the optionee's termination of service (as defined in our 1994 option plan) to or employment by ONYX, or within one year after the optionee's termination by death or disability, but in no event later than the expiration of the option term. Options granted under our 1994 option plan are not transferable by the optionee, except by will or the laws of descent and distribution, and generally are exercisable during the optionee's lifetime only by the optionee.

  In the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of ONYX, as a result of which the shareholders receive cash, stock or other property in exchange for their shares of common stock, the board of directors will determine whether provision will be made in connection with any such transaction for assumption of the options under our 1994 option plan or substitution of appropriate new options covering the stock of the successor corporation or an affiliate of the successor corporation. If the board of directors determines that no such assumption or substitution will be made, each outstanding option under our 1994 option plan will automatically accelerate and become 100% vested and exercisable immediately before the transaction. Acceleration will not occur, however, if, in the opinion of our accountants, it would render unavailable "pooling of interest" accounting for the transaction.

 401(k) Plan

  We maintain a 401(k) plan that covers all our employees who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. We may make an annual contribution for the benefit of eligible employees in an amount determined by our board of directors. We have not made any such contribution to date and have no current plans to do so. Eligible employees may make pretax elective contributions of up to 15% of their compensation, subject to maximum limits on contributions prescribed by law.

                              CERTAIN TRANSACTIONS

  Since our inception in February 1994, we have issued shares of preferred stock in private placement transactions as summarized in the following table:

                                                      Shares of Preferred Stock
                                      ----------------------------------------------------------
                                                         Entities affiliated
                                           Entities        with Technology
                                       affiliated with        Crossover
   Class of       Issuance  Price Per Foundation Capital   Management II,       Hillman/Dover
Preferred Stock     Date      Share   Management, L.L.C.       L.L.C.        Limited Partnership
---------------  ---------- --------- ------------------ ------------------- -------------------
   Series A      March 1996   $1.38       2,174,082                --                  --
   Series B      March 1997   $6.35         314,961            629,922             314,960

  William B. Elmore and Paul G. Koontz, directors of ONYX, are members of Foundation Capital Management, L.L.C., which is the general partner of Foundation Capital, L.P. and a member of Foundation Capital Entrepreneurs Fund, L.L.C. Jay C. Hoag, a director of ONYX, is a managing member of Technology Crossover Management II, L.L.C., the general partner of Technology Crossover Ventures II, L.P., TCV II (Q), L.P., Technology Crossover Ventures II, C.V., TCV II Strategic Partners, L.P. and TCV II V.O.F. In addition, Foundation Capital Management, L.L.C. holds a 7.86% interest in TCV II Strategic Partners, L.P. All outstanding shares of preferred stock will convert into an aggregate of 3,533,925 shares of common stock upon the closing of this offering.

  In connection with the issuances of preferred stock described above, we entered into the Investors' Rights Agreement with the holders of our preferred stock and certain principal shareholders of our common stock, including:

  . Brent R. Frei, President, Chief Executive Officer and Chairman of the Board of ONYX, his parents, Ronald and Glenda Frei, his sister, Colleen Chmelik, and his brother-in-law, James Chmelik;

  .  Brian J. Janssen, a former director and a principal shareholder of ONYX;

  . Todd A. Stevenson, a director of ONYX, and his parents, Leon and Barbara Stevenson; and

  .  Michael and Mary Racine, principal shareholders of ONYX.

  Pursuant to the terms of this Investors' Rights Agreement, the holders of the Series B Preferred Stock are entitled to purchase shares in the initial public offering. The Investors' Rights Agreement also grants certain registration rights that obligate ONYX, under certain circumstances, to effect a registration under the Securities Act of shares of common stock. See "Description of Capital Stock--Registration Rights."

  The entities affiliated with Foundation Capital Management, L.L.C. and Technology Crossover Management II, L.L.C. have expressed a current intent to exercise their right to purchase shares in this offering, while Hillman/Dover Limited Partnership has elected to waive its right. The entities affiliated with Foundation Capital Management, L.L.C. and Technology Crossover Management II, L.L.C. also have expressed a current intent to purchase in this offering the shares that Hillman/Dover Limited Partnership has elected not to purchase.

  Despite their expressions of intent, the entities affiliated with Foundation Capital Management, L.L.C. and Technology Crossover Management II, L.L.C. are under no obligation to purchase any shares in this offering until the earlier to occur of

  . delivery to them of the prospectus filed with the Securities and Exchange Commission with respect to this offering and

  . two hours after the later to occur of (1) effectiveness of the Registration Statement, of which this prospectus is a part, and (2) determination of the initial public offering price.

  Prior to that time, the entities affiliated with Foundation Capital Management, L.L.C. and Technology Crossover Management II, L.L.C. can elect not to purchase shares in this offering for any reason, including as a result of access to information about ONYX or this offering not known to ONYX or other potential investors.

Accordingly, ONYX can make no assurance that the entities affiliated with Foundation Capital Management, L.L.C. and Technology Crossover Management II, L.L.C. will purchase shares in this offering, and, if any of them do not purchase shares, the pricing or consummation of this offering could be adversely affected.

  In May 1998, the entities affiliated with Technology Crossover Management II, L.L.C. entered into a transaction with Ronald and Glenda Frei, the parents of Brent Frei, who is our chief executive officer, pursuant to which Mr. and Mrs. Frei

  . executed promissory notes to borrow $85,000 from entities affiliated with Technology Crossover Management II, L.L.C.;

  .   pledged to the entities affiliated with Technology Crossover Management
     II, L.L.C. 56,666 shares of common stock of ONYX to secure such indebtedness; and

  .   granted to the entities affiliated with Technology Crossover Management
     II, L.L.C. call options to purchase 20,000 shares of common stock at a per share price of $4.25.

  The promissory notes are interest free and no payments are due until May 1, 2003. In connection with this transaction, we agreed to hold in escrow the shares of ONYX common stock subject to the Freis' call options and pledges. The call options have been exercised, subject to the closing of this offering. The exercise price for the call options will be paid by cancellation of the promissory notes.

  In July 1998, Eben W. Frankenberg, an ONYX officer, exercised an option to purchase 800,000 shares of common stock and paid the exercise price by issuing a full recourse promissory note to us in the amount of $160,000. The note is secured by 750,000 shares of the common stock issued upon exercise. The note accrues interest at the rate of 5.39% per annum and is due in July 2001. To date, no payments have been made on the note.

  In connection with this offering, our board of directors and shareholders approved amendments to our articles of incorporation that, among other things, increase by an aggregate of 100,000 the number of shares of common stock issuable on conversion of our Series B Preferred Stock and eliminate the minimum per share price threshold for automatic conversion of our preferred stock upon completion of this offering.

  We have entered into separate indemnification agreements with each of our directors and executive officers.

                             PRINCIPAL SHAREHOLDERS

  The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock as of December 31, 1998 for

  . each person or group that we know owns more than 5% of the common stock,

  . each of our directors,

  . our chief executive officer,

  . the officer whose compensation exceeded $100,000 in 1998, and

  . all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at the principal offices of ONYX.

                                                    Percentage of Shares
                                                         Outstanding
                                                    ------------------------
                                  Number of Shares    Before        After
        Name and Address         Beneficially Owned  Offering      Offering
        ----------------         ------------------ ----------    ----------
Entities Affiliated with
 Foundation Capital
 Management, L.L.C.(1)..........      2,679,281           19.86%        16.15%
  75 Willow Road
  Menlo Park, CA 94025
Brian J. Janssen(2).............      2,308,895           17.25         14.00
Todd A. Stevenson(3)............      2,500,000           18.68         15.16
Brent R. Frei(4)................      2,500,000           18.68         15.16
Michael D. Racine(5)............        991,105            7.40          6.01
Eben W. Frankenberg(6)..........        800,000            5.98          4.85
Glenda and Ronald Frei(7).......        708,000            5.29          4.29
Entities Affiliated with
 Technology Crossover
 Management II, L.L.C.(8).......        906,589            6.67          5.43
  56 Main Street, Suite 210
  Millburn, NJ 07041
Ray Bingham.....................            --              --            --
William B. Elmore(9)............      2,679,281           19.86         16.15
Jay C. Hoag(10).................        906,589            6.67          5.43
Paul G. Koontz(11)..............      2,679,281           19.86         16.15
Daniel R. Santell(12)...........         40,000               *             *
Keith D. Brown..................            --              --            --
All directors and executive
 officers as a group (13
 persons)(13)...................     10,567,550           76.14         62.24

--------
  *   Less than 1%.

 (1) Includes 2,514,043 shares issuable upon conversion of the preferred stock held by entities affiliated with Foundation Capital Management, L.L.C. Also includes 61,905 shares over which entities affiliated with Foundation Capital Management, L.L.C. hold call options, which options have been exercised effective immediately prior to the closing of this offering. Also includes up to 103,333 shares issuable on exercise of certain contractual rights of first offer pursuant to the Investors' Rights Agreement, which rights the entities affiliated with Foundation Capital Management, L.L.C. have expressed a current interest to exercise. Foundation Capital Management, L.L.C. is the general partner of Foundation Capital, L.P. and the manager of Foundation Capital Entrepreneurs Fund, L.L.C., and thus is deemed to beneficially own such shares. Messrs. Elmore and Koontz, directors of ONYX, Kathryn Gould, James Andersen and Michael Schuh are members of Foundation Capital Management, L.L.C.

 (2) Includes 300,000 shares for which Mr. Janssen has sole voting power pursuant to irrevocable proxies granted to him by various persons and entities to whom he previously transferred shares of ONYX common stock, which proxies will terminate upon the closing of this offering. Mr. Janssen disclaims beneficial ownership of such shares upon termination of such proxies. Mr. Janssen is a former director of ONYX.

 (3) Includes 578,750 shares for which Mr. Stevenson has sole voting power pursuant to irrevocable proxies granted to him by various persons to whom he previously transferred shares of ONYX common stock, which proxies will terminate upon the closing of this offering. Mr. Stevenson disclaims beneficial ownership of such shares upon termination of such proxies.

 (4) Includes 904,900 shares for which Mr. Frei has sole voting power pursuant to irrevocable proxies granted to him by various persons to whom he previously transferred shares of ONYX common stock, which proxies will terminate upon the closing of this offering. Mr. Frei disclaims beneficial ownership of such shares upon termination of such proxies.

 (5) Includes 350,505 shares held jointly with Mr. Racine's spouse. Also includes 70,300 shares held by the Michael Racine Generation-Skipping Trust of 1998 and 70,300 shares held by the Mary Racine Generation-Skipping Trust of 1998, trusts for the benefit of Mr. Racine's children, for which Mr. Racine has sole voting power pursuant to irrevocable proxies granted to him, which proxies will terminate upon the closing of this offering. Mr. Racine disclaims beneficial ownership of the shares held by such trusts upon termination of such proxies.

 (6) Includes 25,000 shares held by the Eben Whitfied Frankenberg Generation-Skipping Trust of 1998 and 25,000 shares held by the Sarah Shaw Frankenberg Generation-Skipping Trust of 1998, trusts for the benefit of Mr. Frankenberg's children, for which Mr. Frankenberg has sole voting power pursuant to irrevocable proxies granted to him, which proxies will terminate upon the closing of this offering. Mr. Frankenberg disclaims beneficial ownership of such shares upon termination of such proxies.

 (7) Represents 657,500 shares held by Glenda and Ronald Frei, including 20,000 shares subject to call options held by entities affiliated with Technology Crossover Management II, L.L.C., which options have been exercised effective immediately prior to the closing of this offering, 36,500 shares held by their daughter, Kim Frei, a minor, and 14,000 shares held by their son, Mark Frei, a minor. Brent R. Frei currently exercises sole voting power with respect to these shares pursuant to irrevocable proxies that will expire upon the closing of this offering. Glenda and Ronald Frei disclaim beneficial ownership of the shares held by their minor children.

 (8) Includes 679,922 shares issuable upon conversion of the preferred stock held by entities affiliated with Technology Crossover Management II, L.L.C. Also includes 20,000 shares over which entities affiliated with Technology Crossover Management II, L.L.C. hold call options, which options have been exercised effective immediately prior to the closing of this offering. Also includes up to 206,667 shares issuable on exercise of certain contractual rights of first offer pursuant to the Investors' Rights Agreement, which rights the entities affiliated with Technology Crossover Management II, L.L.C. have expressed a current intent to exercise. Technology Crossover Management II, L.L.C. is the general partner of each of the entities affiliated with Technology Crossover Management II, L.L.C. and thus is deemed to beneficially own such shares. Mr. Hoag, a director of ONYX, and Richard H. Kimball are the only managing members of Technology Crossover Management II, L.L.C.

 (9) Includes 2,514,043 shares issuable upon conversion of the preferred stock held by entities affiliated with Foundation Capital Management, L.L.C. Also includes 61,905 shares over which entities affiliated with Foundation Capital Management, L.L.C. hold call options, which options have been exercised effective immediately prior to the closing of this offering. Also includes up to 103,333 shares issuable on exercise of certain contractual rights of first offer pursuant to the Investors' Rights Agreement, which rights the entities affiliated with Foundation Capital Management, L.L.C. have expressed a current intent to exercise. Mr. Elmore is a member of Foundation Capital Management, L.L.C., the general partner and a manager of the entities affiliated with Foundation Capital Management, L.L.C. Mr. Elmore disclaims beneficial ownership of the shares held by the entities affiliated with Foundation Capital Management, L.L.C., except to the extent of his pecuniary interest arising from his interest in Foundation Capital Management II, L.L.C.

(10) Includes 679,922 shares issuable upon conversion of the preferred stock held by entities affiliated with Technology Crossover Management II, L.L.C. Also includes 20,000 shares over which entities affiliated with Technology Crossover Management II, L.L.C. hold call options, which options have been exercised effective immediately prior to the closing of this offering. Also includes up to 206,667 shares issuable on exercise of certain contractual rights of first offer pursuant to the Investors' Rights Agreement, which rights the entities affiliated with Technology Crossover Management II, L.L.C. have expressed a current intent to exercise. Mr. Hoag is a managing member of Technology Crossover Management II, L.L.C., the general partner of each of the entities affiliated with Technology Crossover Management II, L.L.C. Mr. Hoag disclaims beneficial ownership of the shares held by entities affiliated with Technology Crossover Management II, L.L.C., except to the extent of his pecuniary interest therein arising from his interest in Technology Crossover Management II, L.L.C.

(11) Includes 2,514,043 shares issuable upon conversion of the preferred stock held by entities affiliated with Foundation Capital Management, L.L.C. Also includes 61,905 shares over which entities affiliated with Foundation Capital Management, L.L.C. hold call options, which options have been exercised effective immediately prior to the closing of this offering. Also includes up to 103,333 shares issuable on exercise of certain contractual rights of first offer pursuant to the Investors' Rights Agreement, which rights the entities affiliated with Foundation Capital Management, L.L.C. have expressed a current intent to exercise. Mr. Koontz is a member of Foundation Capital Management, L.L.C., the general partner and a manager of the entities affiliated with Foundation Capital Management, L.L.C. Mr. Koontz disclaims beneficial ownership of the shares held by the entities affiliated with Foundation Capital Management, L.L.C., except to the extent of his pecuniary interest arising from his interest in Foundation Capital Management II, L.L.C.

(12) Represents shares subject to an option exercisable within 60 days of December 31, 1998.

(13) Includes 181,875 shares subject to options exercisable within 60 days of December 31, 1998. Also includes 81,905 shares over which entities affiliated with Foundation Capital Management, L.L.C. and entities affiliated with Technology Crossover Management II, L.L.C. hold call options, which options have been exercised immediately prior to the closing of this offering. Also includes up to 310,000 shares issuable on exercise of certain contractual rights of first offer pursuant to the Investors' Rights Agreement, which rights the entities affiliated with Foundation Capital Management, L.L.C. and the entities affiliated with Technology Crossover Management II, L.L.C. have expressed a current intent to exercise.

                          DESCRIPTION OF CAPITAL STOCK

  We are authorized to issue up to 40,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. The following summary of certain provisions of the common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the common stock. You should read carefully our articles of incorporation, which are included as an exhibit to the Registration Statement, of which this prospectus is a part.

Common Stock

  As of December 31, 1998, assuming conversion of all outstanding shares of preferred stock, there were 13,386,482 shares of common stock outstanding held of record by 81 shareholders. Following this offering, there will be 16,486,482 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options). The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the board of directors declares out of funds legally available for the payment of dividends. If ONYX is liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued following this offering will be fully paid and nonassessable.

Preferred Stock

  Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 3,533,925 shares of common stock. Thereafter, pursuant to our articles of incorporation, the board of directors will have the authority, without further action by the shareholders, to issue up to 10,000,000 shares of preferred stock in one or more series. The board also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issues, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change in control of ONYX or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans to issue any preferred stock.

Registration Rights

  After this offering, the holders of 11,453,358 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act, pursuant to the Investors' Right Agreement. Under the terms of the Investors' Rights Agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of the registration and to include shares of common stock in the registration at our expense. Additionally, such holders are entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. Further, such holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right to decline to effect such a registration before the earlier of March 31, 2000 and six months after the closing of the initial public offering.

Antitakeover Effects of Certain Provisions of Articles of Incorporation, Bylaws and Washington Law

  As noted above, our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of ONYX or make removal of management more difficult.

  Election and Removal of Directors. Effective with the first annual meeting of shareholders following this offering, our articles of incorporation provide for the division of our board of directors into three classes, as nearly as equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our shareholders. Directors may be removed only for cause. Because this system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the board of directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of ONYX and may maintain the incumbency of the board of directors.

  Approval for Certain Business Combinations. Our articles of incorporation require that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of our assets other than in the usual and regular course of business) be approved by the holders of not less than two-thirds of the outstanding shares, unless such business combination has been approved by a majority of the board of directors, in which case the affirmative vote required shall be a majority of the outstanding shares.

  Shareholder Meetings. Under our articles of incorporation and bylaws, our shareholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares. Additionally, the board of directors, the chairman of the board and the president may call special meetings of shareholders.

  Requirements for Advance Notification of Shareholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof.

  Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with certain exceptions, from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things,

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

  . allowing the acquiring person to receive any disproportionate benefit as a shareholder.

  After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of ONYX.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C., Ridgefield Park, New Jersey.

Nasdaq National Market Listing

  The common stock has been approved for listing on the Nasdaq National Market under the symbol "ONXS," subject to official notice of issuance.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the common stock. We cannot provide any assurance that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common stock or our future ability to raise capital through an offering of equity securities.

  After this offering, we will have outstanding 16,486,482 shares of common stock (16,951,482 shares if the underwriters' over-allotment option is exercised in full). Of these shares, the 3,100,000 shares that we expect to sell in this offering (3,565,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of ONYX, as that term is defined in Rule 144 under the Securities Act.

  The remaining 13,386,482 shares of common stock that will be outstanding after this offering will be restricted shares. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

  Pursuant to certain "lock-up" agreements, all the executive officers, directors and certain shareholders of ONYX, who collectively hold an aggregate of 13,332,792 restricted shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this prospectus. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this prospectus.

  Ninety days after the date of this prospectus, 53,690 shares that are not subject to lock-up agreements will be eligible for sale in the public market in accordance with Rules 144 and 701. On the date of the expiration of the lock-up agreements, an additional 13,090,564 restricted shares will be eligible for immediate sale (of which 8,387,170 shares will be subject to certain volume, manner of sale and other limitations under Rule 144). The remaining 242,228 restricted shares will be eligible for sale pursuant to Rule 144 on the expiration of various one-year holding periods over the six months following the expiration of the lock-up period.

  Following the expiration of such lock-up periods, certain shares issued upon exercise of options we granted prior to the date of this prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act but without compliance with certain restrictions, including the holding-period requirement, imposed under Rule 144. Under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell in any three-month period up to the greater of

  . 1% of the then-outstanding shares of common stock (approximately 164,865 shares immediately after this offering) and

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

  Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about ONYX. Under Rule 144(k), a person who has not been an affiliate of ONYX during the preceding 90 days and who has beneficially owned the restricted shares for at least two years is entitled to sell them without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  We intend to file, after the effective date of this offering, a Registration Statement on Form S-8 to register up to approximately 9,132,302 shares of common stock reserved for issuance under our 1994 option plan, our 1998 option plan and our employee stock purchase plan. The Registration Statement will become effective automatically upon filing. Shares issued under the foregoing plans, after the filing of a Registration Statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us.

  In addition, following this offering, the holders of 11,453,358 shares of outstanding common stock will, under certain circumstances, have rights to require us to register their shares for future sale.

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an underwriting
agreement dated      , 1999, the underwriters named below, for whom Credit
Suisse First Boston Corporation, SG Cowen Securities Corporation and Piper Jaffray Inc. are acting as representatives, have severally but not jointly agreed to purchase from ONYX the following respective numbers of shares of common stock:

                           Underwriter                          Number of Shares
                           -----------                          ----------------
   Credit Suisse First Boston Corporation......................
   SG Cowen Securities Corporation.............................
   Piper Jaffray Inc...........................................
                                                                   ---------
     Total.....................................................    3,100,000
                                                                   =========

  The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the shares of common stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

  ONYX has granted to the underwriters a 30-day option to purchase up to 465,000 additional shares at the initial public offering price less the underwriting discounts and commissions. Such option may be exercised only to cover over-allotments in the sale of shares of common stock.

  ONYX has been advised by the underwriters that they propose to offer the shares to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession of $ per share. The underwriters and such dealers may allow a discount of $ per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

  The following table summarizes the compensation to be paid to the underwriters by ONYX, and the expenses payable by ONYX.

                                                             Total
                                                 -----------------------------
                                            Per     Without          With
                                           Share Over-allotment Over-allotment
                                           ----- -------------- --------------
Underwriting discounts and commissions
 paid by ONYX............................. $          $              $
Expenses payable by ONYX.................. $          $              $

  The underwriters have informed ONYX that they do not expect discretionary sales by the underwriters to exceed 5% of the shares being offered hereby.

  ONYX, its officers and directors and certain other shareholders have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of common stock or securities convertible into or exchangeable or exercisable for any shares of ONYX without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in the case of ONYX issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

  Of the 3,100,000 shares of common stock to be sold in this offering, the underwriters have reserved for sale, at the price to public set forth on the cover page of this prospectus, up to 573,500 shares as follows: (1) at the Company's request, up to 263,500 shares for the Company's directors, officers, employees and business associates and (2) up to an additional 310,000 shares for the holders of our preferred stock in connection with a preexisting contractual right between the Company and those holders. As a result, the number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase the reserved shares. The underwriters will offer to the general public (on the same basis as the other shares to be sold in this offering) any reserved shares that are not so purchased.

  ONYX has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

  The common stock has been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

  Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between ONYX and the representatives of the underwriters. The principal factors to be considered in determining the public offering price include: the information set forth in this prospectus and otherwise available to the representatives; the history and the prospects for the industry in which ONYX will compete; the ability of ONYX's management; the prospects for future earnings of ONYX; the present state of ONYX's development and its current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

  The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives of the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

  The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that ONYX prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

  Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to ONYX and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

  All of the issuer's directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

  A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from ONYX. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

  Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  Certain legal matters will be passed on for ONYX by Perkins Coie llp, Seattle, Washington. Certain legal matters will be passed on for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in this prospectus and Registration Statement for the years ended December 31, 1995, 1996 and 1997 and the nine months in the period ended September 30, 1998, as set forth in their reports, which are included in this prospectus and Registration Statement. Our consolidated financial statements are included herein in reliance on their reports, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1. This prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ONYX, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including exhibits and schedule filed therewith, at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as ONYX, that file electronically with the Securities and Exchange Commission.

                           ONYX SOFTWARE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Shareholders' Equity............................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
ONYX Software Corporation

  We have audited the accompanying consolidated balance sheets of ONYX Software Corporation as of December 31, 1996 and 1997 and September 30, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997 and the nine months ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ONYX Software Corporation at December 31, 1996 and 1997 and September 30, 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 and the nine months ended September 30, 1998, in conformity with generally accepted accounting principles.

                                                  ERNST & YOUNG LLP

Seattle, Washington
November 16, 1998, except for Note 12 as to which the date is December 29, 1998

                           ONYX SOFTWARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (In thousands, except share and per share data)

                                                                    Pro Forma
                                                                  Shareholders'
                                    December 31,                    Equity at
                                   ---------------  September 30, September 30,
                                    1996    1997        1998          1998
                                   ------  -------  ------------- -------------
                                                                   (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents........ $1,356  $ 3,512     $   177
 Securities available-for-sale....  2,024    2,064         --
 Accounts receivable, less
  allowances of $317, $553, and
  $402 in 1996, 1997, and 1998,
  respectively....................  3,207    7,650       9,355
 Income tax receivable............    --       963         963
 Deferred tax asset...............     54      --          --
 Prepaid expense and other........    215      397       1,132
                                   ------  -------     -------
Total current assets..............  6,856   14,586      11,627
Property and equipment, net.......  1,104    1,264       1,613
Purchased technology..............    --       --        2,920
Goodwill..........................    --       --          668
Other assets......................     44      102         424
                                   ------  -------     -------
Total assets...................... $8,004  $15,952     $17,252
                                   ======  =======     =======
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
 Accounts payable................. $  315  $   574     $   893
 Salary and benefits payable......    242      476         608
 Accrued liabilities..............    140      902       1,911
 Income taxes payable.............    535       65         205
 Current portion of capital lease
  obligations.....................    322      475         295
 Current portion of long-term
  debt............................    --       --          625
 Deferred revenue.................  1,014    2,787       5,461
                                   ------  -------     -------
Total current liabilities.........  2,568    5,279       9,998
Capital lease obligations, less
 current portion..................    356      155         223
Long-term debt, net of current
 portion..........................    --       --          469
Redeemable convertible preferred
 stock, issued and outstanding
 shares -- 2,174,082 in 1996 and
 3,433,925 in 1997 and 1998,
 respectively;
 Liquidation value of $11,000
  (Note 6)........................  3,202   12,070      12,981
Commitments and contingencies
Shareholders' equity (deficit):
 Preferred stock, $0.01 par
  value:
   Authorized shares -- 10,000,000
   Designated shares -- 3,433,925
    in 1998 (none pro forma)......    --       --          --        $   --
 Common stock, $0.01 par value:
   Authorized shares -- 40,000,000
   Issued and outstanding
    shares -- 8,010,000,
    8,137,876, and 9,823,709 in
    1996, 1997 and 1998,
    respectively (13,357,634 pro
    forma)........................    (24)    (694)      2,205        15,186
 Notes receivable from officers
  for common stock................    --       --         (212)         (212)
 Deferred stock-based
  compensation....................    --      (215)     (2,072)       (2,072)
 Retained earnings (accumulated
  deficit)........................  1,902     (642)     (6,355)       (6,355)
 Accumulated other comprehensive
  income (loss)...................    --        (1)         15            15
                                   ------  -------     -------       -------
Total shareholders' equity
 (deficit)........................  1,878   (1,552)     (6,419)      $ 6,562
                                   ------  -------     -------       =======
Total liabilities and
 shareholders' equity............. $8,004  $15,952     $17,252
                                   ======  =======     =======

                            See accompanying notes.

                           ONYX SOFTWARE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                            Nine Months Ended
                               Year Ended December 31,        September 30,
                               --------------------------  -------------------
                                1995     1996      1997       1997      1998
                               -------  -------  --------  ----------- -------
                                                           (Unaudited)
Revenues:
  License....................  $ 1,665  $ 6,797  $ 13,191    $ 8,408   $15,153
  Support and service........      533    2,848     6,246      3,869     8,851
                               -------  -------  --------    -------   -------
                                 2,198    9,645    19,437     12,277    24,004
Cost of revenues:
  License....................       10       52       250         90       607
  Support and service........      300    2,062     5,022      3,060     5,925
                               -------  -------  --------    -------   -------
                                   310    2,114     5,272      3,150     6,532
                               -------  -------  --------    -------   -------
Gross margin.................    1,888    7,531    14,165      9,127    17,472
Operating expenses:
  Sales and marketing........      583    3,187    11,026      7,278    13,693
  Research and development...      255    1,170     4,729      2,931     6,731
  General and
   administrative............      249    1,109     2,156      1,490     2,663
                               -------  -------  --------    -------   -------
Total operating expenses.....    1,087    5,466    17,911     11,699    23,087
                               -------  -------  --------    -------   -------
Income (loss) from
 operations..................      801    2,065    (3,746)    (2,572)   (5,615)
Interest income..............       11      136       370        272       146
Interest expense.............       (1)     (18)      (56)       (41)      (51)
                               -------  -------  --------    -------   -------
                                    10      118       314        231        95
                               -------  -------  --------    -------   -------
Income (loss) before income
 taxes.......................      811    2,183    (3,432)    (2,341)   (5,520)
Income tax provision
 (benefit)...................      288      789      (888)      (606)      193
                               -------  -------  --------    -------   -------
Net income (loss)............      523    1,394    (2,544)    (1,735)   (5,713)
Preferred stock accretion....      --      (225)     (923)      (642)     (911)
                               -------  -------  --------    -------   -------
Income (loss) available to
 common shareholders.........  $   523  $ 1,169  $ (3,467)   $(2,377)  $(6,624)
                               =======  =======  ========    =======   =======
Earnings (loss) per share:
  Basic......................  $  0.07  $  0.15  $  (0.43)   $ (0.30)  $ (0.81)
  Diluted....................  $  0.06  $  0.14  $  (0.43)   $ (0.30)  $ (0.81)
  Pro forma basic and
   diluted...................                    $  (0.23)             $ (0.49)
Shares used in calculation of
 earnings (loss) per share:
  Basic......................    8,000    8,008     8,068      8,045     8,205
  Diluted....................    8,322    8,390     8,068      8,045     8,205
  Pro forma basic and
   diluted...................                      11,262               11,739

                            See accompanying notes.

                           ONYX SOFTWARE CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (In thousands, except share data)

                                               Notes
                                             Receivable
                                                from                    Retained    Accumulated      Total
                            Common Stock    Officers for   Deferred     Earnings       Other     Shareholders'
                          ----------------     Common    Stock-Based  (Accumulated Comprehensive    Equity
                           Shares   Amount     Stock     Compensation   Deficit)   Income (Loss)   (Deficit)
                          --------- ------  ------------ ------------ ------------ ------------- -------------
Balance at January 1,
 1995...................  8,000,000 $  200     $ --        $   --       $   (15)       $--          $   185
 Net income.............        --     --        --            --           523         --              523
                          --------- ------     -----       -------      -------        ----         -------
Balance at December 31,
 1995...................  8,000,000    200       --            --           508         --              708
 Exercise of stock
  options...............     10,000      1       --            --           --          --                1
 Preferred stock
  accretion.............        --    (225)      --            --           --          --             (225)
 Net income.............        --     --        --            --         1,394         --            1,394
                          --------- ------     -----       -------      -------        ----         -------
Balance at December 31,
 1996...................  8,010,000    (24)      --            --         1,902         --            1,878
 Exercise of stock
  options...............    127,876     24       --            --           --          --               24
 Stock options exchanged
  for services..........        --      14       --            --           --          --               14
 Deferred stock
  compensation..........        --     215       --           (215)         --          --              --
 Cumulative translation
  adjustment............        --     --        --            --           --           (1)             (1)
 Preferred stock
  accretion.............        --    (923)      --            --           --          --             (923)
 Net loss...............        --     --        --            --        (2,544)        --           (2,544)
                          --------- ------     -----       -------      -------        ----         -------
Balance at December 31,
 1997...................  8,137,876   (694)      --           (215)        (642)         (1)         (1,552)
 Exercise of stock
  options, net of
  shareholder loans.....  1,452,500    237      (212)          --           --          --               25
 Stock options exchanged
  for services..........        --       9       --            --           --          --                9
 Deferred stock
  compensation..........        --   2,153       --         (2,153)         --          --              --
 Amortization of
  deferred stock
  compensation..........        --     --        --            296          --          --              296
 Issuance of common
  stock and options in
  connection with
  acquisition (Note 2)..    233,333  1,411       --            --           --          --            1,411
 Cumulative translation
  adjustment............        --     --        --            --           --           16              16
 Preferred stock
  accretion.............        --    (911)      --            --           --          --             (911)
 Net loss...............        --     --        --            --        (5,713)        --           (5,713)
                          --------- ------     -----       -------      -------        ----         -------
Balance at September 30,
 1998...................  9,823,709 $2,205     $(212)      $(2,072)     $(6,355)       $ 15         $(6,419)
                          ========= ======     =====       =======      =======        ====         =======

                            See accompanying notes.

                           ONYX SOFTWARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                            Nine Months Ended
                                Year Ended December 31        September 30
                               --------------------------  -------------------
                                1995     1996      1997       1997      1998
                               ------- --------  --------  ----------- -------
                                                           (Unaudited)
Operating activities
Net income (loss) available
 to common shareholders......  $  523  $  1,169  $ (3,467)   $(2,377)  $(6,624)
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in)
 operating activities:
  Preferred stock accretion..     --        225       923        642       911
  Depreciation and
   amortization..............      38       213       689        505       691
  Accretion of discounts on
   investments...............     --        (28)      (95)       (44)       (9)
  Deferred income taxes......      18       (54)       54        --        --
  Noncash stock-based
   compensation expense......     --        --         14        --        305
  Changes in operating assets
   and liabilities:
    Accounts receivable......    (416)   (2,728)   (4,443)    (2,431)   (1,509)
    Other assets.............     (30)     (229)     (188)      (335)   (1,059)
    Accounts payable and
     accrued liabilities.....     144       526     1,255        992     1,158
    Deferred revenue.........     188       813     1,773      1,052     2,576
    Income taxes.............     119       416    (1,487)    (1,222)      139
                               ------  --------  --------    -------   -------
Net cash provided by (used
 in) operating activities....     584       323    (4,972)    (3,218)   (3,421)
Investing activities
Purchases of securities......     --     (1,996)   (4,989)    (4,989)      --
Proceeds from maturity of
 securities..................     --        --      5,045      2,045     2,073
Acquisition of EnCyc.........     --        --        --         --       (750)
Purchases of property and
 equipment...................    (302)     (196)     (410)      (261)     (681)
                               ------  --------  --------    -------   -------
Net cash provided by (used
 in) investing activities....    (302)   (2,192)     (354)    (3,205)      642
Financing activities
Proceeds from exercise of
 stock options...............     --          1        24         24        25
Proceeds from issuance of
 short-term notes............       5       --        --         --        --
Payments on capital lease
 obligations.................     --       (130)     (486)      (357)     (429)
Payments on long-term debt...     --        --        --         --       (156)
Net proceeds from issuance of
 Series A preferred stock....     --      2,977       --         --        --
Net proceeds from issuance of
 Series B preferred stock....     --        --      7,945      7,945       --
                               ------  --------  --------    -------   -------
Net cash provided by (used
 in) financing activities....       5     2,848     7,483      7,612      (560)
Effect of exchange rate
 changes on cash.............     --        --         (1)       --          4
                               ------  --------  --------    -------   -------
Net increase (decrease) in
 cash and cash equivalents...     287       979     2,156      1,189    (3,335)
Cash and cash equivalents at
 beginning of period.........      90       377     1,356      1,356     3,512
                               ------  --------  --------    -------   -------
Cash and cash equivalents at
 end of period...............  $  377  $  1,356  $  3,512    $ 2,545   $   177
                               ======  ========  ========    =======   =======
Supplemental cash flow
 disclosure
Interest paid................  $    1  $     18  $     62    $    41   $    42
Income taxes paid............     151       426       565        565        53
Fixed assets financed through
 capital lease obligations...     --        808       439        320       317
Technology purchased through
 long-term debt..............     --        --        --         --      1,250
Acquisition purchased with
 common stock and stock
 options.....................     --        --        --         --      1,411

                            See accompanying notes.

                           ONYX SOFTWARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (Information for the nine months ended September 30, 1997 is unaudited)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of the Company

  ONYX Software Corporation and subsidiaries (Company) is a leading provider of enterprise relationship management solutions. The ONYX enterprise relationship management solution automates the key functions that enable enterprises to more effectively acquire, manage and retain customers, partners and other relationships. The majority of the Company's revenues are from the ONYX Customer Center product family. The Company was incorporated in the State of Washington on February 13, 1994 and maintains its headquarters in Bellevue, Washington.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its foreign subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Changes in these estimates and assumptions may have a material impact on the financial statements. The Company has used estimates in determining certain provisions, including uncollectible trade accounts receivable, useful lives for fixed assets and intangibles, and tax liabilities.

 Unaudited Interim Financial Information

  The financial information for the nine months ended September 30, 1997 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at such date and its operating results and cash flows for that period.

 Revenue Recognition

  Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), was issued in October 1997 by the American Institute of Certified Public Accountants and was amended by Statement of Position 98-4 (SOP 98-4). The Company adopted SOP 97-2 effective January 1, 1998. Based upon their interpretation of SOP 97-2 and SOP 98-4, the Company believes its current revenue recognition policies and practices are consistent with SOP 97-2 and SOP 98-4. However, full implementation guidelines for this standard have not yet been issued. Once available, such implementation guidance could lead to unanticipated changes in current revenue accounting practices, and such changes could materially adversely affect the timing of the Company's future revenues and earnings. Additionally, the AICPA recently issued SOP 98-9, which provides certain amendments to SOP 97-2, which is effective for transactions entered into beginning January 1, 2000. This pronouncement is not expected to materially impact the Company's revenue recognition practices.

  The Company generates revenues through two sources: (1) software license revenues and (2) service revenues. Software license revenues are generated from licensing the rights to use the Company's products directly to end-users and indirectly through sublicense fees from resellers and, to a lesser extent, through third-party products the Company distributes. Service revenues are generated from sales of customer support services, consulting and training services performed for customers that license the Company's products.

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)


  Revenues from software license agreements are recognized upon delivery of software if persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is typically based on the price charged when an element is sold separately, or, in the case of an element not yet sold separately, the price established by authorized management, if it is probable that the price, once established, will not change before market introduction. Elements included in multiple element arrangements could consist of software products, upgrades, enhancements, customer support services, or consulting services. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. The Company enters into reseller arrangements that typically provide for sublicense fees based on a percentage of list price. Sublicense fees are generally recognized when reported by the reseller upon relicensing of the Company's products to end-users. The Company's agreements with its customers and resellers do not contain product return rights.

  Revenues from customer support services are recognized ratably over the term of the contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements related to the installation of the Company's software products. Revenues from consulting and training services are recognized as services are performed. If a transaction includes both license and service elements, license fee revenues are recognized on shipment of the software, provided services do not include significant customization or modification of the base product, and the payment terms for licenses are not subject to acceptance criteria. In cases where license fee payments are contingent on the acceptance of services, the Company defers recognition of revenues from both the license and the service elements until the acceptance criteria are met.

 Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company's cash equivalents consist of banker's acceptances with a maturity of three months or less and money market funds.

 Fair Values of Financial Instruments

  At September 30, 1998, the Company has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, capital lease obligations and long-term debt. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of capital lease obligations approximates fair value based on the market interest rates available to the Company for debt of similar risk and maturities. The carrying value of long-term debt is $1.1 million; the estimated fair value of these obligations is $1.0 million based on the market interest rates available to the Company for debt of similar risk and maturities.

 Property and Equipment

  Property and equipment is stated at cost less accumulated depreciation. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the related assets (or over the lease term if it is shorter for leasehold improvements), which range from two to seven years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life.

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)


 Purchased Technology and Goodwill

  Purchased technology represents software source code and software licenses acquired from third parties. Amortization of purchased technology is provided on a product-by-product basis over the estimated economic life of the software, generally three to five years, using the straight-line method. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

  Goodwill represents the excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired and is amortized using the straight-line method over its estimated life of five years. The carrying value of goodwill is reviewed periodically. In the event that the sum of expected undiscounted future cash flows is less than the recorded book value, the carrying value will be reduced to its fair value.

 Research and Development

  Research and development costs, which consist primarily of software development costs, are expensed as incurred. Financial accounting standards provide for the capitalization of certain software development costs after technological feasibility of the software is established. Under the Company's current practice of developing new products and enhancements, the technological feasibility of the underlying software is not established until substantially all product development is complete, including the development of a working model. No such costs have been capitalized because the impact of capitalizing such costs would not be material.

 Concentration of Credit Risk and Major Customers

  Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company's customer base is dispersed across many different geographic areas throughout North America, Europe, Asia Pacific and Latin America and consists of companies in a variety of industries. During 1995, one customer accounted for 15% of total revenues. During 1996, 1997 and for the nine months ended September 30, 1997 and 1998, no single customer accounted for 10% or more of total revenues. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specifically identified risks.

 Foreign Currency Translation

  The functional currency of the Company's foreign subsidiaries is the local currency in the country in which the subsidiary is located. Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during the year. The translation adjustment resulting from this process is shown within accumulated other comprehensive income (loss) as a component of shareholders' equity. Gains and losses on foreign currency transactions are included in the consolidated statement of operations as incurred. To date, gains and losses on foreign currency transactions have not been significant.

 Income Taxes

  The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)


 Stock-Based Compensation

  The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123 (refer to Note 7).

 Advertising

  Advertising costs are expensed as incurred. Advertising expense was $170,000, $704,000, and $1.6 million during the years ended December 31, 1995, 1996, 1997, respectively, and $1.0 million and $1.2 million for the nine months ended September 30, 1997 and 1998, respectively.

 Earnings Per Share and Pro Forma Earnings Per Share

  Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common stock equivalents, including stock options and convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive.

  Pro forma earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding and the weighted average redeemable convertible preferred stock outstanding as if such shares were converted into common stock at the time of issuance.

 Other Comprehensive Income

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components in the financial statements. The only item of other comprehensive income (loss) which the Company currently reports is foreign currency translation adjustments. There was no significant difference between net income (loss) as reported versus other comprehensive income (loss).

 Business Segments

  In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Information related to segment disclosures is contained in Note 11.

 Derivatives

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Because the Company has never used nor currently intends to use derivatives, management does not anticipate that the adoption of this new standard will have a significant effect on earnings or the financial position of the Company.

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)


2. ACQUISITION

  In September 1998, the Company acquired EnCyc, Inc. (EnCyc), a privately-held marketing encyclopedia software developer. In exchange for all the outstanding shares of EnCyc, the Company issued 233,333 shares of its common stock, paid $500,000 to EnCyc shareholders, and liquidated $250,000 of EnCyc's existing long-term debt. In addition, in connection with the acquisition, the Company issued options to EnCyc employees to purchase up to 75,000 shares of common stock at an exercise price of $5.00 per share. These options have been treated as part of the purchase price, resulting in a total purchase price of $2.4 million, including direct costs of the acquisition. The acquisition was accounted for using the purchase method of accounting, and, accordingly, the results of EnCyc's operations are included in the Company's condensed consolidated financial statements from the date of acquisition.

  A summary of the purchase price for the acquisition is as follows (in thousands):

   Common stock and stock options....................................... $1,411
   Cash paid to shareholders............................................    500
   Cash paid to liquidate notes payable.................................    250
   Accrued direct acquisition costs.....................................    280
                                                                         ------
                                                                         $2,441
                                                                         ======

  The purchase price was allocated as follows (in thousands):

   Assets acquired...................................................... $  248
   Liabilities assumed..................................................   (145)
   Purchased technology.................................................  1,670
   Goodwill.............................................................    668
                                                                         ------
                                                                         $2,441
                                                                         ======

  To determine the value of the developed technology, the expected future cash flows of the existing technology products were discounted, taking into account risks related to the characteristics and applications of each product, existing and future markets, and assessments of the life cycle stage of each product. Based on this analysis, the existing technology that had reached technological feasibility was capitalized. Amounts attributable to purchased technology and goodwill will be amortized over their estimated useful life of five years on a straight-line basis.

  The unaudited pro forma combined historical results of operations, as if EnCyc had been acquired on January 1, 1997, are as follows:

                                         Year Ended        Nine Months Ended
                                      December 31, 1997   September 30, 1998
                                     -------------------- --------------------
                                     Actual    Pro Forma  Actual    Pro Forma
                                     -------  ----------- -------  -----------
                                              (Unaudited)          (Unaudited)
                                      (In thousands, except per share data)
   Revenues......................... $19,437    $19,776   $24,004    $24,381
   Net loss available to common
    shareholders....................  (3,467)    (3,946)   (6,624)    (7,009)
   Net loss per share (basic and
    diluted)........................ $ (0.43)   $ (0.48)  $ (0.81)   $ (0.83)

  The pro forma information does not purport to be indicative of the results that would have been attained had these events occurred at the beginning of the period presented and is not necessarily indicative of future results.

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)


3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                 December 31,
                                                 --------------  September 30,
                                                  1996    1997       1998
                                                 ------  ------  -------------
                                                       (In thousands)
   Computer and office equipment................ $1,167  $1,755     $ 2,362
   Purchased software...........................     77     170         434
   Furniture and fixtures.......................     55     129         246
   Leasehold improvements.......................     69     163         215
                                                 ------  ------     -------
                                                  1,368   2,217       3,257
   Less accumulated depreciation and
    amortization................................   (264)   (953)     (1,644)
                                                 ------  ------     -------
                                                 $1,104  $1,264     $ 1,613
                                                 ======  ======     =======

  Included in property and equipment are assets acquired under capital lease obligations with an original cost of approximately $788,000, $1.2 million, and $1.5 million as of December 31, 1996, and 1997, and September 30, 1998, respectively. Accumulated amortization on the leased assets was approximately $124,000, $635,000, and $1.1 million as of December 31, 1996 and 1997, and
September 30, 1998, respectively.

4. LINE OF CREDIT

 Accounts Receivable Line of Credit

  In August 1998, the Company entered into a revolving credit agreement with Silicon Valley Bank. The agreement allows the Company to borrow up to $8.0 million, with maximum borrowings not to exceed 80% of eligible receivables as defined by the agreement. Interest on borrowings is, at the Company's discretion, at the lender's prime rate or LIBOR plus 2.0%. Among other provisions, the Company is required to maintain certain financial covenants, and the agreement restricts the payment of dividends. The line of credit agreement expires in June 2000. At September 30, 1998, there were no borrowings outstanding under this credit facility.

 Equipment Term Loan Facility

  In August 1998, the Company entered into an agreement with Silicon Valley Bank providing a $3.0 million term loan facility, with maximum borrowings not to exceed invoice amounts for equipment purchased after June 1, 1998, for the purpose of financing new capital equipment purchases. Interest on borrowings is at the lender's prime rate plus 0.25%. The facility provides for a twelve-month advance period with monthly payments of interest only, followed by 36 monthly payments of principal plus interest. Among other provisions, the Company is required to maintain certain financial covenants, and the agreement restricts the payment of dividends. The equipment term loan facility expires in August 2002. At September 30, 1998, there were no borrowings outstanding under this credit facility.

  Both credit facilities are cross-collateralized by liens against accounts receivable and specific assets financed by the lender, with a negative pledge on other assets. The Company was in compliance with all financial covenants of the credit facility at September 30, 1998.

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)


5. LONG-TERM DEBT, COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases its facilities under noncancelable operating lease agreements that expire on various dates through June 2006. The Company leases certain equipment under noncancelable capital and operating leases that expire on various dates through July 2001.

  Minimum future lease payments under noncancelable capital and operating leases for the periods ended December 31 pursuant to leases outstanding as of September 30, 1998 are summarized as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
                                                                (In thousands)
   Three months ending December 31, 1998......................  $ 122   $   665
   Year ending December 31:
     1999.....................................................    234     2,999
     2000.....................................................    156     2,746
     2001.....................................................     61     2,353
     2002.....................................................    --      2,109
     2003.....................................................    --      2,095
     Thereafter...............................................    --      4,921
                                                                -----   -------
                                                                  573   $17,888
                                                                        =======
   Less amount representing interest..........................    (55)
                                                                -----
   Present value of minimum capital lease obligations.........    518
   Less current portion.......................................   (295)
                                                                -----
   Capital lease obligations, less current portion............  $ 223
                                                                =====

  Rental expense was approximately $46,000, $232,000, and $1.1 million in 1995, 1996, and 1997 and $701,000 and $1.7 million for the nine months ended September 30, 1997 and 1998, respectively.

  In June 1998, the Company signed a seven-year lease for a new corporate headquarters in Bellevue, Washington, which is expected to commence July 1999. The minimum lease payments associated with this lease are included in the commitments above. The Company has the option to extend the lease for two additional three-year terms. The Company must provide a $750,000 letter of credit as security for the lease. If certain working capital requirements are not met on the commencement date, the Company must provide an additional $250,000 letter of credit. The letter of credit may be reduced annually by specified amounts in the lease agreement upon the Company's achieving certain economic goals. At September 30, 1998, there were no letters of credit outstanding.

 Purchased Technology Obligation

  In June 1998, the Company entered into a noncancelable agreement with a third-party software developer to license certain technology which will be embedded in a future release of the Company's core product. The agreement calls for eight quarterly payments of $156,000 totaling $1.25 million through April 2000. The initial cost of this technology of $1.25 million has been recorded as purchased technology and as long-term debt ($625,000 as a current liability) in the accompanying consolidated balance sheet. In addition to the

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)

installment payments, the agreement calls for per user royalty payments. There are no minimum per user royalty commitments in connection with this agreement.

  Upon release of the product embedded with the third-party technology, the intangible will be expensed on the higher of a per user basis over the projected product life or straight-line amortization of two years from date of release.

 Other Third-Party License Agreements

  The Company has entered into various agreements that allow the Company to incorporate licensed technology into its products or that allow the Company the right to sell separately the licensed technology. The Company incurs royalty fees under these agreements that are based on a predetermined fee per license sold. Royalty costs incurred under these agreements are recognized as products are licensed and are included in cost of license revenues. These amounts totaled $0, $5,000, and $156,000 in 1995, 1996 and 1997 and $64,000 and
$470,000 for the nine months ended September 30, 1997 and 1998. As of September 30, 1998, future commitments under these arrangements were not significant.

 Contingencies

  The Company is subject to legal proceedings and claims in the ordinary course of business. ONYX Computers, Inc. has filed a lawsuit against the Company alleging trademark infringement in Canada. The Company is attempting to negotiate a settlement, but any amount of loss is not estimable and no accrual has been recorded in the financial statements. An adverse outcome could have a material adverse effect on the Company's financial position, liquidity, and results of operations.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  The redeemable convertible preferred stock outstanding at December 31, 1996 and 1997 and September 30, 1998 is as follows:

                                                 December 31,
                                                -------------- September 30,
                                                 1996   1997       1998
                                                ------ ------- -------------
                                                       (In thousands)
   Series A, par value $0.01 per share, issued
    and outstanding 2,174,082 shares; net of
    $23,000 in offering costs, plus accretion
    to redemption value........................ $3,202 $ 3,525    $ 3,791
   Series B, par value $0.01 per share, issued
    and outstanding 1,259,843 shares; net of
    $55,000 in offering costs, plus accretion
    to redemption value........................    --    8,545      9,190
                                                ------ -------    -------
                                                $3,202 $12,070    $12,981
                                                ====== =======    =======

 Series A Redeemable Convertible Preferred Stock

  In March 1996, the Company completed a $3.0 million private placement of 2,174,082 shares of Series A Convertible and Redeemable Preferred Stock (Series
A) at $1.38 per share. Net proceeds from the financing amounted to $2,977,000. Each share of Series A is convertible into common stock at any time at the option of the holder using the formula provided in the Articles of Incorporation (currently at a ratio of one-to-one) or automatically upon the closing of an initial public offering of the Company's common stock from which the aggregate proceeds are not less than $20 million and at a price not less than $4.14 per share.

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)


  Holders of Series A have preferential rights over common shareholders to dividends of $0.138 (10%) per share per annum, when and if declared, and are entitled to the number of votes equal to the number of shares of common stock into which their stock could be converted. The Company is not allowed to carry out certain events, as specified in the Articles of Incorporation, without the advance consent of the majority of the preferred shareholders, as specified in the Articles of Incorporation. In the event of liquidation, the holders of Series A have preferential rights over common shareholders to liquidation payments at the original purchase price, plus declared but unpaid dividends. The Company has not declared any Series A dividends to date. Holders of Series A have redemption rights on or after February 1, 2000 that may require the Company to redeem their stock at the original purchase price, plus declared but unpaid dividends, plus simple interest at 10% per annum from the date of original issuance of such shares.

 Series B Redeemable Convertible Preferred Stock

  In March 1997, the Company completed an $8.0 million private placement of 1,259,843 shares of Series B Convertible and Redeemable Preferred Stock (Series
B) at $6.35 per share. Net proceeds from the financing amounted to $7,945,000. In conjunction with the sales of Series B, the Company entered into amended Investors' Rights, Voting, and Co-Sale, and Right of First Offer Agreements. Each share of Series B is convertible into common stock at any time at the option of the holder, using the formula provided in the Articles of Incorporation (currently at a ratio of 1.079-to-one), or automatically upon the closing of an initial public offering (see Note 12).

  Under the terms of the agreement, Series B shareholders have rights in preference to, but otherwise similar to those of, Series A shareholders, including dividends of $0.635 (10%) per share per annum, when and if declared. Series B shareholders also have redemption rights on or after February 1, 2000 that may require the Company to redeem their stock at the original purchase price, plus declared but unpaid dividends, plus simple interest at 10% per annum from the date of original issuance of such shares. The Company has not declared any Series B dividends to date.

7. SHAREHOLDERS' EQUITY

 Notes Receivable from Officers

  In July 1998, certain officers exercised options to purchase 1,300,000 shares of common stock and paid the exercise price by issuing promissory notes to the Company totaling $210,000. These notes, which have been offset against common stock for financial statement presentation, are due in July 2001 and bear interest at 5.39%, payable annually. These notes and the interest thereon are full recourse.

 1994 Combined Incentive and Nonqualified Stock Option Plan

  Under the terms of the 1994 Combined Incentive and Nonqualified Stock Option Plan (the 1994 option plan), the Board of Directors may grant incentive and nonqualified stock options to employees, officers, directors, agents, consultants, and independent contractors of the Company. There were 5,000,000 shares of common stock reserved under the 1994 option plan. Generally, the Company grants stock options with exercise prices equal to the fair market value of the common stock on the date of grant, as determined by the Company's Board of Directors. Options generally vest over a four and one-half year period; 25% are exercisable after 18 months, with 12.5% exercisable every six months thereafter. In December 1997, the Board of Directors made a special grant of 141,600 options to certain key employees that vest 1.67% after 18 months, and an additional 1.67% at the end of each month thereafter, with the result that 100% of the options are vested six and one-half years from the date of grant. Options generally expire ten years from the date of grant. In

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)

October 1998, the Board of Directors suspended the 1994 option plan and determined that no further grants shall be made pursuant to the 1994 option plan (see Note 12).

  Under APB No. 25, because the exercise price of the Company's employee stock options generally equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized. Deferred compensation expense of $215,000 and $2,153,000 was recorded during 1997 and 1998, respectively, for those situations where the exercise price of an option was lower than the deemed fair value for financial reporting purposes of the underlying common stock. The deferred compensation is being amortized over the vesting period of the underlying options. Amortization of the deferred stock-based compensation balance of $2.1 million at September 30, 1998 will approximate $288,000 for the quarter ended December 31, 1998, and, $882,000, $489,000, $270,000 and $143,000
the fiscal years ending December 31, 1999, 2000, 2001 and 2002, respectively.

  Had the stock compensation expense for the Company's stock option plan been determined based on the minimum value model, the Company's net income (loss) would have been adjusted to these pro forma amounts:

                                           December 31,      Nine Months Ended
                                       --------------------    September 30,
                                       1995   1996   1997          1998
                                       ----- ------ -------  -----------------
                                       (In thousands, except per share data)
   Net income (loss) available to
    common shareholders:
     As reported.....................  $ 523 $1,169 $(3,467)      $(6,624)
     SFAS No. 123 pro forma..........  $ 513 $1,136 $(3,526)      $(6,703)
   Diluted earnings (loss) per share:
     As reported--diluted............  $0.06 $ 0.14 $ (0.43)      $ (0.81)
     SFAS No. 123 pro forma..........  $0.06 $ 0.14 $ (0.44)      $ (0.82)

  The fair value of each option grant is estimated on the date of grant using the minimum value option pricing model with the following weighted-average assumptions:

                                             December 31,
                                        -------------------------  September 30,
                                         1995     1996     1997        1998
                                        -------  -------  -------  -------------
   Expected dividend yield.............     0.0%     0.0%     0.0%        0.0%
   Risk-free interest rate.............     6.5%     6.5%     5.3%        5.0%
   Expected life....................... 7 years  7 years  5 years     5 years

  For purposes of the pro forma disclosures, the estimated weighted average fair value of the options granted, estimated to be $0.07, $0.05, $0.15 and $0.69 at December 31, 1995, 1996, and 1997 and September 30, 1998,
respectively, is amortized to expense over the options' vesting period. Compensation expense recognized in providing pro forma disclosures may not be representative of the effects on pro forma earnings for future years because the amounts above include only the amortization for the fair value of 1995, 1996, 1997 and the nine months ended September 30, 1998 grants.

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)


  A summary of stock option activity follows:

                                                          Outstanding Options
                                                          --------------------
                                                Shares                Weighted
                                              Available     Number    Average
                                                 for          of      Exercise
                                                Grant       Shares     Prices
                                              ----------  ----------  --------
   Balance at January 1, 1995................  4,175,000     825,000   $0.10
     Options granted.........................   (638,000)    638,000   $0.20
                                              ----------  ----------
   Balance at December 31, 1995
    (exercisable--165,000)...................  3,537,000   1,463,000   $0.14
     Options granted......................... (1,730,800)  1,730,800   $0.20
     Options canceled........................     75,000     (75,000)  $0.16
     Options exercised.......................        --      (10,000)  $0.12
                                              ----------  ----------
   Balance at December 31, 1996
    (exercisable--656,267)...................  1,881,200   3,108,800   $0.18
     Options granted......................... (1,091,400)  1,091,400   $0.65
     Options canceled........................    241,248    (241,248)  $0.26
     Options exercised.......................        --     (127,876)  $0.19
                                              ----------  ----------
   Balance at December 31, 1997
    (exercisable--1,163,672).................  1,031,048   3,831,076   $0.31
     Options granted......................... (1,373,760)  1,373,760   $3.20
     Options canceled........................    400,209    (400,209)  $0.60
     Options exercised.......................        --   (1,452,500)  $0.16
                                              ----------  ----------
   Outstanding at September 30, 1998
    (exercisable--380,683)...................     57,497   3,352,127   $1.52
                                              ==========  ==========

  The following table summarizes information concerning currently outstanding and exercisable options at September 30, 1998:

                           Outstanding          Exercisable
                      ---------------------- ------------------
                                  Weighted
                                  Average              Weighted
          Range of               Remaining             Average
          Exercise    Number of Contractual  Number of Exercise
           Prices      Options  Life (Years)  Options   Price
          --------    --------- ------------ --------- --------
        $0.10--$0.12    188,500     5.83       36,000   $0.12
        $0.20--$0.40  1,066,817     7.78      280,432    0.21
         $0.70          767,500     8.31       22,376    0.70
        $1.20--$1.50    168,400     9.46          --      --
        $2.50--$3.50    686,910     9.69          --      --
         $5.00          474,000     9.98       41,875    5.00
                      ---------               -------
        $0.10--$5.00  3,352,127     8.58      380,683   $0.76
                      =========               =======

 Common Shares Reserved for Future Issuance

  The Company has reserved shares of common stock as of September 30, 1998 as follows:

   Stock options...................................................... 3,409,624
   Conversion of redeemable convertible preferred stock:
     Series A......................................................... 2,174,082
     Series B......................................................... 1,259,843
                                                                       ---------
                                                                       6,843,549
                                                                       =========

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)

8. EARNINGS PER SHARE

  The following represents the calculations for earnings per share:

                                                                                    Nine Months Ended
                                                         Year Ended December 31,      September 30,
                                                         -------------------------  ------------------
                                                          1995    1996      1997      1997      1998
                                                         ------- -------  --------  --------  --------
                                                           (In thousands, except per share data)
   Net income (loss) (A)...............................  $   523 $ 1,394  $ (2,544) $ (1,735) $ (5,713)
   Preferred stock accretion...........................      --     (225)     (923)     (642)     (911)
                                                         ------- -------  --------  --------  --------
   Income (loss) available to common shareholders (B)..  $   523 $ 1,169  $ (3,467) $ (2,377) $ (6,624)
                                                         ======= =======  ========  ========  ========
   Weighted average number of common shares (1)(C).....    8,000   8,008     8,068     8,045     8,205
    Effect of dilutive securities:
    Stock options......................................      322     382        **        **        **
    Convertible preferred stock........................      --       **        **        **        **
                                                         ------- -------  --------  --------  --------
   Adjusted weighted average shares and assumed
    conversions (D)....................................    8,322   8,390     8,068     8,045     8,205
                                                         ======= =======            ========
   Pro forma adjustment for convertible preferred
    stock..............................................                      3,194               3,534
                                                                          --------            --------
   Pro forma weighted average shares (E)...............                     11,262              11,739
                                                                          ========            ========
   Earnings (loss) per share:
    Basic (B)/(C)......................................  $  0.07 $  0.15  $  (0.43) $  (0.30) $  (0.81)
    Diluted (B)/(D)....................................  $  0.06 $  0.14  $  (0.43) $  (0.30) $  (0.81)
    Pro forma basic and diluted (A)/(E)................                   $  (0.23)           $  (0.49)

--------
(1) For purposes of determining the weighted average number of common shares outstanding, 1,300,000 shares of common stock acquired through the July 1998 exercise of stock options in exchange for promissory notes to the Company are only considered in the calculation of diluted earnings per share.

** Excluded from the computation of diluted earnings per share given the effects are antidilutive. Outstanding stock options to purchase 799,764 and 3,831,076 shares of common stock at December 31, 1996 and 1997, respectively, and 3,198,402 and 4,652,127 shares of common stock at September 30, 1997 and 1998, respectively, were excluded from the computation of diluted earnings per share because their effect was antidilutive (see Note 7 for additional stock option information).

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)


9. INCOME TAXES

  Income (loss) before taxes consists of the following:

                                           Year Ended        Nine Months Ended
                                          December 31,         September 30,
                                       -------------------  -------------------
                                       1995  1996   1997       1997      1998
                                       ---- ------ -------  ----------- -------
                                                            (Unaudited)
                                                   (In thousands)
   Current:
     U.S. ............................ $811 $2,159 $(3,601)   $(2,456)  $(5,965)
     Foreign..........................  --      24     169        115       445
                                       ---- ------ -------    -------   -------
                                       $811 $2,183 $(3,432)   $(2,341)  $(5,520)
                                       ==== ====== =======    =======   =======

  The provision (benefit) for income taxes consists of the following:

                                                         Nine Months Ended
                               Year Ended December 31,     September 30,
                               ------------------------  ----------------------
                                1995   1996     1997         1997      1998
                               -------------- ---------  ------------  --------
                                                         (Unaudited)
                                             (In thousands)
   Current:
     Federal.................    $255   $800    $(1,007)        $(708) $    --
     State and local.........      15     37          5             3       --
     Foreign.................     --       6         60            45       193
                               ------ ------  ---------     ---------  --------
   Total current income
    taxes....................     270    843       (942)         (660)      193
   Deferred--federal.........      18    (54)        54            54       --
                               ------ ------  ---------     ---------  --------
   Income tax provision (ben-
    efit)....................  $  288   $789    $  (888)        $(606) $    193
                               ====== ======  =========     =========  ========

  The effective rate differs from the U.S. federal statutory rate as follows:

                                                           Nine Months Ended
                               Year Ended December 31,       September 30,
                               -------------------------  -------------------
                                1995    1996     1997        1997      1998
                               ------- ------- ---------  ----------- -------
                                                          (Unaudited)
                                             (In thousands)
   Income tax expense
    (benefit) at statutory
    rate of 34%..............    $276    $742  $  (1,167)    $(796)   $(1,877)
   State taxes, net of fed-
    eral benefit.............      10      24          3         1        --
   Losses producing no cur-
    rent tax benefit.........     --      --         276       189      2,070
   Research and development
    tax credit...............     (13)    (22)       --        --         --
   Other items, net..........      15      44        --        --         --
                               ------  ------  ---------     -----    -------
   Income tax provision (ben-
    efit)....................    $288    $788    $  (888)    $(606)   $   193
                               ======  ======  =========     =====    =======

  At September 30, 1998, the Company had a domestic net operating loss and research and development carryforwards of $6.1 million and $453,000, respectively, which begin to expire in 2017. Utilization of these carryforwards depends on the recognition of future taxable income. The Company's ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future. To the extent that any single-year loss is not utilized to the full amount of the limitation, such unused loss is carried forward to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period.

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)


  Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                  December 31,
                                                  -------------  September 30,
                                                  1996    1997       1998
                                                  ------ ------  -------------
                                                        (In thousands)
   Deferred tax assets:
     Book accruals in excess of tax.............. $ 144  $  246     $   209
     Research and development credit
      carryforward...............................   --      100         453
     Net operating loss carryforward.............   --      170       2,084
                                                  -----  ------     -------
   Total gross deferred tax assets...............   144     516       2,746
   Less valuation allowance......................   --     (315)     (2,587)
                                                  -----  ------     -------
                                                    144     201         159
   Deferred tax liability--deductible basis in
    fixed assets.................................   (90)   (201)       (159)
                                                  -----  ------     -------
   Net deferred tax assets....................... $  54  $  --      $   --
                                                  =====  ======     =======

  Since the Company's utilization of these deferred tax assets is dependent on future profits, which are not assured, a valuation allowance equal to the net deferred tax assets has been provided. The valuation allowance for deferred tax assets increased $315,000 and $2.3 million during the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

10. EMPLOYEE BENEFIT PLAN

  The Company maintains a profit-sharing retirement plan for eligible employees under the provisions of Internal Revenue Code Section 401(k). Participants may defer up to 15% of their annual compensation on a pretax basis, subject to maximum limits on contributions prescribed by law. Contributions by the Company are at the discretion of the Board of Directors. No discretionary contributions have been made by the Company to date.

11. INTERNATIONAL OPERATIONS

  The Company licenses and markets its products through direct and indirect channels throughout the world. Information regarding revenues in different geographic regions is as follows:

                                                              Nine Months Ended
                                    Year Ended December 31,     September 30,
                                    ------------------------ -------------------
                                     1995    1996     1997      1997      1998
                                    ------- ------- -------- ----------- -------
                                                             (Unaudited)
                                                   (In thousands)
   North America................... $ 2,197 $ 9,297 $ 18,272   $11,578   $19,850
   Rest of World...................       1     348    1,165       699     4,154
                                    ------- ------- --------   -------   -------
   Total Revenues.................. $ 2,198 $ 9,645 $ 19,437   $12,277   $24,004
                                    ======= ======= ========   =======   =======

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)


  The Company reports operating results based on geographic areas. A summary of key financial data by segment is as follows:

                               North   Rest of
                              America   World    Total
                              -------  -------  -------
                                  (In thousands)
   Nine months ended
    September 30, 1998:
     Revenues................ $19,850  $ 4,154  $24,004
     Operating income
      (loss).................  (3,640)  (1,975)  (5,615)
     Interest, net...........      95      --        95
     Depreciation and
      amortization...........     666       25      691
     Purchases of property
      and equipment..........     562      119      681
     Long-lived assets.......   5,186      439    5,625
     Total assets............  16,304      948   17,252
   Nine months ended
    September 30, 1997
    (unaudited):
     Revenues................ $11,578  $   699  $12,277
     Operating income
      (loss).................  (1,892)    (680)  (2,572)
     Interest, net...........     231      --       231
     Depreciation and
      amortization...........     495       10      505
     Purchases of property
      and equipment..........     215       46      261
     Long-lived assets.......   1,225       63    1,288
     Total assets............  14,828      196   15,024

12. SUBSEQUENT EVENTS

 Initial Public Offering

  On December 4, 1998, the Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to offer its common stock to the public. On December 4, 1998, the Board also approved, subject to shareholder approval (which was received on December 29, 1998), the amendment of the Company's Articles and Bylaws, which included, among other things, an increase in the capitalization of the Company to 40,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $0.01 per share, effective upon the filing with the Secretary of State of Washington, and a 100,000 increase in the number of shares of common stock issuable upon conversion of the Series B Redeemable Convertible Preferred Stock. The 100,000 increase in the number of shares of common stock issuable upon a conversion of the Series B Redeemable Convertible Preferred Stock will be accounted for as a deemed dividend based on the price of stock issued in the initial public offering, and be reflected within preferred stock accretion in the statement of operations. The accompanying financial statements reflect the increase in the capitalization of the Company. If the offering is consummated under terms presently anticipated, each outstanding share of redeemable convertible preferred stock will convert into 3,533,925 shares of common stock. Unaudited pro forma shareholders' equity reflects the assumed conversion of the redeemable convertible preferred stock outstanding at September 30, 1998 into common stock.

 1998 Stock Incentive Compensation Plan

  In October 1998, the Board adopted the 1998 Stock Incentive Compensation Plan (the 1998 option plan), which was approved by the Company's shareholders in November 1998. The 1998 option plan provides for both stock options and restricted stock awards to employees, officers, directors, agents, advisors, consultants and independent contractors of the Company. There were 1,500,000 shares of common stock reserved under the

                           ONYX SOFTWARE CORPORATION

    (Information for the nine months ended September 30, 1997 is unaudited)

1998 option plan and the plan provides that any options cancelled and returned to the 1994 option plan shall become available for future grant under the 1998 option plan. The 1998 option plan provides for an annual increase to be added on the first day of each fiscal year beginning in 2000 equal to the lesser of
(a) 1,675,763 shares, or (b) 5% of the average common shares outstanding used to calculate fully diluted earnings per share, as reported for the preceding year. Options granted under the 1998 option plan generally vest and become exercisable 25% 18 months after the date of grant, and additional 12.5% shall vest at the end of each six-month period thereafter, with the result that 100% of the options are vested four and one-half years from the initiation date.

 1998 Employee Stock Purchase Plan

  In December 1998, the Board approved the 1998 Employee Stock Purchase Plan (the ESPP). The Company will implement it upon the effectiveness of the initial public offering. The ESPP permits eligible employees of the Company and its subsidiaries to purchase common stock through payroll deductions of up to 10% of their compensation. Under the ESPP, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of the Company's or a subsidiary's common stock may not participate in the ESPP. The Company authorized the issuance under the ESPP of a total of 500,000 shares of common stock, plus an automatic annual increase, to be added on the first day of the fiscal year beginning in 2000, equal to the lesser of (a) 200,000 shares,
(b) 1.2% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in the Annual Report for the preceding year, or (c) a lesser amount determined by the Board of Directors. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the ESPP.

  The Company will implement the ESPP with six-month offering periods. The first offering period will commence on the effectiveness of the initial public offering. Subsequent offering periods will begin on each January 1 and July 1. The price of the common stock purchased under the ESPP will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the common stock and 85% of the fair market value on June 30, 1999. The ESPP does not have a fixed expiration date, but the Company's Board of Directors may terminate it at any time. The Company has not yet issued any shares of common stock under the ESPP.

                              [INSIDE BACK COVER]




                             [ARTWORK APPEARS HERE]


  [GRAPHIC DEPICTING THE CUSTOMER LIFECYCLE ACROSS BUSINESS DEPARTMENTS ACCOMPANIED BY THE FOLLOWING TEXT:

  "ONYX Enterprise Relationship Management Today's business increasingly face competitive and operational challenges such as: . Intense competition . Constantly changing technologies . Rapid growth . High costs of customer acquisition and retention. ONYX enterprise relationship management solutions enable businesses to address these issues by: . Improving the effectiveness of marketing, sales and support efforts . Organizing data around relationships-- not functional departments . Enabling customer interaction through the Internet . Front-Office solutions for the real world"]

                          [COMPANY LOGO APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

     Securities and Exchange Commission registration fee.............. $ 10,902
     NASD filing fee..................................................    4,065
     Nasdaq National Market listing fee...............................   95,000
     Blue Sky fees and expenses.......................................   10,000
     Printing and engraving expenses..................................  150,000
     Legal fees and expenses..........................................  200,000
     Accounting fees and expenses.....................................  175,000
     Transfer Agent and Registrar fees................................   10,000
     Miscellaneous expenses...........................................   95,033
                                                                       --------
       Total.......................................................... $750,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

  Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the registrant's Amended and Restated Bylaws (Exhibit 3.2 hereto) provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

  Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 5.2 of the registrant's Third Amended and Restated Articles of Incorporation, as amended by Articles of Amendment (Exhibit 3.1 hereto), contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

  The registrant has entered into certain indemnification agreements with its officers and directors, the form of which is attached as Exhibit 10.12 to this Registration Statement and incorporated herein by reference. The indemnification agreements provide the registrant's officers and directors with indemnification to the maximum extent permitted by the WBCA.

  The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in this Registration Statement.

Item 15. Recent Sales of Unregistered Securities

  Since its inception in February 1994, the registrant has issued and sold unregistered securities as follows:

    1. In March 1996, the registrant issued 2,174,082 shares of Series A Preferred Stock, which are convertible into 2,174,082 shares of common stock, to two investors, Foundation Capital, L.P. and Foundation Capital Entrepreneurs Fund, L.L.C., for a consideration of $1.38 per share of Series A Preferred Stock, or an aggregate of $3,000,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

    2. In March 1997, the registrant issued 1,259,843 shares of Series B Preferred Stock, which are convertible into 1,359,843 shares of common stock, to eight investors, Foundation Capital, L.P., Foundation Capital Entrepreneurs Fund, L.L.C., TCV II, V.O.F., Technology Crossover Ventures II, L.P., TCV II (Q), L.P., TCV II Strategic Partners, L.P., Technology Crossover Ventures II, C.V. and Hillman/Dover Limited Partnership, for a consideration of $6.35 per share of Series B Preferred Stock, or an aggregate of $8,000,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

    3. From December 31, 1995 through December 31, 1998, the registrant granted stock options to purchase 4,278,860 shares of common stock, with exercise prices ranging from $.20 to $9.00 per share, to employees, consultants and directors pursuant to its Amended and Restated 1994 Combined Incentive and Nonqualified Stock Option Plan and 1998 Stock Incentive Compensation Plan. Of these options, options for 888,106 shares have been canceled without being exercised, options for 1,619,224 shares have been exercised and options for 3,234,530 shares remain outstanding and 1,646,246 were available for future grant.

    4. In September 1998, pursuant to an Agreement and Plan of Merger by and among the registrant, EnCyc Acquisition, Inc., EnCyc, Inc. and the shareholders of EnCyc, the registrant issued 233,333 shares of common stock in connection with the registrant's acquisition of all the issued and outstanding shares of EnCyc. The recipients of the common stock were the former shareholders of EnCyc. The issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

     NUMBER                             DESCRIPTION
     ------                             -----------
      1.1*  Form of Underwriting Agreement.
      3.1+  Third Amended and Restated Articles of Incorporation of the
            registrant, as further amended by Articles of Amendment.
      3.2+  Amended and Restated Bylaws of the registrant.
      5.1*  Opinion of Perkins Coie LLP as to the legality of the shares.
     10.1+  Amended and Restated Investors' Rights Agreement, dated as of
            December 14, 1998, by and among the registrant, Foundation Capital,
            L.P., Foundation Capital Entrepreneurs Fund, L.L.C., TCV II,
            V.O.F., Technology Crossover Ventures II, L.P., TCV II (Q), L.P.,
            TCV II Strategic Partners, L.P., Technology Crossover Ventures II,
            C.V., Hillman/Dover Limited Partnership, Brent Frei, Brian Janssen,
            Todd Stevenson, Mary Forler, Ronald Frei, Glenda Frei, Barbara
            Stevenson, Leon Stevenson, Michael Racine, Mary Winifred Racine,
            Bettie Ruzicka, Larry L. Ruzicka, Colleen Chmelik, James Chmelik,
            J. Michael Ellis and Barbara S. Ellis.
     10.2+  Lease Agreement, dated as of June 26, 1998, by and between WRC
            Sunset North LLC and the registrant.
     10.3+  Sublease Agreement, as amended, dated as of March 6, 1996, by and between WWC Holding Co., Inc. and the registrant.
     10.4+  Lease, as amended, dated as of February 4, 1997, by and between WRC
            Properties, Inc. and the registrant.
     10.5+  Lease, dated as of February 19, 1998, by and between Teachers
            Insurance & Annuity Association of America, Inc. and the
            registrant.
     10.6+  Loan and Security Agreement, dated as of September 3, 1998, between
            Silicon Valley Bank and the registrant.
     10.7+  Amended and Restated 1994 Combined Incentive and Nonqualified Stock
            Option Plan.
     10.8+  1998 Stock Incentive Compensation Plan.
     10.9+  1998 Employee Stock Purchase Plan.
     10.10  [Reserved]
     10.11+ Offer of Employment, dated as of September 14, 1997, from the registrant to Keith Brown.
     10.12+ Form of Indemnification Agreement between the registrant and each of Ray Bingham, Keith Brown, William Elmore, Eben Frankenberg,
            Brent Frei, Howard Hawk, Jay Hoag, Paul Koontz, Sarwat Ramadan,
            Michael Racine, Mary Reeder, Daniel Santell and Todd Stevenson.
     21.1+  Subsidiaries of the registrant.
     23.1   Consent of Ernst & Young LLP, Independent Auditors.
     23.2*  Consent of Perkins Coie LLP (contained in the opinion filed as
            Exhibit 5.1 hereto).
     24.1+  Power of Attorney.
     24.2+  Power of Attorney of Ray Bingham.
     27.1+  Financial Data Schedule.
     99.1+  Report of Ernst & Young LLP, Independent Auditors, on Financial
            Statement Schedule.

--------
* To be filed by amendment.
+ Previously filed.

  (b) Financial Statement Schedules

  The following financial statement schedule is filed herewith:

    Section II--Valuation and Qualifying Accounts

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 1st day of February, 1999.


                                          ONYX SOFTWARE CORPORATION

                                                  /s/  Brent R. Frei
                                          By: _________________________________
                                                       Brent R. Frei,
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated below on the 1st day of February, 1999.

              Signature                                   Title
              ---------                                   -----

          /s/  Brent R. Frei           President, Chief Executive Officer and
______________________________________  Chairman of the Board (Principal Executive
            Brent R. Frei               Officer)

        /s/  Sarwat H. Ramadan         Vice President, Chief Financial Officer,
______________________________________  Secretary and Treasurer (Principal
          Sarwat H. Ramadan             Financial and Accounting Officer)

         * Todd A. Stevenson           Director
______________________________________
          Todd A. Stevenson

            * Ray Bingham              Director
______________________________________
             Ray Bingham

         * William B. Elmore           Director
______________________________________
          William B. Elmore

            * Jay C. Hoag              Director
______________________________________
             Jay C. Hoag

           * Paul G. Koontz            Director
______________________________________
            Paul G. Koontz

         * Daniel R. Santell           Director
______________________________________
          Daniel R. Santell


 *By:       /s/ Sarwat H. Ramadan
      __________________________________
              Sarwat H. Ramadan
               Attorney-in-Fact

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                           ONYX SOFTWARE CORPORATION
                               September 30, 1998
                                 (In thousands)

        Column A          Column B         Column C          Column D     Column E
        --------          --------         --------          --------     --------
                                          Additions
                                    ----------------------
                                               Charged to
                         Balance of Charged to    Other
                         Beginning  Costs and  Accounts -- Deduction --  Balance at
        Description      of Period   Expenses   Describe   Describe(1)  End of Period
        -----------      ---------- ---------- ----------- ------------ -------------
Year ended December 31,
 1995 Deducted from
 asset accounts:
  Allowance for doubtful
   accounts.............   $ --       $  30       $ --        $ --          $  30
Year ended December 31,
 1996
 Deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............      30        314         --          (27)          317
Year ended December 31,
 1997
 Deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............     317        525         --         (289)          553
Nine months ended
 September 30, 1998
 Deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............     553        400         --         (551)          402

--------
(1)  Uncollectible accounts written off, net of recoveries.

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                 EXHIBITS
 -------                                --------
  1.1*   Form of Underwriting Agreement.
  3.1+   Third Amended and Restated Articles of Incorporation of the
         registrant, as further amended by Articles of Amendment.
  3.2+   Amended and Restated Bylaws of the registrant.
  5.1*   Opinion of Perkins Coie LLP as to the legality of the shares.
 10.1+   Amended and Restated Investors' Rights Agreement, dated as of December
         14, 1998, by and among the registrant, Foundation Capital, L.P.,
         Foundation Capital Entrepreneurs Fund, L.L.C., TCV II, V.O.F.,
         Technology Crossover Ventures II, L.P., TCV II (Q), L.P., TCV II
         Strategic Partners, L.P., Technology Crossover Ventures II, C.V.,
         Hillman/Dover Limited Partnership, Brent Frei, Brian Janssen, Todd
         Stevenson, Mary Forler, Ronald Frei, Glenda Frei, Barbara Stevenson,
         Leon Stevenson, Michael Racine, Mary Winifred Racine, Bettie Ruzicka,
         Larry L. Ruzicka, Colleen Chmelik, James Chmelik, J. Michael Ellis and
         Barbara S. Ellis.
 10.2+   Lease Agreement, dated as of June 26, 1998, by and between WRC Sunset
         North LLC and the registrant.
 10.3+   Sublease Agreement, as amended, dated as of March 6, 1996, by and between WWC Holding Co., Inc. and the registrant.
 10.4+   Lease, as amended, dated as of February 4, 1997, by and between WRC
         Properties, Inc. and the registrant.
 10.5+   Lease, dated as of February 19, 1998, by and between Teachers
         Insurance & Annuity Association of America, Inc. and the registrant.
 10.6+   Loan and Security Agreement, dated as of September 3, 1998, between
         Silicon Valley Bank and the registrant.
 10.7+   Amended and Restated 1994 Combined Incentive and Nonqualified Stock
         Option Plan.
 10.8+   1998 Stock Incentive Compensation Plan.
 10.9+   1998 Employee Stock Purchase Plan.
 10.10   [Reserved]
 10.11+  Offer of Employment, dated as of September 14, 1997, from the registrant to Keith Brown.
 10.12+  Form of Indemnification Agreement between the registrant and each of
         Ray Bingham, Keith Brown, William Elmore, Eben Frankenberg, Brent
         Frei, Howard Hawk, Jay Hoag, Paul Koontz, Sarwat Ramadan, Michael
         Racine, Mary Reeder, Daniel Santell and Todd Stevenson.
 21.1+   Subsidiaries of the registrant.
 23.1    Consent of Ernst & Young LLP, Independent Auditors.
 23.2*   Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit
         5.1 hereto).
 24.1+   Power of Attorney (contained on signature page).
 24.2+   Power of Attorney of Ray Bingham.
 27.1+   Financial Data Schedule.
 99.1+   Report of Ernst & Young LLP, Independent Auditors, on Financial
         Statement Schedule.

--------
* To be filed by amendment.
+ Previously filed.